     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1997

                                                      REGISTRATION NO. 333-30047
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        STERIGENICS INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          7389                         95-3323502
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)

                               4020 CLIPPER COURT
                         FREMONT, CALIFORNIA 94538-6540
                                 (510) 770-9000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                JAMES F. CLOUSER
                            CHIEF EXECUTIVE OFFICER
                        STERIGENICS INTERNATIONAL, INC.
                               4020 CLIPPER COURT
                         FREMONT, CALIFORNIA 94538-6540
                                 (510) 770-9000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

             CARLA S. NEWELL, ESQ.                          JEFFREY S. MARCUS, ESQ.
          OLUFUNMILAYO B. AREWA, ESQ.                       HANS J. BRASSELER, ESQ.
            WILLIAM A. HOLMES, ESQ.                         MORRISON & FOERSTER LLP
            GUNDERSON DETTMER STOUGH                      1290 AVENUE OF THE AMERICAS
      VILLENEUVE FRANKLIN & HACHIGIAN, LLP                  NEW YORK, NEW YORK 10104
             155 CONSTITUTION DRIVE                              (212) 468-8000
          MENLO PARK, CALIFORNIA 94025
                 (415) 321-2400

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED JULY 30, 1997


                                2,000,000 SHARES

                                      LOGO
                                  COMMON STOCK
                            ------------------------

     All the 2,000,000 shares of Common Stock offered hereby are being sold by SteriGenics International, Inc. Prior to the offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

     The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol STER.

 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 6.
                            ------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY REPRESENTATION TO
                          THE CONTRARY IS A CRIMINAL OFFENSE.


=====================================================================================================
                                                                    Underwriting
                                                    Price to        Discounts and      Proceeds to
                                                     Public        Commissions (1)     Company (2)
-----------------------------------------------------------------------------------------------------
Per Share......................................         $                 $                 $
-----------------------------------------------------------------------------------------------------
Total(3).......................................         $                 $                 $
=====================================================================================================

(1) See "Underwriting."
(2) Before deducting expenses estimated at $850,000, which are payable by the Company.
(3) Certain stockholders of the Company (the "Selling Stockholders") have granted to the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling
    Stockholders will be $    , $    , $    and $    , respectively. See
    "Underwriting."
                            ------------------------

    The Shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that
delivery of the Common Stock will be made in New York City on or about       ,
1997.
                            ------------------------

PAINEWEBBER INCORPORATED

                       PIPER JAFFRAY INC.
                                           WHEAT FIRST BUTCHER SINGER
                            ------------------------

               THE DATE OF THIS PROSPECTUS IS             , 1997.

MEDICAL PRODUCTS

SteriGenics provides contract
sterilization services to manufacturers
of a broad range of single-use medical
products including syringes, scalpels,
gloves, gowns, cotton balls, surgical
kits, orthopedic implants, blood
collection devices, petri dishes, drug
packaging materials and eyecare
solutions.

                                           NON-MEDICAL PRODUCTS

                                           SteriGenics processes a variety of
                                           non-medical products including
                                           spices and herbs, cosmetics, food
                                           ingredients, fruit and vegetable
                                           products, food packaging, consumer
[SteriGenics Logo]                         products and polymers.

--------------------------------------------------------------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, THE PURCHASE OF THE COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by reference to the more detailed information and Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results and the timing of certain events could differ materially from those anticipated in such forward-looking statements as a result of certain factors discussed in this Prospectus, including those set forth in "Risk Factors." Prospective investors should consider carefully the factors discussed in "Risk Factors." Unless otherwise indicated, all information in this Prospectus (i) gives effect to the reincorporation of the Company in Delaware in July 1997, (ii) gives effect to the conversion of all outstanding shares of Convertible Preferred Stock into shares of Common Stock effective upon the closing of the offering, (iii) gives effect to the redemption of all outstanding shares of Series A Redeemable Preferred Stock upon the closing of the offering and, (iv) assumes that the Underwriters' over-allotment option will not be exercised.


                                  THE COMPANY

     SteriGenics International, Inc. ("SteriGenics" or the "Company") is a leading provider of high quality contract sterilization services, with over 18 years of experience in the operation, design and development of Gamma irradiation ("Gamma") facilities. The Company operates 12 Gamma facilities in six states serving over 850 customers, predominantly in the medical products market. In recent years, the Company has expanded into various non-medical sterilization and processing markets. The Company's objective is to be the leading provider of high quality contract sterilization services for manufacturers of medical and non-medical products.

     Sterilization is an essential step in the manufacturing process across a number of industries for health, safety, regulatory and economic reasons. A broad range of single-use, pre-packaged medical products as well as consumer products are required under government regulations in the U.S. and many other developed countries to be sterile or to have minimal microbial levels. In addition, other products such as spices and herbs, cosmetics and food packaging materials, are sterilized to improve shelf-life and address potential product liability concerns. There are also a number of potential markets for the sterilization of food products, including red meat, poultry, shellfish, animal feed and fresh fruits and vegetables. The development of these potential markets is subject to regulatory approvals and consumer acceptance of irradiated foods.


     The market for commercial sterilization is divided between independent suppliers of sterilization and processing services ("contract sterilizers") such as the Company and certain large manufacturers that have in-house sterilization capabilities ("captive sterilizers"). Although there are no published industry statistics and precise numbers are difficult to determine, the Company estimates that the U.S. market for contract sterilization was approximately $170 million in 1996 and that a similar volume of product was processed by captive sterilizers. There is also a significant market for contract sterilization services outside of the U.S.



     The two primary methods of commercial sterilization are Gamma and fumigation using ethylene oxide gas ("EtO"). Although there are no published industry statistics and precise numbers are difficult to determine, the Company estimates that in 1996, 40 to 45% of the U.S. contract sterilization market was Gamma. SteriGenics believes that Gamma has significant advantages under normal operating conditions over EtO including uniform dosing, predictability, shorter processing times, enhanced flexibility, ease of handling and less environmental impact. As a result, the use of Gamma sterilization has increased significantly over the past ten years as medical products manufacturers have converted the sterilization method used for certain products from EtO to Gamma and have increasingly used radiation compatible materials in the development of new products and packaging.


     The Company has developed an integrated strategy intended to increase its share of the existing sterilization market as well as to develop new markets. First, the Company will seek to increase its share of the medical products sterilization market by promoting the conversion from EtO to Gamma and from captive to contract sterilization. Further, the Company is seeking to expand its presence in non-medical markets, including the markets for spices and herbs, cosmetics, food and drug packaging materials and materials processing. The Company will also evaluate potential markets as they develop. A third element of the Company's strategy is geographic expansion using the MiniCell, a smaller, single cell irradiator based upon a proprietary design. The MiniCell takes substantially less time to construct and is significantly less expensive to construct and operate than a standard irradiation facility. The Company believes that the economics of the MiniCell will allow the Company to serve smaller industrial centers, both domestically and internationally, that could not support a full-size facility. The Company is also seeking to lease MiniCells with support services to manufacturers with high volume sterilization needs. The Company also seeks to increase its market share by offering higher margin, premium services such as GammaSTAT and GammaReserve, which guarantee rapid turn-around time, and the ExCell, which provides precision dosing. SteriGenics intends to continue to leverage its engineering and design capabilities to continue to improve its existing processes and designs and to create and utilize innovative designs and services. Finally, SteriGenics intends to pursue strategic acquisitions, both domestically and internationally.

     SteriGenics has over 700 customers in the medical products market including manufacturers of health care and medical devices, pharmaceuticals, labware and eyecare products. Sales to these customers accounted for approximately 80% of the Company's revenues in the fiscal year ended March 31, 1997. The Company has over 150 customers in the non-medical market producing a variety of products including spices and herbs, cosmetics, food ingredients, food packaging, consumer products and polymers.


     The Company's principal executive offices are located at 4020 Clipper Court, Fremont, California 94538-6540 and its telephone number is (510) 770-9000. The Company was incorporated in California on August 29, 1978 and was reincorporated in Delaware in July 1997 . Unless the context otherwise requires, the term "Company" when used herein shall mean SteriGenics International, Inc., a Delaware corporation, its California predecessor and its subsidiaries. GammaSTAT is a registered trademark of the Company. ExCell, GammaReserve, Gemini, MiniCell and SteriGenics are trademarks of the Company.


                                  THE OFFERING

Common Stock Offered by the Company..............  2,000,000 shares
Common Stock to be Outstanding after the
  Offering.......................................  6,829,039 shares(1)
Use of Proceeds..................................  To fund capital expenditures, to redeem the Company's outstanding Series A
                                                   Preferred Stock and for working capital
                                                   and general corporate purposes.
Nasdaq National Market Symbol....................  STER

---------------


(1) Based on the number of shares outstanding as of June 30, 1997. Excludes an aggregate of 706,550 shares subject to outstanding options as of June 30, 1997 at a weighted average exercise price of $5.10 per share under the Company's Second Amended and Restated 1986 Stock Option Plan. Since June 30, 1997, the Company has granted options to purchase an aggregate of 351,750 shares at an exercise price of $10.80 per share under the 1997 Equity Incentive Plan and the 1997 Stock Plan. See "Capitalization,"
    "Management -- Stock Plans" and Note 5 of Notes to Consolidated Financial Statements.


     The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements, quarterly reports containing unaudited consolidated financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                         SUMMARY FINANCIAL INFORMATION


                                                                                                QUARTER ENDED
                                                      YEAR ENDED MARCH 31,                        JUNE 30,
                                        -------------------------------------------------   ---------------------
                                         1993      1994      1995      1996       1997        1996        1997
                                        -------   -------   -------   -------   ---------   ---------   ---------
                                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Revenues............................  $21,603   $24,585   $28,661   $30,241   $  37,668   $   8,164   $  10,751
  Cost of revenues....................   11,896    11,679    16,389    16,978      20,425       4,297       5,801
                                        -------   -------   -------   -------   ---------   ---------   ---------
                                          9,707    12,906    12,272    13,263      17,243       3,867       4,950
  Costs and expenses:
    General and administrative........    1,628     3,266     5,664     5,213       6,345       1,417       1,637
    Marketing and selling.............    1,002     1,258     1,583     1,761       2,482         560         823
    Research, development and
      engineering.....................      473       518       685       890       1,381         273         312
                                        -------   -------   -------   -------   ---------   ---------   ---------
                                          3,103     5,042     7,932     7,864      10,208       2,250       2,772
                                        -------   -------   -------   -------   ---------   ---------   ---------
  Income from operations..............    6,604     7,864     4,340     5,399       7,035       1,617       2,178
  Other income (expense):
    Write-down of investments in joint
      ventures........................       --        --    (3,011)       --          --          --          --
    Interest expense, net.............   (1,164)     (916)   (2,402)   (1,846)     (1,836)       (459)       (581)
    Other income......................      315       256       139        47         115           7          15
                                        -------   -------   -------   -------   ---------   ---------   ---------
  Income (loss) before provision for
    income taxes, equity in joint
    ventures and discontinued
    operations........................    5,755     7,204      (934)    3,600       5,314       1,165       1,612
  Provision for income taxes..........    2,045     2,479     1,185     1,448       2,099         461         637
                                        -------   -------   -------   -------   ---------   ---------   ---------
  Income (loss) before equity in joint
    ventures and discontinued
    operations........................    3,710     4,725    (2,119)    2,152       3,215         704         975
  Equity in net loss of joint
    ventures..........................     (204)     (720)   (1,360)       --          --          --          --
                                        -------   -------   -------   -------   ---------   ---------   ---------
  Income (loss) from continuing
    operations........................    3,506     4,005    (3,479)    2,152       3,215         704         975
  Discontinued operations:
    Income (loss) from discontinued
      operations......................      494       189      (115)       --          --          --          --
    Loss on disposition of
      discontinued operations.........       --        --    (1,173)       --          --          --          --
                                        -------   -------   -------   -------   ---------   ---------   ---------
  Net income (loss)...................  $ 4,000   $ 4,194   $(4,767)  $ 2,152   $   3,215   $     704   $     975
                                        =======   =======   =======   =======   =========   =========   =========
  Pro forma net income per share(1)...                                          $    0.62   $    0.14   $    0.19
                                                                                =========   =========   =========
  Shares used in computing pro forma
    net income per share(1)...........                                          5,164,679   5,164,679   5,166,679
                                                                                =========   =========   =========
OTHER OPERATING DATA:
  Capital expenditures................  $ 9,331   $14,462   $16,549   $ 7,207   $  18,613   $   2,821   $   2,953



                                                                                    AS OF JUNE 30, 1997
                                                                                  -----------------------
                                                                                                  AS
                                                                                  ACTUAL      ADJUSTED(2)
                                                                                  -------     -----------
                                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.....................................................  $ 1,501      $  23,331
  Working capital (deficit).....................................................   (3,837)        17,993
  Total assets..................................................................   92,103        113,933
  Total liabilities.............................................................   58,645         58,645
  Redeemable preferred stock....................................................    1,500             --
  Stockholders' equity..........................................................   31,957         55,287


---------------
(1) See Note 1 of Notes to Consolidated Financial Statements included herein for a description of the computation of pro forma net income per share.


(2) As adjusted to give effect to the sale of shares of Common Stock at an assumed initial public offering price of $13.00 per share and the application of the net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     These securities involve a high degree of risk. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results and the timing of certain events could differ materially from those anticipated by such forward-looking statements as a result of certain factors discussed in this Prospectus, including the risk factors set forth below. Prospective purchasers of the Common Stock should consider carefully the risk factors set forth below, as well as the other information set forth in this Prospectus, prior to investing in the Common Stock offered hereby.

UNPREDICTABILITY OF FUTURE OPERATING RESULTS; LIKELY FLUCTUATIONS IN QUARTERLY OPERATING RESULTS


     The Company has experienced, and expects to continue to experience, significant fluctuations in revenues and operating results from quarter to quarter. As a result, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful, and that such comparisons cannot be relied upon as indicators of future performance. In addition, there can be no assurance that the Company's revenues will grow or be sustained in future periods or that the Company will maintain its current profitability in the future. A significant component of such quarterly fluctuations results from fluctuations in the demand by the Company's customers for Gamma sterilization services due to varying manufacturing cycles, changes in demand for customers' products and seasonality related to growth cycles for spices and herbs and the deferral of elective surgery procedures during the year-end holiday season. Other factors that could cause the Company's operating results to vary significantly from period to period include volatility in the market for medical devices; the ability of the Company to deliver sterilization services in a timely and cost effective manner; the ability of the Company to expand successfully in the non-medical sterilization services market; the timing and size of orders from the Company's customer base; the ability of the Company to obtain supplies of Cobalt 60 on a timely basis and at a reasonable cost; fluctuations in currency exchange rates between the U.S. dollar and the Canadian dollar which affect the Company's interest expense; the costs associated with customer product being damaged as a consequence of overdosing and other factors; changes in interest rates; regulatory matters; seasonality associated with historical decreases in medical procedures during the fourth calendar quarter; and litigation, acquisitions and other extraordinary events. The Company's results of operations are also influenced by competitive factors, including the pricing and availability of the Company's and competing sterilization services; the acceptance of Gamma sterilization as a means of sterilizing products as opposed to other methods of sterilization; the ability of the Company's competitors to obtain orders from the Company's customers; the establishment of in-house sterilization capabilities by the Company's customers; the acquisition of the Company's customers by entities that do not use the Company's sterilization services; the timing of new service or technology announcements and releases by the Company and its competitors; and the entry of new competitors into the market for sterilization and radiation processing services. A large portion of the Company's expenses are fixed and difficult to reduce in a short period of time. If revenues do not meet the Company's expectations, the Company's fixed expenses would exacerbate the effect of such a shortfall on net income.



     Additional factors that have a significant impact on the Company's results of operations are the timing of construction and commencement of operations of new facilities. Building new facilities requires significant capital investments in construction, equipment and Cobalt 60. In addition to incurring costs associated with building and equipping such facilities, the Company also incurs costs related to Cobalt 60 and higher personnel costs in the months preceding initial operation. In the past, as a result of their own internal procedures, customers have delayed qualification and use of new facilities until they had been operational for a specified period of time of up to 12 months. As a result, the Company failed to realize a portion of anticipated revenues for the facility pending such qualification, while incurring significant start-up costs, both of which adversely affected the Company's results of operations. The Company does not currently have any specific plans for new facilities. See " -- Substantial Debt."


     Due to these factors, as well as other unanticipated factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts or investors. In such event, the price of the Company's Common Stock would be materially adversely affected. See "-- No Prior

Trading Market; Potential Volatility of Stock Price," "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON MEDICAL PRODUCTS CUSTOMERS


     The Company derives a substantial portion of its revenues from the sale of sterilization services to manufacturers of medical devices, labware and eyecare products ("medical products"), and the Company expects that the sterilization of medical products will continue to account for a significant portion of the Company's revenues for the foreseeable future. Sales to medical products customers accounted for approximately 80% of the Company's revenues in fiscal 1997. The future success of the Company thus depends to a considerable extent upon the continued growth of the market for medical products. In particular, a significant aspect of the Company's medical products business is the sterilization of single-use medical devices. As a result, the future success of the Company depends in part on continued growth in the market for single-use medical devices. There has recently been an increasing focus on reusable medical devices and, therefore, there can be no assurance that use of reusable medical devices will not increase. Any significant increase in the use of reusable medical devices would decrease the use of single use devices of the type sterilized by the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that continued growth in the use of medical products depends on a number of factors, including the impact of health reform proposals. The Company believes that government and private insurance company efforts to contain or reduce health care costs are likely to continue. These trends may lead to fewer medical procedures being performed or the increased use of reusable medical devices, either of which could negatively impact the demand for the Company's services. Loss of significant business from medical products manufacturers, including reductions caused by large customers establishing captive facilities, changes in such customers' competitive position, a decision to purchase contract sterilization services from other suppliers or a downturn in the medical products market, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
"Business -- Industry Background."


COMPETITION


     The market for sterilization services is intensely competitive and is characterized by significant price competition. The Company's market is fragmented as a result of geographical limitations on the transportation of products for sterilization, multiple technologies and the mix of captive and contract sterilization facilities. The Company competes with other companies that provide Gamma sterilization services, the most significant of which is Isomedix, Inc. ("Isomedix"). In addition, many products that can be sterilized using Gamma can also be sterilized using either EtO or electron beam ("E-Beam") sterilization. As a result, the Company also competes with companies that process products using EtO or E-Beam technology. Companies processing products using EtO include Cosmed Group, Inc., Griffith Micro Science, Inc. and Isomedix. Certain of the Company's competitors and potential competitors have substantially greater financial, marketing, distribution, technical and other resources than the Company or offer multiple sterilization technologies, which may enable them to address a broader range of the sterilization requirements of individual customers. In addition, the Company competes with manufacturers that have or are considering establishing in-house sterilization capabilities. The Company may also in the future face competition from suppliers of Cobalt 60 radioisotope, particularly MDS Nordion, Inc. ("Nordion"), as well as foreign providers of sterilization services. In addition, Isomedix has announced its intention to enter the California market for sterilization services, which would increase competition in that market. To the extent that the Company expands into international markets it will also be faced with competition from existing providers of sterilization in those markets.


     In recent years, price competition in the sterilization services industry has intensified. The Company may in the future face increased competition from companies that employ new or improved technologies or that offer sterilization services that are more effective or less costly than those developed and marketed by the Company. Such competition could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to continue to compete effectively or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

UNCERTAINTY OF EXPANSION IN NON-MEDICAL MARKETS


     While the Company has traditionally focused primarily on the medical products market, it has recently increased its efforts in the non-medical contract sterilization services market. The Company currently sterilizes a wide range of food ingredients and consumer products, including cosmetics, spices and herbs. In addition, the Company processes various industrial compounds. These services accounted for 20% of the Company's revenues in fiscal 1997. Many of the non-medical markets for Gamma sterilization and processing are new and emerging, and there can be no assurance that any of these markets will develop at the anticipated rate, if at all. See "Business -- Markets and Customers."


     Approval for the irradiation of food products is regulated by the United States Food and Drug Administration (the "FDA") and the United States Department of Agriculture (the "USDA"). The FDA has approved radiation for the processing of a variety of foods, including pork, poultry and fresh fruits and vegetables. However, only limited commercial sales of irradiated food have taken place. The FDA is currently considering a petition to approve the irradiation of fresh packaged red meats in order to eliminate E. coli and other harmful pathogens. Any irradiation processing of meat or poultry is also regulated by the USDA, which requires preapproval of the irradiation process. Although the Company may in the future seek to take advantage of opportunities to sterilize meat and poultry products, the sterilization of fresh food products such as meat and poultry would require significant changes in the Company's processing techniques, including the redesign of facilities and the addition of refrigeration capabilities. In addition, current FDA rules and regulations require the labeling of any retail food product that is irradiated, and to date there has been significant consumer resistance to irradiated food. As a result, there can be no assurance that Gamma sterilization of food products will gain public acceptance or will ultimately prove commercially feasible in the U.S. or that the Company would undertake to expand its irradiation activities to include meat and poultry.

RISKS RELATED TO GEOGRAPHIC EXPANSION USING THE MINICELL; RISKS RELATED TO INTERNATIONAL OPERATIONS

     A key element of the Company's strategy is to expand geographically into smaller regional markets and internationally using the MiniCell. There can be no assurance that manufacturers in these markets will use the Company's facilities, that such manufacturers will pay higher sterilization prices in exchange for lower transportation costs and a decrease in turn-around time or that the Company will receive enough volume of product to operate such facilities on a profitable basis. In addition, many manufacturers in these smaller markets currently use EtO to sterilize their products and would need to convert their products to Gamma. Failure of the Company to successfully introduce and operate MiniCells in these new markets could materially adversely affect the Company's business, financial condition and results of operations.

     If the Company is successful in expanding into international markets, it will be subject to a number of risks related to foreign operations, including fluctuations in currency exchange rates, political and economic conditions in various jurisdictions, unexpected changes in regulatory requirements, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer accounts receivable payment cycles and potentially adverse tax consequences. There can be no assurance that such factors will not have a material adverse effect on the Company's future operations outside the U.S. In addition, in the past the Company has been unsuccessful in its attempts to penetrate international markets and in fiscal 1995 wrote-off a total of $3.0 million invested in joint ventures in Taiwan and Indonesia. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTIES RELATED TO MINICELL LEASING

     The Company's ability to successfully lease its MiniCell will depend upon the acceptance of the Company's technology and the concept of "in-house outsourcing" (utilizing third party contractors to provide services within a manufacturer's own facility) by manufacturers with high volume sterilization needs, as well as upon the Company's ability to enter into favorable leasing terms with potential customers. The Company has not yet leased a MiniCell, and there can be no assurance that manufacturers will elect to lease a MiniCell in lieu of relying on traditional in-house sterilization operations and contract sterilization providers or that any such leases will be on terms favorable to the Company. In addition, the leasing of the MiniCell will involve a significant commitment of management attention and resources by prospective customers and may require input from and approval at multiple levels of a customer's organization. Accordingly, the Company anticipates that the MiniCell leasing process will be subject to long sales cycles typically associated with significant capital expenditures. Delay in or the failure to lease the MiniCell could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- The SteriGenics Approach."

DEPENDENCE ON A SINGLE TECHNOLOGY

     The Company performs all of its sterilization services using Gamma radiation. Because of its use of a single technology, a decline in the demand for, or the pricing of, Gamma sterilization services would have a material adverse effect on the Company's business, financial condition and results of operations. To remain competitive, the Company may also need to respond quickly to technological changes and innovations in the sterilization services market, including changes in the technologies used to perform sterilization services that could render Gamma sterilization obsolete or noncompetitive. The Company is also dependent upon continued consumer acceptance of the Gamma sterilization of medical products. Failure by the Company to quickly and effectively respond to changes in the sterilization market, including the development of new technologies, or a significant increase in consumer resistance to products sterilized by Gamma, could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Competition."


SUBSTANTIAL DEBT



     As of June 30, 1997, the Company's total consolidated liabilities were $58.6 million, of which $41.1 million represents long-term debt (including current portion), its total consolidated assets were $92.1 million and its total stockholders' equity was $32.0 million. The Company's substantial level of debt presents the risk that the Company might not generate sufficient cash to service the Company's indebtedness, including its Industrial Revenue Bonds ("IRBs"), or that its debt level could limit its ability to finance an acquisition and develop additional projects, to compete effectively or to operate successfully under adverse economic conditions. As of June 30, 1997, the Company had $31.5 million of tax-free IRBs outstanding with interest rates as of June 30, 1997 of 4.0% and 4.4% and a $750,000 tax-free IRB with a fixed interest rate of 10.0%. On July 30, 1997, the Company issued a tax-free IRB in the amount of $5.0 million to finance its new Fort Worth, Texas facility. The maximum aggregate amount of tax-free IRBs that the Company may issue is $40.0 million. Once the Company has issued the maximum amount of tax-free IRBs, it will be required to obtain any additional financing through higher cost funding sources. Each of the Company's IRBs is collateralized by certain assets of the Company. See "Capitalization," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
Note 3 of Notes to the Consolidated Financial Statements.



RISKS RELATED TO GOVERNMENT REGULATION AND STANDARDS COMPLIANCE



     The Company's business is subject to various federal, state and local laws, regulations, agency actions and court decisions. Although the Company believes it has received all licenses and permits necessary to conduct its current sterilization business, there can be no assurance that the Company will not be found in violation of applicable requirements or that governmental bodies will not seek to impose regulatory requirements not now anticipated on the Company and its business. In addition, the long-term course of regulatory policy cannot be predicted and, there can be no assurance that laws and regulations will not be applied in a manner that adversely affects the Company. The imposition of such regulatory requirements could force the Company to alter or cease operations of its facilities and could otherwise have a material adverse effect on the Company's business, financial condition and results of operations.

     The design, construction, use and operation of commercial irradiation facilities such as those operated by the Company, and byproduct materials used in such facilities, are extensively regulated by the United States Nuclear Regulatory Commission (the "NRC"), or in some cases by various state regulatory agencies and authorities that undertake comparable regulatory functions from the NRC (the "Agreement States"). In addition, the Company is subject to various local zoning and permit rules in the construction of its facilities. The Company's facilities are subject to regulation by additional regulatory bodies at the federal, state and local levels, depending upon the type of product that is being irradiated. The Company's facilities are subject to the requirements of the FDA when irradiating medical devices, foods, cosmetics or food or drug packaging materials. In addition, if the Company were to begin processing meat or poultry products, it would become subject to the requirements of the Food Safety and Inspection Service of the USDA, which would require preapproval of the irradiation process for meat and poultry. The Company is also subject to the requirements of other federal agencies, such as the United States Occupational Safety and Health Administration and the United States Environmental Protection Agency (the "EPA"). In addition, the Company is subject to the regulatory requirements of the state and local agencies in the jurisdictions where the various irradiation facilities are located.


     In addition to extensive regulation by various governmental bodies and agencies, the Company is subject to standards, guidelines and requirements established by industry organizations and other non-governmental bodies, such as the International Standards Organization ("ISO") and the Association for the Advancement of Medical Instrumentation ("AAMI"). The ISO 9002 Standard is an international quality standard that requires the Company to implement and document an effective quality assurance program which is subject to quality systems surveillance audits every six months.


     Changes in, or reinterpretations of, existing requirements and standards or adoption of new requirements beyond those described below or the failure at any time to comply with any applicable material regulations and standards could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will not incur significant costs to comply with laws, regulations and other requirements in the future or that such laws, regulations and other requirements will not have a material adverse effect upon the Company's business, financial condition and results of operations.


     Violations of or noncompliance with applicable governmental requirements may result in an enforcement action including, among other things, a notice of violation, imposition of civil penalties, suspension, modification or revocation of any applicable license, criminal prosecution, or withholding or recall of the nuclear byproduct material held by the Company. Any such action would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Regulatory and Environmental Matters" and "Business -- Quality Assurance and Safety."



RISKS OF OPERATING FACILITIES USING RADIOACTIVE MATERIAL



     The operation of the Company's commercial irradiation facilities involves special safety risks, potential liabilities related to exposure to radioactive material, and specific regulatory, radiological health and safety and environmental requirements and may raise concerns with respect to both worker safety and community reaction. Should an incident involving unplanned exposure beyond regulatory limits to radioactive materials occur at any of the Company's facilities, the resultant liability could be substantial. Such an incident would also result in adverse community reaction, which could impact the Company's ability to continue to operate any facility involved in such an incident, as well as similar facilities. In the event any losses or liabilities related to such an incident are underinsured or exceed accumulated funds, or adequate recovery is not possible, the Company's business, financial condition and results of operations would be materially adversely affected.



     There is potential risk that workers in the Company's facilities may be exposed to radiation beyond regulatory limits. In addition, the Company may encounter resistance from those in the communities where it seeks to build additional facilities or be subject to protests or other actions in areas where it has facilities based on perceived risk of exposure to radiation on the part of those living in the communities surrounding the Company's facilities. Any actual or perceived exposure to radiation as a result of the Company's activities or a failure related to the Company's safety procedures could have a material adverse effect on the Company's business, financial condition and results of operations.


     On June 6, 1988, the Company discovered that one or more of the Cesium capsules which it used as a radioactive source at that time had leaked radioactive Cesium, which is water soluble, into the water shielding pool, contaminating the Company's Decatur, Georgia facility. The Company is not aware of any ongoing environmental or other legal liabilities related to the Cesium incident. However, there can be no assurance that unspecified third parties, including former employees, would not in the future, assert claims against the Company in connection with the contamination of the Decatur facility. See
"-- Environmental Risks."



     The Cobalt 60 stored in water shielding pools at each of the Company's facilities is double encapsulated in stainless steel. There can be no assurance that these stainless steel capsules will not corrode. In 1995, the Company encountered minor corrosion in the outer encapsulation of certain of its Cobalt 60 rods, requiring their replacement. Since the quantity of Cobalt 60 in a facility is the key determinant of the amount of product that can be processed, any significant delay in the replacement of such Cobalt 60 could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if the Company is determined to be responsible for the corrosion, it could be required to bear the costs of transportation and reencapsulation of the Cobalt 60. Furthermore, such corrosion, if undetected, could result in radioactive material being released into the water shielding pool, which could cause contamination of the pool and potentially the related facility. Any contamination resulting from such release and the related decontamination process would have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Government Regulation and Standards Compliance," "Business -- Facilities,"
"Business -- Quality Assurance and Safety" and "Business -- Regulatory and Environmental Matters."



ENVIRONMENTAL AND RELATED RISKS


     The Company's operations are subject to regulation by the EPA as well as state and local governmental agencies. Although there can be no assurance, the Company believes it currently maintains all licenses and permits necessary to conduct its current business and that it is in material compliance with applicable environmental, health and safety laws and regulations. The loss of any of the Company's licenses or permits could force the Company to suspend or terminate operations at one or more of its facilities or could otherwise have a material adverse effect on the Company's business, financial condition and results of operations.

     Pursuant to an Asset Acquisition Agreement effective August 8, 1996 (the "Asset Agreement"), the Company purchased certain assets of RTI, including property located in Haw River, North Carolina and leasehold interests in property located in Salem, New Jersey and Rockaway, New Jersey (the "Rockaway Property"). The Rockaway Property was previously owned and operated by Thiokol Chemical Corporation ("Thiokol"), and is listed on the Superfund National Priorities List ("NPL"). In 1992, RTI and Thiokol entered into an Administrative Consent Order ("ACO") with the New Jersey Department of Environmental Protection (the "NJDEP") requiring, among other things, implementation of a groundwater remedy estimated to exceed $2.0 million in costs.


     Under the Asset Agreement, RTI retained ownership of the Rockaway Property and all associated environmental liabilities as of the closing date. RTI agreed to indemnify and hold the Company harmless from and against any and all claims which may arise directly or indirectly from any use or release of hazardous substances on or under the leased premises as of the closing date. In addition, the Company obtained a letter from the NJDEP stating that the NJDEP will not institute either judicial or administrative civil proceedings against the Company for any discharge, deposit, release or disposal of hazardous substances or pollutants existing at the Rockaway Property, emanating therefrom, or occurring before the closing. However, the Company is required by the NJDEP to maintain a standby letter of credit in the amount of $500,000, contingent upon the continued clean up efforts required of RTI. The required amount of the letter of credit decreases over the life of the leasehold interest, and/or as the NJDEP requires. The Company believes, based on present information available to it, including the indemnification from RTI, the ACO among RTI, Thiokol and the NJDEP, and the NJDEP's letter stating that it will not seek recovery or remediation costs from the

Company for contamination that predates the purchase of RTI's assets, that it does not face any significant environmental liability with respect to the Rockaway Property. However, there can be no assurance that the Company will not be subject to environmental liability relating to the remediation of the Rockaway Property or liability for losses suffered by adjacent property owners or other third parties, and such liability could have a material adverse effect on its business, financial condition or results of operations.


     In the spring of 1985, the Company leased over 400 stainless steel capsules of radioactive Cesium from the DOE for use at the Company's Decatur, Georgia and Westerville, Ohio irradiation facilities. On June 6, 1988, the Company discovered one or more of DOE's Cesium capsules had leaked radioactive Cesium, which is water soluble, contaminating the Company's Decatur, Georgia facility. As a result of the contamination, the Company's Decatur irradiation facility was completely shut down. The decontamination activities were conducted by the DOE and its contractors, and the Company filed an administrative claim with the DOE for damages the Company incurred as a result of the Cesium contamination. The DOE did not pay or deny the Company's claim within the required six month period. As a result, the Company filed suit against the U.S. government in June 1991. Although the DOE had orally offered to fund the costs of the cleanup, the government subsequently asserted a substantial counterclaim against the Company alleging that the Company had been negligent in its handling and use of the Cesium capsules. A settlement was reached between the parties to this litigation on April 9, 1997, following a trial and notice of appeals filed by both SteriGenics, the U.S. government and two of its contractors. The presiding court entered a stipulation of dismissal effective May 9, 1997. While the litigation resulted in significant expenses and was a significant diversion of management attention, the Company is not aware of any ongoing environmental or other legal liabilities associated with the Cesium incident. However, there can be no assurance that unspecified third parties, including former employees, would not, in the future, assert claims against the Company in connection with the contamination of the Decatur facility. After the decontamination activities were completed, final survey reports were prepared by both a contractor for DOE and by a third party consultant on behalf of the Georgia Department of Human Resources, which regulates such matters in Georgia, to allow for the unrestricted use of the Decatur facility consistent with the requirements of the Georgia Department of Human Resources. The documentation and data prepared by such third party indicated that any residual radioactivity at the Decatur facility was beneath that of regulatory concern to the applicable regulatory authority. While the Company no longer uses Cesium in any of its facilities, there can be no assurance that it will not experience any incidents of radioactive contamination resulting from its use of Cobalt 60. See "-- Risks of Operating Facilities Using Radioactive Materials."

RISKS RELATED TO COBALT 60 SUPPLY


     To date, the Company has obtained its supply of the Cobalt 60 radioactive isotope from three sources. The Company's primary sources of Cobalt 60 are Nordion, a Canadian company and the world's principal source of Cobalt 60, and REVISS Services (UK) Limited ("REVISS"), a United Kingdom company and formerly a division of Amersham International plc. In addition, the Company has purchased smaller amounts of its Cobalt 60 requirements from Neutron Products Inc., a Maryland corporation. While the Company has not experienced any shortages in Cobalt 60 supply since the mid-1980s and has various supply contracts in place, there can be no assurance that it will be able to obtain sufficient supplies of Cobalt 60 from Nordion, REVISS or other suppliers on acceptable terms or that it will be able to identify and qualify alternative sources. In addition, there is no assurance that Nordion will not in the future become a competitor of the Company in the delivery of sterilization services, which could result in a decrease in the availability of Cobalt 60 from Nordion. Recently, Nordion announced a joint venture with Griffith Micro Science, Inc. to provide sterilization services in Mexico. If interruptions in the supply or increases in the price of Cobalt 60 were to occur for any reason, including a decision by any of the Company's suppliers to decrease or discontinue supplies of Cobalt 60 to the Company, trade restrictions with Canada or the United Kingdom, political unrest, labor disputes or other factors, the Company's business, financial condition and results of operations would be materially adversely affected. Since the Company pays for Cobalt 60 primarily in Canadian dollars, and the Canadian dollar is currently trading at levels significantly lower than it has in recent years, the Company's results of operations may be adversely affected by fluctuations in currency exchange rates. In addition, the availability and price of Cobalt 60 to the Company and its suppliers is dependent in part on the political situation in countries with large deposits of Cobalt 59 (the material that is processed into Cobalt 60), such as the Democratic Republic of Congo and the republics of the former Soviet Union. Such countries have recently experienced political unrest. In addition, since mined Cobalt 59 must be converted into Cobalt 60 in nuclear reactors, the supply of Cobalt 60 to the Company's suppliers is dependent upon the availability of nuclear reactors to convert Cobalt 59 to Cobalt 60. An interruption in the Company's supply of Cobalt 60 or significant increase in the price the Company is required to pay for Cobalt 60 would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Cobalt 60."

RISKS OF BUSINESS INTERRUPTION


     Any prolonged disruption in the operations at any of the Company's facilities, whether due to technical or labor difficulties, regulatory action, destruction of or damage to any facility or other reasons, would have a material adverse effect on the Company's business, financial condition and results of operations. This risk is increased since customers generally seek to have their products sterilized within a 300 mile radius of their production or distribution facilities and, therefore, it is often not feasible to transfer products to other facilities in the event of a prolonged disruption in any facility. The Company is also susceptible to natural disasters, including earthquakes, hurricanes and tornadoes, as well as other catastrophic events such as fire. Furthermore, if additional capacity is required as a result of unplanned increases in demand for the Company's services, the Company may suffer delays and increased costs in establishing other facilities or increasing production at existing facilities that could adversely affect customer relationships, cause a loss of market opportunities and have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the failure to effectively implement any design or process changes could disrupt the sterilization process, which could also adversely affect customer relationships, cause a loss of market opportunities and have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Facilities."


MANAGING GROWTH; POTENTIAL ACQUISITIONS

     The Company has recently experienced a period of revenue growth and an expansion in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations. This growth has resulted in and may continue to result in new and increased responsibilities for management personnel and has placed additional demands upon the Company's management, operating and financial systems and resources. In order to successfully integrate its expanded operations and to manage future growth, if any, the Company will be required to implement new and expanded business and financial systems, procedures and controls, and to improve its accounting and other internal management systems. There can be no assurance that the Company's systems, procedures, controls and staffing will be successfully managed or will be adequate to successfully support the Company's operations. Failure to manage any future growth properly would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company may in the future undertake acquisitions that could present challenges to the Company's management, such as integrating and incorporating new operations, technologies and personnel. If the Company's management is unable to effectively manage these challenges, the Company's business, financial condition and results of operations could be materially adversely affected. Furthermore, there can be no assurance that any acquisitions will result in increased revenue or positively impact the Company's profitability. Moreover, any new acquisition, depending on its size, could result in the use of a significant portion of the Company's available cash or the acquisition of additional debt or, if such acquisition is made utilizing the Company's securities, could result in significant dilution to the Company's stockholders. The Company does not currently have any understandings, commitments or agreements with respect to any potential acquisition or corporate partnering arrangements. While it is an element of the Company's strategy to pursue strategic acquisitions, the Company believes that the number of potential acquisition candidates in the domestic market is limited. Therefore, there can be no assurance that the Company will successfully complete any such transaction.

DEPENDENCE ON KEY PERSONNEL


     The Company's progress to date has been highly dependent upon the skills of its key technical and management personnel, many of whom would be difficult to replace. To reach its future business objectives, the Company will need to hire additional qualified personnel in the areas of sales, engineering and management. There can be no assurance that the Company will be able to hire such personnel, as the Company must compete with other companies, academic institutions, government entities and other agencies. The number of persons with experience in the Gamma sterilization industry is limited, and as a result, competition for such personnel is intense. There can be no assurance that the Company can retain such personnel or that it can attract or retain other highly qualified personnel in the future. The Company maintains $2.0 million of key person life insurance on James F. Clouser, the Company's Chief Executive Officer and President. The loss of any of the Company's senior management, facilities managers or other key research, regulatory, technical or sales and marketing personnel, particularly if lost to competitors, or the failure of any key employee to perform well in his or her current position, could have a material adverse effect on the Company's business, financial condition and results of operations. In particular, the loss of James F. Clouser could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees" and "Management."

FINANCIAL EXPOSURE TO PRODUCT LIABILITY CLAIMS

     The Company faces the risk of financial exposure to product liability claims alleging that the Company's failure to adequately perform its services resulted in adverse effects. While the Company's customers are responsible for determining the appropriate dosage of radiation their products should receive, the Company is required to certify that such dose level was achieved. There can be no assurance that the Company will not be held liable for damages that are alleged to result from improper dosing or incorrect dosage instructions received from a customer. The Company currently maintains product liability insurance with a claims limit of $5.0 million per claim and $5.0 million in the aggregate. However, there can be no assurance that the Company will avoid significant product liability claims and attendant adverse publicity. Furthermore, there can be no assurance that the Company's product liability insurance is adequate or that such insurance coverage will remain available at acceptable costs. A successful claim brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, adverse product liability actions could negatively affect market acceptance of the Company's services and the Company's ability to obtain and maintain regulatory approval for its products.

CONTROL BY EXISTING STOCKHOLDERS

     Upon completion of the offering, the Company's officers, directors and principal stockholders, and certain of their affiliates, will beneficially own approximately 74% of the Company's outstanding Common Stock (approximately 70% assuming the Underwriter's over-allotment option is exercised in full). Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. Additionally, these stockholders will have significant influence over the election of directors of the Company. This concentration of ownership may allow significant influence and control over decisions by the Board of Directors and corporate actions. See "Principal and Selling Stockholders."

NEED FOR ADDITIONAL CAPITAL


     The Company requires substantial working capital to fund its business, particularly for capital expenditures, including the construction of its facilities and acquisition of Cobalt 60. The Company believes that the net proceeds from the offering, together with existing cash balances, funds expected to be generated from operations and available credit facilities, will be adequate to fund its operations at least through the end of fiscal 1999. There can be no assurance, however, that as a result of acquisitions, lower than anticipated cash flows or other unforeseen events the Company will not require additional debt or equity financing during such period or thereafter. Further, there can be no assurance that additional financing, if required, will be available to the Company on acceptable terms, if at all. If adequate funds are not available, the Company may be required to delay, scale back or eliminate its planned expansion, research, development and engineering programs or obtain funds through arrangements with partners or others that may require the Company to relinquish rights to certain of its technologies or other assets. Accordingly, the inability to obtain or difficulty in obtaining such financing could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PROPRIETARY TECHNOLOGY AND INTELLECTUAL PROPERTY

     The Company relies on a combination of copyright and trade secret protection and nondisclosure agreements to protect its proprietary rights. In addition, the Company has a U.S. patent application pending on its MiniCell. There can be no assurance, however, that patent and copyright law and trade secret protection will be adequate to deter misappropriation of its technology, that any patents issued to the Company will not be challenged, invalidated or circumvented, that the rights granted thereunder will provide competitive advantages to the Company, or that the claims under any patent application will be allowed. Furthermore, there can be no assurance that others will not independently develop similar processes or designs, duplicate the Company's processes or design around any patents issued to the Company. The Company may be subject to or may initiate interference proceedings in the United States Patent and Trademark Office, which can demand significant financial and management resources. The process of seeking patent protection can be time consuming and expensive and there can be no assurance that patents will be issued from currently pending or future applications or that any new patents that may be issued will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to the Company.

     The Company may in the future receive communications from third parties asserting that the Company is infringing certain patents and other intellectual property rights of others or seeking indemnification against such alleged infringement. No assurance can be given that any of these claims will not result in protracted and costly litigation, that damages for infringement will not be assessed or that should it be necessary or desirable to obtain a license relating to one or more of the Company's services or current or future technologies, the Company will be able to do so on commercially reasonable terms or at all.

NO PRIOR TRADING MARKET; POTENTIAL VOLATILITY OF STOCK PRICE

     Prior to the offering, there has been no public market for the Common Stock of the Company, and there can be no assurance that an active trading market will develop or, if one does develop, that it will be maintained. The initial public offering price of the Common Stock offered hereby will be determined through negotiations among the Company and the representatives of the Underwriters, and may not be indicative of future market prices. There can be no assurance that the market price of the Common Stock will not be highly volatile or that it will not decline below the initial public offering price. Factors such as variations in the Company's financial results, comments by securities analysts, changes in earnings estimates by securities analysts, fluctuations in the stock prices of the Company's competitors, the Company's ability to successfully sell its services in the U.S. and overseas, any loss of key management, adverse regulatory actions or decisions, evidence regarding the safety or efficacy of Gamma radiation sterilization activities, announcements of extraordinary events such as litigation or acquisitions, announcements of technical innovations or changes in pricing policies by the Company or its competitors, the development of in-house sterilization capabilities by manufacturers, changing government regulations or industry standards and developments with respect to FDA or NRC or other government regulations, developments with respect to patents or other proprietary rights or public concern as to the safety of sterilization services performed by the Company, as well as changes in the market for medical products and general economic, political and market conditions, may have a significant effect on the market price of the Company's Common Stock. In addition, stock markets have experienced extreme price and volume trading volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many companies for reasons frequently unrelated or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. See "Underwriting."

ANTITAKEOVER EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

     Certain provisions of the Company's Certificate of Incorporation may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of the Company. The Company's Certificate of Incorporation allows the Board of Directors to issue and determine the rights, powers and preferences of Preferred Stock without any vote or further action by the stockholders, and certain provisions of the Company's Certificate of Incorporation and Bylaws eliminate the right of stockholders to act by written consent without a meeting, and specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings. Certain provisions of Delaware law could also delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. The possible issuance of Preferred Stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of the Company, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of the Company's Common Stock. These provisions could also limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. See "-- Control by Existing Stockholders" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering and based on the shares outstanding as of June 30, 1997, there will be 6,829,039 shares of Common Stock outstanding. Of these shares, the 2,000,000 shares sold in the offering (assuming no exercise of the Underwriters' over-allotment option) will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 of the Securities Act. The remaining shares will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares").

     Of the Restricted Shares, an aggregate of 5,327,445 shares of Common Stock (including 563,838 shares issuable upon exercise of vested stock options), will be eligible for sale in the public market subject to Rule 144 and Rule 701 under the Securities Act and the expiration of a contractual lock-up ending 180 days after the date of the Prospectus, unless an earlier release of the lock-up is consented to, in whole, or in part, by PaineWebber Incorporated.

     The Company intends to register on a Form S-8 registration statement under the Securities Act, during the 180-day lock-up period, a total of 2,312,416 shares of Common Stock which are subject to outstanding options or reserved for issuance under the Company's stock option plans and stock purchase plan. As of June 30, 1997, there were options to purchase 706,550 shares of Common Stock outstanding of which 511,976 were vested and exercisable. See "Shares Eligible for Future Sale."

     After the offering, the holders of approximately 1,104,945 shares of Common Stock are entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. If the holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Common Stock. If the Company were to include in a Company-initiated registration, any registrable securities pursuant to the exercise of piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Description of Capital Stock -- Registration Rights."

DILUTION AND ABSENCE OF DIVIDENDS

     The public offering price is substantially higher than the book value per share of the Common Stock. Assuming a public offering price of $13.00 per share, investors purchasing shares of Common Stock in the offering, based upon the net tangible book value per share of Common Stock as of June 30, 1997, will incur immediate and substantial dilution in the amount of $4.98 per share. Future equity financings may cause further dilution to investors. The Company has never paid dividends on its Common Stock and does not expect to pay dividends in the foreseeable future. See "Dilution" and "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $23.3 million, at an assumed initial public offering price of $13.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

     The Company currently expects to use approximately $14.0 million of the net proceeds of the offering for capital expenditures, including new facilities, equipment and the purchase of additional Cobalt 60, and $1.5 million of the net proceeds of the offering for redemption of the 15,000 shares of Series A Redeemable Preferred Stock currently outstanding. The balance of net proceeds will be used for working capital and general corporate purposes.

     The Company may also use a portion of the net proceeds to pursue strategic acquisitions of sterilization facilities and businesses, both domestically and internationally, although the Company does not have any agreements or understandings with respect to any such acquisition, and no portion of net proceeds has been allocated for any specific acquisition. Pending such uses, the Company intends to invest the net proceeds from the offering in short-term, government securities and other investment-grade, interest-bearing securities. The Company estimates the net proceeds of the offering, together with existing cash balances, funds expected to be generated from operations and available credit facilities, will be sufficient to fund the Company's anticipated operations at least through the end of fiscal 1999.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock and does not expect to do so in the foreseeable future. The payment of cash dividends on the Company's Common Stock is limited by the terms of the Company's revolving line of credit.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1997 (i) on an actual basis, (ii) on a pro forma basis to reflect the conversion of all outstanding shares of Convertible Preferred Stock into shares of Common Stock and (iii) as adjusted to give effect to the redemption of all outstanding shares of Series A Redeemable Preferred Stock and the sale of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share and the application of the estimated net proceeds therefrom, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, as described in "Use of Proceeds."

                                                                         AS OF JUNE 30, 1997
                                                                  ---------------------------------
                                                                  ACTUAL    PRO FORMA   AS ADJUSTED
                                                                  -------   ---------   -----------
                                                                           (IN THOUSANDS)
Long-term debt, including current portion:
  Borrowings under Industrial Revenue Bonds, capital leases and
     line of credit.............................................  $41,075    $41,075      $41,075
                                                                  -------    -------      -------
Series A Redeemable Preferred Stock, $0.001 par value:
  100,000 shares authorized, actual and pro forma; 15,000 shares issued and outstanding, actual and pro forma; no shares
  authorized, issued and outstanding, as adjusted...............    1,500      1,500           --
                                                                  -------    -------      -------
Stockholders' equity:
  Preferred Stock, $0.001 par value:
     10,000,000 shares authorized, actual; 1,000,000 shares
     authorized, pro forma and as adjusted; no shares issued and
     outstanding, actual, pro forma and as adjusted.............       --         --           --
  Convertible Preferred Stock, Series B and C, $0.001 par value:
     1,772,728 shares authorized, actual; 1,772,727 shares
     issued and outstanding, actual; no shares authorized,
     issued and outstanding, pro forma and as adjusted..........        2         --           --
  Common Stock, $0.001 par value:
     15,000,000 shares authorized, 3,056,312 shares issued and
     outstanding, actual; 4,829,039 shares issued and
     outstanding, pro forma; 6,829,039 shares issued and
     outstanding, as adjusted(1)................................        3          5            7
  Additional paid-in capital....................................   14,728     14,728       38,056
  Notes receivables from stockholders...........................      (87)       (87)         (87)
  Retained earnings.............................................   17,311     17,311       17,311
                                                                  -------    -------      -------
     Total stockholders' equity.................................   31,957     31,957       55,287
                                                                  -------    -------      -------
          Total capitalization..................................  $74,532    $74,532      $96,362
                                                                  =======    =======      =======

---------------


(1) Excludes as of June 30, 1997 (i) 706,550 shares of Common Stock issuable upon exercise of outstanding options and 5,866 shares of Common Stock which remained available for option grants under the Company's Second Amended and Restated 1986 Stock Option Plan, (ii) 1,025,000 shares of Common Stock reserved for future issuance under the Company's 1997 Equity Incentive Plan and (iii) 400,000 shares of Common Stock reserved for future issuance under the Company's 1997 Employee Stock Purchase Plan. Since June 30, 1997, the Company has granted options to purchase an aggregate of 351,750 shares under the 1997 Equity Incentive Plan and the 1997 Stock Plan. See "Management -- Stock Plans."

                                    DILUTION

     The net tangible book value of the Company at June 30, 1997 was $31.4 million or $6.50 per share of Common Stock. "Net tangible book value" per share represents the amount of total tangible assets of the Company less its total liabilities, divided by the total number of shares of Common Stock outstanding, after giving effect to the conversion of the outstanding shares of Preferred Stock (except for the 15,000 shares of Series A Preferred Stock currently outstanding) into Common Stock upon the closing of the offering. After giving effect to the sale of 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company as of June 30, 1997 would have been $54.7 million or $8.02 per share. This represents an immediate increase in net tangible book value of $1.52 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $4.98 per share to purchasers of Common Stock in the offering.

        Initial public offering price per share.....................            $ 13.00
          Net tangible book value per share before the offering.....  $ 6.50
          Increase per share attributable to new investors..........    1.52
                                                                       -----
        Pro forma net tangible book value per share after the
          offering..................................................               8.02
                                                                                 ------
        Dilution in net tangible book value per share to purchasers
          in the offering...........................................            $  4.98
                                                                                 ======

     The following table summarizes, on a pro forma basis as of June 30, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by new investors in the offering:

                                                                 TOTAL CASH
                                   SHARES PURCHASED             CONSIDERATION           AVERAGE
                                 ---------------------     -----------------------     PRICE PER
                                  NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
                                 ---------     -------     -----------     -------     ---------
        Existing
          stockholders.........  4,829,039       70.7%     $14,733,146       36.2%      $  3.05
        New investors..........  2,000,000       29.3       26,000,000       63.8       $ 13.00
                                 ---------      -----      -----------      -----
                  Total........  6,829,039      100.0%     $40,733,146      100.0%
                                 =========      =====      ===========      =====


     The foregoing tables do not give effect to the exercise of any options subsequent to June 30, 1997. At June 30, 1997, 706,550 shares of Common Stock were issuable upon exercise of outstanding options at a weighted average exercise price of $5.10 per share. Since June 30, 1997, the Company has granted options to purchase an aggregate of 351,750 shares under the 1997 Equity Incentive Plan and the 1997 Stock Plan. To the extent outstanding options are exercised, there will be further dilution to new investors. See "Management
-- Stock Plans" and Note 5 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data as of March 31, 1996 and 1997 and for each of the three years in the period ended March 31, 1997 are derived from the Consolidated Financial Statements of the Company which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this Prospectus. The selected statement of operations data for the years ended March 31, 1993 and 1994 and balance sheet data as of March 31, 1993, 1994 and 1995 are derived from audited Consolidated Financial Statements not included herein. The selected statement of operations data for the quarters ended June 30, 1996 and 1997 and balance sheet data as of June 30, 1997 are derived from the Company's unaudited financial statements included elsewhere in this Prospectus, and include, in the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position as of that date and results of operations for those periods. The results of operations for the quarter ended June 30, 1997 are not necessarily indicative of the results for any future periods. The financial data are qualified by reference to and should be read in conjunction with the Company's Consolidated Financial Statements, related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                                            QUARTER ENDED
                                                                  YEAR ENDED MARCH 31,                        JUNE 30,
                                                    -------------------------------------------------   ---------------------
                                                     1993      1994      1995      1996       1997        1996        1997
                                                    -------   -------   -------   -------   ---------   ---------   ---------
                                                               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Revenues........................................  $21,603   $24,585   $28,661   $30,241   $  37,668   $   8,164   $  10,751
  Cost of revenues................................   11,896    11,679    16,389    16,978      20,425       4,297       5,801
                                                    -------   -------   -------   -------   ---------   ---------   ---------
                                                      9,707    12,906    12,272    13,263      17,243       3,867       4,950
  Costs and expenses:
    General and administrative....................    1,628     3,266     5,664     5,213       6,345       1,417       1,637
    Marketing and selling.........................    1,002     1,258     1,583     1,761       2,482         560         823
    Research, development and engineering.........      473       518       685       890       1,381         273         312
                                                    -------   -------   -------   -------   ---------   ---------   ---------
                                                      3,103     5,042     7,932     7,864      10,208       2,250       2,772
                                                    -------   -------   -------   -------   ---------   ---------   ---------
  Income from operations..........................    6,604     7,864     4,340     5,399       7,035       1,617       2,178
  Other income (expense):
    Write-down of investments in joint ventures...       --        --    (3,011)       --          --          --          --
    Interest expense, net.........................   (1,164)     (916)   (2,402)   (1,846)     (1,836)       (459)       (581)
    Other income..................................      315       256       139        47         115           7          15
                                                    -------   -------   -------   -------   ---------   ---------   ---------
  Income (loss) before provision for income taxes,
    equity in joint ventures and discontinued
    operations....................................    5,755     7,204      (934)    3,600       5,314       1,165       1,612
  Provision for income taxes......................    2,045     2,479     1,185     1,448       2,099         461         637
                                                    -------   -------   -------   -------   ---------   ---------   ---------
  Income (loss) before equity in joint ventures
    and discontinued operations...................    3,710     4,725    (2,119)    2,152       3,215         704         975
  Equity in net loss of joint ventures............     (204)     (720)   (1,360)       --          --          --          --
                                                    -------   -------   -------   -------   ---------   ---------   ---------
  Income (loss) from continuing operations........    3,506     4,005    (3,479)    2,152       3,215         704         975
  Discontinued operations:
    Income (loss) from discontinued operations....      494       189      (115)       --          --          --          --
    Loss on disposition of discontinued
      operations..................................       --        --    (1,173)       --          --          --          --
                                                    -------   -------   -------   -------   ---------   ---------   ---------
  Net income (loss)...............................  $ 4,000   $ 4,194   $(4,767)  $ 2,152   $   3,215   $     704   $     975
                                                    =======   =======   =======   =======   =========   =========   =========
  Pro forma net income per share..................                                          $    0.62   $    0.14   $    0.19
                                                                                            =========   =========   =========
  Shares used in computing pro forma net income
    per share.....................................                                          5,164,679   5,164,679   5,166,679
                                                                                            =========   =========   =========

                                                                                                                    AS OF
                                                                              AS OF MARCH 31,                       JUNE
                                                            ---------------------------------------------------      30,
                                                             1993       1994       1995       1996       1997       1997
                                                            -------    -------    -------    -------    -------    -------
                                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...............................  $   914    $ 5,945    $ 1,673    $ 9,906    $ 1,957    $ 1,501
  Working capital (deficit)...............................    1,306      2,246     (3,576)     3,296     (3,179)    (3,837)
  Total assets............................................   47,692     66,861     74,588     84,729     91,667     92,103
  Total liabilities.......................................   28,863     35,161     47,546     55,464     59,187     58,645
  Redeemable preferred stock..............................    1,500      1,500      1,500      1,500      1,500      1,500
  Stockholders' equity....................................   17,329     30,200     25,542     27,765     30,980     31,957

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from those anticipated by the forward-looking statements as a result of certain factors, including, but not limited to, those set forth in Risk Factors and elsewhere in this Prospectus. The Company's fiscal year ends on March 31. The fiscal year ended March 31, 1995 is referred to as fiscal 1995, the fiscal year ended March 31, 1996 is referred to as fiscal 1996, the fiscal year ended March 31, 1997 is referred to as fiscal 1997 and the fiscal year ending March 31, 1998 is referred to as fiscal 1998.

OVERVIEW

     Since its inception, SteriGenics has engaged primarily in the business of operating, designing and developing Gamma facilities to provide contract sterilization and radiation processing services to manufacturers of medical and non-medical products. The Company currently operates 12 Gamma facilities in six states. In fiscal 1995, the Company opened mega-facilities in Corona, California and Charlotte, North Carolina. In fiscal 1997, the Company opened a mega-facility in Gurnee, Illinois and began operating three additional facilities in connection with its acquisition of certain assets of RTI. In fiscal 1998, the Company began operation of its first MiniCell facility in Hayward, California and opened its second Fort Worth, Texas facility. With the addition of these facilities, the Company's maximum Cobalt 60 capacity has increased from 32 million curies at the end of fiscal 1994 to a current level of 101 million curies.

     In order to more effectively address its customer base, the Company has divided its operations into two divisions: medical products and non-medical. While the Company's primary market continues to be the sterilization of medical products, the Company has increased its focus on the sterilization and processing of non-medical products. The percentage of the Company's revenues generated from the non-medical market increased from 17% in fiscal 1996 to 20% in fiscal 1997. The Company has dedicated four of its facilities to processing primarily non-medical products.

     The Company's revenues have increased significantly from fiscal 1995 to fiscal 1997 as the Company opened and acquired additional facilities, increased its loaded curies of Cobalt 60 and expanded its customer base. In addition, in recent years the Company generated incremental revenues by offering its customers premium services such as ExCell and GammaSTAT. Revenues are recognized upon completion of the sterilization or processing services.

     The Company's cost of revenues is comprised primarily of the depreciation of Cobalt 60, facilities and equipment; direct labor costs; facilities rental; and costs associated with facility quality assurance personnel. Since Cobalt 60 represents a significant portion of the Company's cost of revenues, Cobalt 60 efficiency and utilization are key determinants of the Company's gross margin. Cobalt 60 is amortized using an accelerated method (approximately 12.3% of net book value per year), which corresponds to its natural decay rate. As the Company periodically increases its installed capacity of Cobalt 60 in existing facilities or when it opens a new facility, it typically has excess capacity for some period of time which can adversely affect gross margin. Correspondingly, since costs associated with Cobalt 60 are fixed costs, once a facility reaches its break-even point for a given amount of Cobalt 60 there are relatively low costs associated with incremental revenues. The Company's gross margin is also affected by the mix of standard services and higher margin premium services such as ExCell and GammaSTAT.

     From time to time, the Company has built or expanded facilities. The cost of construction of a facility is reflected as construction-in-progress until start-up of the facility, at which time depreciation commences. Building new facilities requires significant capital investments in building construction, equipment and Cobalt 60. In addition to incurring costs associated with Cobalt 60, the Company also incurs incremental personnel costs in the months preceding initial operation and typically incurs substantial personnel and other operating expenses during the first several months of operations. These costs have historically exceeded revenues during the initial months of operation.


     In the past, as a result of their own internal procedures, certain customers have delayed qualification and use of a new facility until it had been operational for periods of up to 12 months. As a result, the Company failed to realize a portion of anticipated revenues for the facility pending such qualification. Qualification generally requires the completion of various audit procedures by a customer's quality assurance personnel. Customers' decisions on timing of qualification of new facilities are based on various issues including internal policies and procedures, work load of internal quality assurance audit personnel and the need for amendments of certain FDA approvals. Certain customers will qualify a new facility shortly after opening, while others may delay for three, six, nine or 12 months depending on various internal issues. The Company generally does not have the ability to expedite this qualification process as the decisions are made independently by the individual customers. See "Risk Factors -- Unpredictability of Future Operating Results; Likely Fluctuations in Quarterly Operating Results."


RESULTS OF OPERATIONS

     The following table provides a breakdown of the Company's consolidated statements of operations on a percentage of revenues basis for the periods indicated:

                                                                              QUARTER ENDED
                                                    YEAR ENDED MARCH 31,         JUNE 30,
                                                  -------------------------  ----------------
                                                   1995     1996     1997     1996     1997
                                                  -------  -------  -------  -------  -------
    Revenues....................................  100.0%   100.0%   100.0%   100.0%   100.0%
    Cost of revenues............................   57.2     56.1     54.2     52.6     54.0
                                                  ------   ---- --  ---- --  ---- --  ---- --
                                                   42.8     43.9     45.8     47.4     46.0
    Costs and expenses:
      General and administrative................   19.8     17.2     16.8     17.4     15.2
      Marketing and selling.....................    5.5      5.8      6.6      6.9      7.7
      Research, development and engineering.....    2.4      3.0      3.7      3.3      2.9
                                                  ------   ---- --  ---- --  ---- --  ---- --
                                                   27.7     26.0     27.1     27.6     25.8
                                                  ------   ---- --  ---- --  ---- --  ---- --
    Income from operations......................   15.1     17.9     18.7     19.8     20.2
    Other income (expense):
      Write-down of investments in joint
         ventures...............................  (10.5)     -        -        -        -
      Interest expense, net.....................   (8.4)    (6.1)    (4.9)    (5.7)    (5.3)
      Other income..............................    0.5      0.1      0.3      0.1      0.1
                                                  ------   ---- --  ---- --  ---- --  ---- --
    Income (loss) before provision for income
      taxes, equity in joint ventures and
      discontinued operations...................   (3.3)    11.9     14.1     14.2     15.0
    Provision for income taxes..................    4.1      4.8      5.6      5.6      5.9
                                                  ------   ---- --  ---- --  ---- --  ---- --
    Income (loss) before equity in joint
      ventures and discontinued operations......   (7.4)     7.1      8.5      8.6      9.1
    Equity in net loss of joint ventures........   (4.7)     -        -        -        -
                                                  ------   ---- --  ---- --  ---- --  ---- --
    Income (loss) from continuing operations....  (12.1)     7.1      8.5      8.6      9.1
    Discontinued operations:
      Loss from discontinued operations.........   (0.4)     -        -        -        -
      Loss on disposition of discontinued
         operations.............................   (4.1)     -        -        -        -
                                                  ------   ---- --  ---- --  ---- --  ---- --
    Net income (loss)...........................  (16.6%)    7.1%     8.5%     8.6%     9.1%
                                                  ======   ======   ======   ======   ======

QUARTERS ENDED JUNE 30, 1996 AND 1997

     Revenues. Revenues increased 31.7%, from $8.2 million in the first quarter of fiscal 1997 to $10.8 million in the first quarter of fiscal 1998 primarily as a result of the addition of the former RTI facilities, the increase in installed curies of Cobalt 60 in its existing facilities which enabled the Company to process a higher volume of products, the expansion of both the Company's medical and non-medical businesses and, to a lesser extent, an increase in revenues from the Company's premium services. The Company believes that the trend toward increased non-medical sterilization services is likely to continue.



     Cost of revenues. Cost of revenues increased from $4.3 million in the first quarter of fiscal 1997 to $5.8 million in the first quarter of fiscal 1998. Gross margin decreased from 47.4% in the first quarter of fiscal 1997 to 46.0% in the first quarter of fiscal 1998, due primarily to costs associated with the opening and initial operation of new facilities in Gurnee, Hayward and Fort Worth, which were offset in part by greater utilization of the Company's existing facilities and a higher percentage of revenue attributable to premium services. Gross margin is not impacted significantly by the mix of revenue derived from the Company's medical and non-medical customers.


     General and administrative. General and administrative expenses increased 15.5%, from $1.4 million in the first quarter of fiscal 1997 to $1.6 million in the first quarter of fiscal 1998. As a percentage of revenues, these expenses decreased from 17.4% in the first quarter of fiscal 1997 to 15.2% in the first quarter of fiscal 1998. The increase in absolute dollars from the first quarter of fiscal 1997 to the first quarter of fiscal 1998 was primarily attributable to the addition of the former RTI facilities, the Gurnee facility, the Hayward facility and the new Fort Worth facility. The decrease in general and administrative expenses as a percentage of revenues was primarily due to economies of scale achieved as the Company's revenues increased.

     Marketing and selling. Marketing and selling expenses increased 47.0%, from $560,000 in the first quarter of fiscal 1997 to $823,000 in the first quarter of fiscal 1998. As a percentage of revenues, these expenses increased from 6.9% in the first quarter of fiscal 1997 to 7.7% in the first quarter of fiscal 1998. These increases were primarily attributable to the addition of sales and marketing personnel at the facility and corporate level and, to a lesser extent, higher travel costs.

     Research, development and engineering. Research, development and engineering expenses increased 14.5%, from $273,000 in the first quarter of fiscal 1997 to $312,000 in the first quarter of fiscal 1998. As a percentage of revenues, these expenses decreased from 3.3% in the first quarter of fiscal 1997 to 2.9% in the first quarter of fiscal 1998. The increase in absolute dollars is primarily attributable to salary and related expenses for additional design and systems engineers as the Company expanded its internal process and design engineering capabilities. The decrease in research, development and engineering expenses as a percentage of revenue was primarily due to economies of scale achieved as the Company's revenues increased.

     Interest expense, net. Net interest expense increased 26.7%, from $459,000 in the first quarter of fiscal 1997 to $581,000 in the first quarter of fiscal 1998. The increase in net interest expense is a result of lower average cash balances in the first quarter of fiscal 1998 due to the Company's funding of the development of new facilities and increased interest rates on the Company's IRBs.

FISCAL YEARS ENDED MARCH 31, 1995, 1996 AND 1997


     Revenues. Revenues increased 5.5%, from $28.7 million in fiscal 1995 to $30.2 million in fiscal 1996 and 24.6% to $37.7 million in fiscal 1997. Revenues increased from fiscal 1995 to fiscal 1996 primarily as a result of a full year of operations for the Company's Charlotte, North Carolina and Corona, California facilities and increased installed capacity of Cobalt 60 in its existing facilities, which enabled the Company to process higher volumes of products. Revenues in fiscal 1997 increased primarily as a result of the addition of the former RTI facilities and the Gurnee facility, increased installed capacity of Cobalt 60 in its existing facilities which enabled the Company to process higher volumes of products, the expansion of the Company's non-medical business and an increase in revenues from the Company's premium services. Growth in revenues attributable to premium services in fiscal 1997 contributed to the Company's ability to maintain its revenues per curie despite opening new facilities. One customer, Baxter International Inc. ("Baxter"), accounted for approximately 13% of revenues during fiscal 1995 and 1996. No customer accounted for more than 10% of revenues during fiscal 1997 due to a restructuring of Baxter, which resulted in its processing volume being divided between two companies.

     Cost of revenues. Cost of revenues increased from $16.4 million in fiscal 1995 to $17.0 million in fiscal 1996 and $20.4 million in fiscal 1997. Gross margin increased from 42.8% in fiscal 1995 to 43.9% in fiscal 1996 and 45.8% in fiscal 1997. The increase in gross margin from fiscal 1995 to fiscal 1996 was primarily attributable to greater utilization of facilities opened in fiscal 1995 that enabled the Company to leverage the fixed costs associated with such facilities. The increase in gross margin from fiscal 1996 to fiscal 1997 was primarily attributable to greater utilization of the Company's existing facilities and a higher percentage of revenue attributable to premium services, which were offset in part by the impact of the opening of the Gurnee facility and transition of the former RTI facilities. The Company expects gross margin to fluctuate in future periods, and that it may be negatively impacted to the extent the Company adds facilities and continues to expand its installed capacity of Cobalt 60.

     General and administrative. General and administrative expenses decreased 8.0%, from $5.7 million in fiscal 1995 to $5.2 million in fiscal 1996 and increased 21.7% to $6.3 million in fiscal 1997. As a percentage of revenues, these expenses decreased from 19.8% to 17.2% and 16.8% in fiscal 1995, 1996 and 1997, respectively. The decrease from fiscal 1995 to fiscal 1996 was primarily attributable to higher legal expenses in fiscal 1995 relating to the Company's litigation with the DOE. The increase in absolute dollars from fiscal 1996 to fiscal 1997 was primarily attributable to increased headcount at the facility level as four new facilities (including the three former RTI facilities) were added during the fiscal year and, to a lesser extent, related increases in corporate overhead. The decrease in general and administrative expenses as a percentage of revenue from fiscal 1996 to fiscal 1997 was primarily due to economies of scale achieved as the Company's revenues increased, which were offset in part by costs related to the Company's acquisition of certain assets of RTI. The Company expects general and administrative expenses will increase in absolute dollars as the Company adds facilities and incurs additional costs related to being a public company.

     Marketing and selling. Marketing and selling expenses increased 11.2%, from $1.6 million in fiscal 1995 to $1.8 million in fiscal 1996 and increased 40.9% to $2.5 million in fiscal 1997. As a percentage of revenues, these expenses increased from 5.5% to 5.8% and 6.6% in fiscal 1995, 1996 and 1997, respectively. The increase from fiscal 1995 to fiscal 1996 was primarily attributable to the addition of sales and marketing personnel at the facility level and, to a lesser extent, higher travel and advertising expenses. The increase in fiscal 1997 was primarily attributable to increased sales and marketing personnel at the facility and corporate level and, to a lesser extent, higher travel and advertising expenses. Additional headcount at the corporate level enabled the Company to focus on large national customers as well as new non-medical markets. The Company expects marketing and selling expenses will continue to increase in absolute dollars.

     Research, development and engineering. Research, development and engineering expenses increased 29.9%, from $685,000 in fiscal 1995 to $890,000 in fiscal 1996 and increased 55.2% to $1.4 million in fiscal 1997. As a percentage of revenues, these expenses increased from 2.4% to 3.0% and 3.7% in fiscal 1995, 1996 and 1997, respectively. The increase from fiscal 1995 to fiscal 1996 is primarily attributable to salary and related expenses for additional design and systems engineers as the Company expanded its internal process and design engineering capabilities. The increase in fiscal 1997 was primarily attributable to the addition of engineering personnel and, to a lesser extent, increased travel expenses related to the installation of new systems. The Company expects research, development and engineering expenses will continue to increase in absolute dollars.

     Investments in joint ventures. Through December 1994, the Company had invested a total of approximately $4.7 million for 35% of the common stock of China Biotech Corporation ("China Biotech"), a joint venture formed to provide contract sterilization services in Taichung, Taiwan. During fiscal 1995, based upon revised market data and issues related to the Company's minority position in the joint venture, the Company determined that the carrying value of this investment would not be realized. Accordingly, the Company recorded a write-down of the carrying value of $2.2 million in fiscal 1995. The Company's investment in China Biotech was accounted for under the equity method with losses of $1.3 million recorded through fiscal 1995. During fiscal 1996 and 1997, although China Biotech generated losses, the Company did not record its share of these losses as the carrying value of the investment continued to be less than its share of the net assets of China Biotech. In January 1997, the Company sold the majority of its holdings in China Biotech for $1.2 million, resulting in no gain or loss.

     As of March 31, 1995, the Company had invested a total of approximately $1.8 million for 35% of the common stock of PT Perkasa SteriGenics, a joint venture formed to provide sterilization services in Indonesia. The Company's investment in PT Perkasa SteriGenics was also accounted for under the equity method with losses of $960,000 recorded through fiscal 1995. During fiscal 1995, the Company decided to withdraw from its investment in PT Perkasa SteriGenics and wrote off the remaining carrying value of its investment of $860,000 to reflect what it believed to be a total and permanent impairment in the value of the asset.


     Interest expense, net. Net interest expense decreased 23.2%, from $2.4 million in fiscal 1995 to $1.8 million in fiscal 1996 and remained relatively unchanged at $1.8 million in fiscal 1997. The majority of the decrease from fiscal 1995 to fiscal 1996 relates to interest charges recorded in fiscal 1995 associated with various potential tax liabilities. Net interest expense remained relatively unchanged from fiscal 1996 to fiscal 1997 as higher levels of borrowings were offset by lower interest rates on tax-free IRB financing ($31.5 million at 3.6% and 3.7% and $750,000 at a fixed interest rate of 10.0% at March 31, 1997), which replaced higher rate bank financing and other debt. As a percentage of revenue, interest expense decreased from 8.4% to 6.1% and 4.9% in fiscal 1995, 1996 and 1997, respectively. The maximum aggregate amount of tax-free IRBs that the Company may issue is $40.0 million. Once the Company has issued the maximum amount of tax-free IRBs, it will be required to obtain any additional financing through higher cost funding sources. The Company's interest expense fluctuates with changes in currency exchange rates between the U.S. dollar and the Canadian dollar. The Company does not currently engage in hedging transactions to mitigate this risk.


     Provision for income taxes. The provision for income taxes for fiscal 1995 relates primarily to unbenefited capital losses related to investments in foreign joint ventures. In fiscal 1996 and fiscal 1997, the total provision for income taxes differs from the statutory rate primarily due to state income taxes and increased consecutively from fiscal 1995 as a result of the Company's increasing profitability. The Company's net deferred tax liabilities in fiscal 1996 and fiscal 1997 relate primarily to tax depreciation taken in excess of book depreciation.

     Discontinued operations. The Company entered into the aerosol business as an ancillary business to its sterilization of eyecare solutions in its Decatur facility. This business was profitable until the Company was required to shut down the irradiator at its Decatur facility due to Cesium contamination. During fiscal 1995, the Company discontinued its manufacture and sale of aerosol saline solution for contact lens care and sold the associated assets. During fiscal 1995 the Company recorded losses of $1.3 million associated with the disposal and discontinuation of this operation. See "Risk Factors -- Environmental Risks."

QUARTERLY RESULTS

     The following tables set forth consolidated statements of operations data for the eight quarters in the period ended June 30, 1997. This information has been derived from unaudited consolidated financial statements that, in the Company's opinion, reflect all normal recurring adjustments that the Company considers necessary for a fair presentation of the results of operations in the quarterly periods. The data set forth should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for future quarters.

                                                                      QUARTER ENDED
                         --------------------------------------------------------------------------------------------------------
                         SEPT. 30,     DEC. 31,     MARCH 31,     JUNE 30,     SEPT. 30,     DEC. 31,     MARCH 31,     JUNE 30,
                            1995         1995          1996         1996          1996         1996          1997         1997
                         ----------    ---------    ----------    ---------    ----------    ---------    ----------    ---------
                         (IN THOUSANDS, EXCEPT PERCENTAGES)
Revenues..............     $7,239       $ 7,359       $8,105       $ 8,164       $9,863       $ 9,657       $9,984       $10,751
Cost of revenues......      4,150         4,211        4,385         4,297        4,846         5,498        5,784         5,801
                           ------        ------       ------        ------       ------        ------       ------        ------
Gross margin..........      3,089         3,148        3,720         3,867        5,017         4,159        4,200         4,950
  As a percentage of
    revenues..........      42.7%         42.8%        45.9%         47.4%        50.9%         43.1%        42.1%         46.0%
Costs and expenses:
  General and
    administrative....      1,264         1,356        1,384         1,417        1,820         1,527        1,581         1,637
  Marketing and
    selling...........        449           389          528           560          708           576          638           823
  Research,
    development and
    engineering.......        227           227          218           273          386           381          341           312
                           ------        ------       ------        ------       ------        ------       ------        ------
                            1,940         1,972        2,130         2,250        2,914         2,484        2,560         2,772
                           ------        ------       ------        ------       ------        ------       ------        ------
Income from
  operations..........      1,149         1,176        1,590         1,617        2,103         1,675        1,640         2,178
  As a percentage of
    revenues..........      15.9%         16.0%        19.6%         19.8%        21.4%         17.3%        16.4%         20.2%
Other income
  (expense):
  Interest expense,
    net...............       (465)         (432)        (435)         (459)        (472)         (525)        (380)         (581)
  Other income
    (expense).........         15            10            7             7         (293)          214          187            15
                           ------        ------       ------        ------       ------        ------       ------        ------
Income before
  provision for income
  taxes...............        699           754        1,162         1,165        1,338         1,364        1,447         1,612
Provision for income
  taxes...............        276           293          485           461          528           539          571           637
                           ------        ------       ------        ------       ------        ------       ------        ------
Net income............     $  423       $   461       $  677       $   704       $  810       $   825       $  876       $   975
                           ======        ======       ======        ======       ======        ======       ======        ======
  As a percentage of
    revenues..........       5.8%          6.3%         8.4%          8.6%         8.2%          8.5%         8.8%          9.1%
                           ======        ======       ======        ======       ======        ======       ======        ======

     Quarterly Fluctuations. Revenues increased from the first to the second quarter of fiscal 1997, primarily as a result of the addition of the three former RTI facilities. General and administrative expenses also increased between these periods due to additional legal and accounting expenses incurred in the RTI acquisition. Gross margin decreased in the third quarter of fiscal 1997 due to expenses relating to the new Gurnee facility. Gross margin increased from the fourth quarter of fiscal 1997 to the first quarter of fiscal 1998 primarily as a result of greater utilization of the Company's new and existing facilities. Marketing and selling expenses increased from the fourth quarter of fiscal 1997 to the first quarter of fiscal 1998 due primarily to the addition of sales and marketing personnel at both the corporate and facility levels and, to a lesser extent, increased travel expenses.


     The Company has experienced, and expects to continue to experience, significant fluctuations in revenues and operating results from quarter to quarter. As a result, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful, and that such comparisons cannot be relied upon as indicators of future performance. In addition, there can be no assurance that the Company's revenues will grow or be sustained in future periods or that the Company will maintain its current profitability in the future. A significant component of such quarterly fluctuations results from fluctuations in the demand by the Company's customers for Gamma sterilization services due to varying manufacturing cycles, changes in demand for customers' products and seasonality related to growth cycles for spices and herbs and the deferral of elective surgery procedures during the year-end holiday season. Other factors that could cause the Company's operating results to vary significantly from period to period include volatility in the market for medical devices; the ability of the Company to deliver sterilization services in a timely and cost effective manner; the ability of the Company to expand successfully in the non-medical sterilization services market; the timing and size of orders from the Company's customer base; the ability of the Company to obtain supplies of Cobalt 60 on a timely basis and at a reasonable cost; fluctuations in currency exchange rates between the U.S. dollar and the Canadian dollar which affect the Company's interest expense; the costs associated with customer product being damaged as a consequence of overdosing and other factors; changes in interest rates; regulatory matters; seasonality associated with historical decreases in medical procedures during the fourth calendar quarter; and litigation, acquisitions and other extraordinary events. Another factor that has a significant impact on the Company's results of operations is the timing of construction and commencement of operations of new facilities. The Company's results of operations are also influenced by competitive factors, including the pricing and availability of the Company's and competing sterilization services; the acceptance of Gamma sterilization as a means of sterilizing products as opposed to other methods of sterilization; the ability of the Company's competitors to obtain orders from the Company's customers; the establishment of in-house sterilization capabilities by the Company's customers; the acquisition of the Company's customers by entities that do not use the Company's sterilization services; the timing of new service or technology announcements and releases by the Company and its competitors; and the entry of new competitors into the market for sterilization and radiation processing services. A large portion of the Company's expenses are fixed and difficult to reduce in a short period of time. If revenues do not meet the Company's expectations, the Company's fixed expenses would exacerbate the effect of such a shortfall on net income. See "Risk Factors -- Unpredictability of Future Operating Results; Likely Fluctuations in Quarterly Operating Results."


LIQUIDITY AND CAPITAL RESOURCES


     The Company has financed its operations to date with cash flow from operations, capital leases, IRB and bank financing, and the private placement of equity securities. At June 30, 1997, the Company had $1.5 million in cash and cash equivalents and a $3.8 million working capital deficit. This working capital deficit is a result of costs incurred in the construction of the Company's new Fort Worth facility. The Company financed the Fort Worth facility through the issuance of a $5.0 million IRB in the second quarter of fiscal 1998.


     Net cash provided by operating activities was $8.7 million, $11.0 million, $12.2 million and $3.2 million in fiscal 1995, 1996 and 1997 and the quarter ended June 30, 1997, respectively. Net cash provided by operating activities in fiscal 1995 consisted primarily of depreciation and amortization, a write-down of investments in joint ventures and a deferred tax liability, which were offset in part by losses from operations and a deferred tax asset. Net cash provided by operating activities in fiscal 1996, fiscal 1997 and the quarter ended June 30, 1997 was primarily attributable to net income plus depreciation and amortization.

     Net cash used in investing activities was $15.6 million, $7.6 million, $19.1 million and $3.2 million in fiscal 1995, 1996 and 1997 and the quarter ended June 30, 1997, respectively, primarily attributable to the purchase of property, plant and equipment (including Cobalt 60).

     Net cash provided by (used in) financing activities was $2.6 million, $4.7 million, $(1.0) million and $(471,000) in fiscal 1995, 1996 and 1997 and the quarter ended June 30, 1997, respectively. Net cash provided by financing activities in fiscal 1995 was generated primarily from the financing of Cobalt 60 purchases from Nordion. Net cash provided by financing activities in fiscal 1996 was generated primarily from an increase in IRB financing ($9.0 million) offset in part by the repayment of bank and Cobalt 60 financing. Net cash used in financing activities in fiscal 1997 was primarily attributable to repayment of a term loan and Cobalt 60 financing, offset in part primarily by increases in IRB financing. Net cash used in financing activities for the quarter ended June 30, 1997 was primarily attributable to the repayment of Cobalt 60 financing which was offset in part by an increase in borrowings under the Company's line of credit.

     Noncash financing activities included the acquisition of Cobalt 60 through capital leases totaling $7.8 million, $2.4 million and $2.5 million in fiscal years 1995, 1996 and 1997, respectively. These leases have terms of 15 years.

     The Company has a $3.5 million revolving line of credit with a bank, with a variable interest rate (8.5% at June 30, 1997), collateralized by certain assets of the Company. The line of credit is payable on demand, and at June 30, 1997, approximately $400,000 was outstanding under this line of credit.

     At June 30, 1997, the Company had $31.5 million in IRB financing which bears interest at market rates (4.0% and 4.4% at June 30, 1997) and $750,000 in IRB financing which bears interest at a fixed rate of 10.0%.

For a description of the terms of the individual IRBs, see "Business -- Leases and Financing Terms". The IRBs are collateralized by certain assets of the Company and by letters of credit with a bank. Following the issuance of the IRB for the second Fort Worth facility, the Company is able to issue only $2.7 million of additional tax-free IRBs until it reaches the maximum aggregate tax-free IRB limit of $40.0 million. Thereafter, the Company will be required to obtain any additional financing through higher cost funding sources. See "Risk Factors -- Substantial Debt."


     The Company had capital expenditures of $16.5 million, $7.2 million, $18.6 million and $3.0 million in fiscal 1995, 1996 and 1997 and the quarter ended June 30, 1997, respectively. The Company currently expects to make additional capital expenditures of approximately $2.5 million during the remainder of fiscal 1998.

     SteriGenics believes that the net proceeds of the offering, together with existing cash balances, cash expected to be generated from operations and available credit facilities, will be sufficient to fund the Company's anticipated capital expenditures and operations at least through the end of fiscal 1999. There can be no assurance that the adequate sources of capital will be available in the future or, if available, will be on terms acceptable to the Company. See "Risk Factors -- Need for Additional Capital."

                                    BUSINESS

OVERVIEW

     SteriGenics International, Inc. ("SteriGenics" or the "Company") is a leading provider of high quality contract sterilization services, with over 18 years of experience in the operation, design and development of Gamma irradiation ("Gamma") facilities. The Company operates 12 Gamma sterilization facilities in six states serving over 850 customers. SteriGenics has expanded its presence in the medical products sterilization market through the opening and acquisition of new facilities, addition of new customers and conversion of products of new and existing customers from ethylene oxide gas ("EtO") sterilization to Gamma sterilization. In recent years, the Company has expanded into various non-medical sterilization and processing markets. The Company's objective is to be the leading provider of high quality contract sterilization services for manufacturers of medical and non-medical products.

INDUSTRY BACKGROUND

     COMMERCIAL STERILIZATION

     Sterilization is an essential step in the manufacturing process across a number of industries for health, safety, regulatory and economic reasons. A broad range of single-use, pre-packaged medical products as well as consumer products are required under government regulations in the U.S. and many other developed countries to be sterile or to have minimal microbial levels. In addition, other products such as spices and herbs, cosmetics and food packaging material are sterilized to improve shelf-life and address potential product liability concerns. In order to provide safe and sterile products and to comply with applicable government regulations, manufacturers have either developed their own in-house or "captive" sterilization capabilities or have had their products processed by a provider of contract sterilization services. The two primary methods of commercial sterilization are Gamma and EtO sterilization. A third alternative, electron beam ("E-Beam") sterilization, is utilized for certain limited market applications.

     Gamma Sterilization. Gamma sterilization is accomplished by exposing products to Cobalt 60, an isotope that emits Gamma radiation. The exposure sterilizes the product by disrupting the DNA structure of microorganisms on or within the product, thereby eliminating their ability to reproduce. Gamma radiation is generated by the spontaneous decay of radioactive isotopes. Because Cobalt 60 decays at a constant rate, its effect on exposed products is highly predictable. While Cobalt 60 emits radioactive energy, this energy does not cause exposed substances to become radioactive. As a result, products exposed to Cobalt 60 have no residual radioactivity and can be safely shipped to customers immediately after processing.

     Gamma sterilization is a one-step process that does not require any preconditioning or post-processing treatment of the product. In a typical commercial Gamma facility, packaged products are loaded onto conveyer systems which transport the products through an irradiation chamber or "cell." The radiation dose applied to the product is determined by the amount of Cobalt 60 (measured in curies) in the cell, the distance from the radiation source and the duration of exposure to the radiation source. The dose received is verified by reading a dose monitor ("dosimeter") that is placed on product containers.

     Commercial use of Gamma as a means of sterilization began in the early 1960s as several large medical products manufacturers installed irradiators at their facilities. However, widespread use of Gamma sterilization did not occur until the 1980s when radiation compatible plastics became readily available for use in products and packaging materials. The use of Gamma sterilization has increased significantly over the past 10 years as medical products manufacturers have converted the sterilization method used for certain products from EtO to Gamma and have increasingly used radiation compatible materials in the development of new products.

     EtO Sterilization. EtO sterilization is accomplished by exposing products to EtO gas in a three-step process: (i) preconditioning, involving an increase in temperature and humidity to ensure that microorganisms are active and therefore more susceptible to the effects of gas sterilization, (ii) fumigation of the product in a vacuum chamber and (iii) aeration of the product to allow the gas residue to dissipate to acceptable levels.

During the fumigation phase, active microorganisms that absorb a sufficient amount of the EtO gas are killed. EtO processing requires careful monitoring and control of numerous variables including time, temperature, humidity, pressure, gas concentration and vacuum. Because of these multiple variables, biological indicators need to be placed in a number of locations within the product containers and tested in a biological laboratory to verify the desired reduction in microbial levels.

     Through the early 1980s, the volume of medical products, consumer products and spices and herbs processed with gas fumigation steadily increased. During this time, a large number of medical products manufacturers built EtO sterilization chambers in their facilities. Beginning in the late 1970s, several governmental limitations were placed on gas fumigation due to the discovery that EtO was a mutagenic substance with possible carcinogenic properties and that freon, a stabilizing agent mixed with EtO, was a major cause in the depletion of the ozone layer. Increased governmental regulation eventually led to higher costs and longer processing times for EtO sterilization. The subsequent U.S. ban on the production and importation of freon increased the risks and costs of handling and storing EtO since EtO is more volatile in its pure form. As a result of these increased costs and concerns of manufacturers about worker exposure, many manufacturers sought to outsource their sterilization processes to contract sterilizers using either Gamma or EtO.

     E-Beam Sterilization. E-Beam sterilization is accomplished by exposing a product for a predetermined time to a high-energy electron beam. The electron beam is produced by an accelerator that converts electricity into an electron beam. To provide a shield from the energy produced, products are processed in a concrete cell. Exposure to E-Beam disrupts various chemical and biological bonds in a microorganism, rendering the exposed product sterile. The first E-Beam sterilization system was developed in the 1950s. Although the use of E-Beam systems has increased in recent years with the development of improved high voltage accelerators, the use of E-Beam sterilization has been limited due to the complexity of the machinery required, the limited ability of E-Beam to penetrate various materials and related dosimetry problems. Poor penetration limits the applicability of E-Beam for large scale commercial applications, such as the sterilization of high volume medical devices. As a result, the principal use of E-Beam to date has been in the area of materials alteration, such as crosslinking polymers.

     COMPARISON OF PRIMARY STERILIZATION TECHNOLOGIES


     Gamma has a number of advantages over the use of EtO under normal operating conditions, including uniform dosing, predictability, reduced processing times, enhanced flexibility, ease of handling and less environmental impact. Gamma is able to penetrate all forms of materials, including metals and glass, thereby providing uniform dosing throughout a given container. In addition, the effect of Gamma sterilization is inherently more predictable than the effect of EtO sterilization since, for a given amount of Cobalt 60, time and distance from the source are the only variables that must be controlled in the process. In contrast, EtO sterilization requires more complex monitoring and control of variables such as temperature, humidity pressure and gas concentration. Furthermore, while industry average turn-around time (measured from intake of the product to shipment back to the manufacturer) for Gamma sterilization is three to five working days, products are typically processed using Gamma in less than eight hours. Due to the three-step EtO process, the processing time for EtO generally ranges from seven to 14 days, with turn-around time being slightly longer. The significantly shorter processing time required for Gamma provides far greater flexibility for both processors and their customers. Gamma also has less environmental impact than EtO under normal operating conditions since there are no chemical residuals on the sterilized product or emissions released by either the process or the sterilized product. Gamma does however require the disposal of the spent Cobalt 60. The potential liabilities associated with EtO include worker exposure to the EtO gas and the risk of fire or explosion due to the volatile nature of the EtO gas. Potential liabilities associated with Gamma include worker exposure and radioactive contamination resulting from the use of Cobalt 60. The Company believes that the total processing cost to sterilize products using EtO or Gamma does not differ significantly based on current market conditions.


     One factor that has limited the use of Gamma to date has been the compatibility of radiation with certain plastics and other materials that may discolor, deform or become brittle when exposed to Gamma. In addition,

Gamma cannot be used to sterilize multiple product surgical kits if they contain any item that is not Gamma compatible or medications that have not been approved by the United States Food and Drug Administration (the "FDA") for Gamma sterilization. However, as a result of the many benefits of Gamma, there has been an ongoing conversion of existing products from EtO to Gamma, and new medical products are increasingly being developed using radiation compatible materials.

     The following table sets forth various comparisons of Gamma and EtO:

----------------------------------------------------------------------------------------------
        CONSIDERATION                       GAMMA                            ETO
----------------------------------------------------------------------------------------------
  Industry average turn-around  3-5 days                        8-15 days
    time
----------------------------------------------------------------------------------------------
  Total processing time         Less than 8 hours               7-14 days

     - Preconditioning          - None                          - 1-3 days
     - Processing               - Less than 8 hours             - 1-2 days
     - Post-processing          - None                          - 5-10 days of aeration
----------------------------------------------------------------------------------------------
  Product design                No restrictions                 Limited sealed cavities
----------------------------------------------------------------------------------------------
  Materials compatibility       Must be radiation compatible    Can be used on variety of
                                                                materials
----------------------------------------------------------------------------------------------
  Product packaging             Must be radiation compatible    Permeable materials only
                                No stress placed on seals       Seals must withstand pressure
                                                                and vacuum
----------------------------------------------------------------------------------------------
  Processing variables          Time                            Time
                                Distance from Cobalt 60 source  Temperature
                                Curies of Cobalt 60             Humidity
                                                                Pressure
                                                                Gas concentration
                                                                Vacuum
----------------------------------------------------------------------------------------------
  Post-sterilization testing    Dosimeter reading at end of     Biological indicators tested
  for                           processing                      in
    dose verification                                           laboratory
----------------------------------------------------------------------------------------------
  Environmental impact of       No residue on product           EtO residue remains on product
    processing                  No release into the atmosphere  Release of EtO during aeration
                                Disposal of spent Cobalt 60     Handling of flammable and
                                                                explosive EtO gas
----------------------------------------------------------------------------------------------
  Price of services             0.1-3.0% of unit manufacturing  0.1-3.0% of unit manufacturing
                                cost                            cost
----------------------------------------------------------------------------------------------

THE STERILIZATION AND RADIATION PROCESSING MARKET

     The sterilization and radiation processing market consists of independent suppliers of sterilization and processing services ("contract sterilizers") and certain large manufacturers that have in-house sterilization capabilities ("captive sterilizers"). Although there are no published industry statistics and precise numbers are difficult to determine, the Company estimates that the U.S. market for contract sterilization and radiation processing services (including Gamma, EtO and E-Beam) was approximately $170 million in 1996 and that a similar volume of product was processed by captive sterilizers. Of the U.S. contract sterilization market, the Company estimates that in 1996 approximately 40-45% was Gamma, 50-55% was EtO and 5% was E-Beam. There is also a significant market for sterilization services outside of the U.S. In the international market, EtO maintains a significantly larger share of the market than Gamma.

     In determining the total cost of various sterilization services, manufacturers must consider not only the cost of the actual sterilization services, but also the cost of transportation and cost of processing time. As a result, manufacturers typically do not send product for sterilization beyond a 300 mile radius since the cost of transportation would likely exceed the cost of sterilization, which typically ranges from 0.1% to 3.0% of unit manufacturing cost for medical products. Because of these limitations, contract sterilizers have needed to strategically locate their facilities in close proximity to their customer base.

     The Company believes there are a number of manufacturing trends that may have a significant impact on contract providers of Gamma sterilization services. The first trend is closer coordination between manufacturers and their suppliers in order to reduce inventory exposure, improve the manufacturer's level of service to its customers and to facilitate new product launches. By closely coordinating the sterilization process with the manufacturing process, the planning of production is simplified and the number of days of raw materials and finished goods inventory can be reduced. As a result, manufacturers are increasingly demanding shorter turn-around times for sterilization services. The second of such trends is the "outsourcing" of non-core elements of the manufacturing process where services can be obtained from third party providers on a more cost-effective basis. While several large corporations continue to perform either all or a portion of their sterilization in-house, the trend has been away from building in-house sterilization capacity due to cost, safety, flexibility and regulatory issues associated with maintaining an in-house irradiator or EtO chamber. Finally, an emerging concept is "in-house outsourcing," utilizing third party contractors to provide services within a manufacturer's own facility. This emerging concept has the potential to provide the cost advantages and core-business focus of outsourcing, while also providing benefits such as reduction of finished goods inventory, elimination of transportation costs and greater control associated with a captive facility.

     MEDICAL PRODUCTS MARKET

     The medical portion of the sterilization market includes manufacturers of single-use medical products. The types of products sterilized include items such as syringes, needles, scalpels, dental implants, hospital packs, gloves, gowns, bandages, cotton balls, cotton swabs, cotton gauze, cotton towels, surgical drapes, surgical kits, suture staples, specimen bottles, intravenous tubes and bottles, blood collection devices, drug packaging materials, orthopedic implants, petri dishes, contact lenses, and eyecare solutions. Based upon industry sources, the Company estimates that the U.S. market for contract sterilization of these types of medical products was approximately $130 million in 1996.

     NON-MEDICAL MARKETS

     The market for sterilization and processing of non-medical products includes a diverse group of products. Growth in these markets is primarily being driven by concerns over health risks and potential product liability as well as economic considerations such as losses due to infestation and spoilage. In addition, concerns over foodborne illnesses have contributed to an increased awareness of the need for sterilization. While the vast majority of the processing of non-medical products is currently done with EtO, the percentage being processed using Gamma sterilization has increased in recent years. A number of manufacturers have converted to Gamma sterilization for their products since Gamma does not leave any chemical residues and is better able to penetrate products such as spices and cosmetics which are often processed in bulk. The following are the primary non-medical products being processed using all of the various methods:

     Spices and Herbs. Spices and herbs constitute the largest portion of the current non-medical sterilization market. According to The American Spice Trade Association, of the approximately 850 million pounds of spices sold in the U.S. in 1995, approximately 300 million pounds were processed using Gamma or EtO to extend shelf-life and/or reduce microorganisms. Examples include black pepper, garlic, nutmeg, mustard seed, paprika and cinnamon.

     Cosmetics. Cosmetics often require processing to reduce microorganisms in either finished goods or certain cosmetic ingredients that have naturally high microbial content. Examples include shampoo, eye make-up remover, mascara and compounds used in lipstick.

     Food Packaging Products. As the market for pre-packaged foods has grown, increasing the shelf-life of these products has become a critical economic issue. By reducing the microbial count in the packaging material, producers are able to reduce the risk that microorganisms contained in the packaging material will come into contact with the food product and reduce its shelf-life. Examples include milk cartons and meat packaging materials.

     Materials Processing. Materials processing involves the use of Gamma irradiation to alter the physical properties of a specific material at the molecular level. For example, irradiation is used to strengthen certain plastics as well as to break down teflon.

     POTENTIAL MARKETS


     According to the World Health Organization, illness due to contaminated food is one of the most widespread health problems in the world and a cause of reduced economic productivity. As a consequence, the Company believes that there are a number of large potential markets for the sterilization of food products such as red meat, poultry, shellfish, animal feed, and fresh fruit and vegetables. The FDA has approved radiation as a safe and effective means of processing a variety of foods including pork, poultry, fresh fruits and vegetables. Currently, the FDA has not approved the use of radiation to control food-borne pathogens in red meat and shellfish, although there is a petition before the FDA to grant approval for the irradiation of red meat. The USDA would also have to authorize the use of irradiation in the treatment of red meat, and it would also likely require preapproval of the irradiation process. In addition, the FDA and USDA both require any retail foods that have been irradiated to be labeled and, to date, there has been only a minimal amount of food processed using Gamma radiation. While there is increased interest in evaluating food irradiation in light of the heightened public concern over recent outbreaks of E. coli and salmonella, the development of these potential markets is subject to regulatory approvals and consumer acceptance of irradiated foods. In addition, if these markets do develop, facilities will have to be built or modified to address the specific requirements of these markets. These modifications would include the addition of refrigeration facilities, changes in material handling equipment and alterations in processing techniques to accommodate higher volumes of low dosage products. In addition, facilities would have to be constructed in close proximity to customers' facilities given the perishable nature of fresh food products.


THE STERIGENICS APPROACH

     SteriGenics is a leading provider of high quality Gamma sterilization services, with over 18 years of experience in the operation, design and development of Gamma facilities. The Company operates 12 facilities in six states serving over 850 customers. The Company has expanded its presence in the medical products market through the opening of new facilities, addition of new customers and conversion of products of new and existing customers from EtO to Gamma sterilization. In recent years, the Company has begun to expand into various non-medical sterilization and processing markets. While SteriGenics expects the majority of its revenues to continue to be derived from the processing of medical products, it believes that non-medical markets offer significant opportunities for expansion.

     SteriGenics has always strived to be the innovator in its industry, maintaining the only internal engineering and design capability in the Gamma sterilization market. The Company's engineering and design expertise includes the design and development of major facets of the irradiation system, from basic conveyor systems to proprietary software systems. This expertise has allowed the Company to introduce several innovations to the industry including the first multi-cell facilities designed to provide improved turn-around times, increase processing volume and improve operational efficiencies. Other innovations include the Gemini cell, a dual-sided irradiator that enhances processing flexibility and increases operating efficiencies by allowing the Company to simultaneously process products with two different dose requirements in the same cell, and the ExCell, the industry's first automated precision dose irradiation system. The Company has also been able to introduce service innovations including GammaSTAT, the industry's first guaranteed variable time-based sterilization program.

     SteriGenics is continuing its leadership in providing flexible approaches to sterilization with its recent introduction of the MiniCell. Based upon a proprietary design, the MiniCell allows a smaller single cell irradiator to be constructed in an existing manufacturing facility or warehouse. The Company plans to use the MiniCell to provide contract sterilization services to smaller regional and international markets as well as to offer an in-house outsourcing alternative to large manufacturers that want to maintain greater control of the sterilization process, but do not want to incur the expense and regulatory burden of owning and operating a captive facility. The MiniCell requires significantly less capital investment and can generally be constructed in four to six months as opposed to the 18 to 24 month construction period that is typical for the Company's larger facilities. The Company has installed its first MiniCell in Hayward, California to serve the Northern California market.

STRATEGY

     The Company's objective is to be the leading provider of high quality contract sterilization and processing services for manufacturers of medical and non-medical products. Key elements of the Company's strategy include the following:

     Increase Share of Medical Products Sterilization Market. The Company is seeking to expand its share of the medical products sterilization market through its continued focus on Gamma sterilization, promotion of increased use of outsourcing by manufacturers and introduction of new and innovative services such as GammaSTAT and GammaReserve. As a key element of its focus on Gamma sterilization, the Company actively promotes the conversion of products from EtO to Gamma. In addition, although the Company intends to maintain its focus on Gamma sterilization and processing, it will evaluate new technologies as they emerge.

     Expand Non-medical Business. The Company is seeking to expand its presence in various non-medical sterilization and processing markets, such as the markets for spices and herbs, cosmetics, food packaging and materials processing. To effectively address these markets, the Company has created its non-medical products division, with an independent sales and marketing organization and four processing facilities dedicated primarily to processing non-medical products. SteriGenics also continually monitors developments in other potential markets such as the sterilization of poultry, red meat, shellfish, animal food and fresh fruits and vegetables.


     Exploit MiniCell Opportunity. The Company intends to use its new MiniCell design to continue to expand geographically, primarily into smaller regional and international markets. SteriGenics believes that the economics of the MiniCell will allow the Company to serve smaller industrial centers which could not support a full-size Gamma irradiation facility. The Company believes that by offering manufacturers in these markets decreased transportation costs and reduced total turn-around time, it has an opportunity to convert a portion of the dollars currently spent on transportation into sterilization revenues. The Company's first MiniCell became operational in April 1997. This MiniCell is currently in a start up phase and is not operating at full capacity. The Company currently has no plans to install additional MiniCells in specific locations.


     The Company is also seeking to provide an in-house outsourcing alternative by leasing MiniCells to manufacturers with high volume sterilization needs that want to have sterilization processing capability within their own facilities. The Company would also provide varying levels of staffing and management, depending on customer requirements, as well as manage the Cobalt 60 in the MiniCell. The Company believes that MiniCell leasing offers manufacturers the cost advantages and core-business focus associated with outsourcing, while also providing advantages of in-house facilities, including reduced costs associated with inventory and transportation and greater control over the sterilization process. The Company has recently introduced this program and has not yet leased a MiniCell.

     Expand Premium Services. SteriGenics seeks to differentiate itself from its competitors by offering its customers a variety of higher margin premium services, such as GammaSTAT, a guaranteed variable time-based service, and ExCell precision dosing and validation services. The Company recently introduced GammaReserve, a new service that utilizes proprietary software to allow customers to reserve processing time on a specific day.

     Leverage Leading Engineering and Design Capabilities. SteriGenics is seeking to leverage its leading internal engineering and design capabilities to continue to improve its existing processes and designs and to create and utilize innovative designs and services. The Company is the only provider of Gamma contract sterilization services with an in-house engineering and design staff. The Company's engineering staff continually evaluates new processing methods, equipment requirements and software options to increase operating efficiencies, optimize Cobalt 60 utilization and improve flexibility. The Company's engineering expertise will also play a critical role in the Company's plans to construct and lease its MiniCells.

     Pursue Strategic Acquisitions. SteriGenics intends to pursue strategic acquisitions of sterilization facilities and businesses both domestically and internationally. The Company began to implement this strategy with the acquisition of certain assets of RTI Inc. ("RTI") in August 1996, which added three facilities in the Eastern U.S. and significantly expanded the Company's presence in certain non-medical markets. The Company does not currently have any agreements or understandings with respect to any such acquisition.

SERVICES

     SteriGenics offers a number of services to its customers including its standard processing services, time-based services and value-added services such as validation and testing. In addition, the Company is seeking to lease its MiniCells to large medical products manufacturers or other customers with high product volumes for installation in such customers' facilities.

     STANDARD SERVICE

     SteriGenics' standard service is a five working day turn-around time on the product, which is an industry standard. The processing time of any particular product is dependent upon several factors, including the dose required, the density of the product and the number of curies of Cobalt 60 present in the cell. In general, a higher dose requirement or density of material has the effect of increasing the amount of time the product needs to be exposed to Gamma radiation. Once these elements are determined, the Company determines the processing time for the specified product. It is the responsibility of the Company's customers to determine the level of microorganisms or other contamination that exists in their respective products, as well as the dose of Gamma radiation that will reduce such microorganisms or contamination to the required levels. After performing sterilization services, dosimeter readings are taken and documented to verify that the customer's dose requirements were attained. The Company then issues a certification that the product received the specified dosage. The fee charged for this service is dependent primarily upon the required dose of Gamma radiation, density of the product, permissible dose range and the volume of product to be processed.

     GAMMASTAT I AND II SERVICES

     GammaSTAT I and II are premium services that guarantee a turn-around time of 23 or 48 hours, respectively. The Company does not limit the volume or type of product to be processed. Pricing for both GammaSTAT services is at a premium to standard service and is based upon the time (23 hours or 48 hours) in which the customer requires the product to be processed and available for shipment. GammaSTAT was introduced in fiscal 1996 and revenues resulting from GammaSTAT increased significantly in fiscal 1997.

     GAMMARESERVE SERVICES

     GammaReserve is a premium service that utilizes proprietary software to allow customers to reserve processing time on a specific day. The customer is then charged for the reserved processing time whether or not it is used. The Company began offering GammaReserve in April 1997.

     EXCELL SERVICES

     The ExCell is an automated precision dose irradiator. SteriGenics has an ExCell in operation in both Charlotte, North Carolina and Corona, California. The ExCell service can be used for several different purposes, including production services for finished goods that require a very limited dose range, dosage auditing to allow customers to verify their dosage requirements, validation work and materials testing. ExCell services are offered at a premium price based upon the nature of the service being provided.

     MINICELL LEASING

     The Company plans to lease MiniCells to larger medical products manufacturers for installation in their existing facilities. SteriGenics is offering the MiniCells pursuant to an operating lease which would include Cobalt 60 replenishment, dosimetry management and maintenance. If the customer so desires, SteriGenics will provide operating personnel, as well as a radiation safety officer, relieving the customer of many regulatory burdens. The Cobalt 60 will be disposed of through the Company's existing agreements with its suppliers providing for the disposal of "spent" Cobalt 60. The monthly lease payment will be based upon the level of service and the curies of Cobalt 60 required. The Company recently began to offer the MiniCell for lease and, to date, no MiniCells have been leased.


FACILITIES


     The Company has a network of 12 Gamma facilities, of which eight perform sterilization services for the medical products market. The Company processes its non-medical products primarily in its non-medical facilities since certain medical products customers prefer that their products be segregated from non-medical products such as herbs and spices. The remaining four facilities provide services primarily to non-medical customers. These 12 facilities have an aggregate design capacity of 101 million curies of Cobalt 60. All of the Company's medical products facilities (other than the Gurnee and Hayward facilities) are ISO 9002 certified. The Company expects the Gurnee and Hayward facilities to receive ISO 9002 certification upon satisfaction of the 12 month minimum operating period requirement. See "-- Quality Assurance and Safety."



     The Company's sterilization facilities are designed on stand alone sites of various sizes and capacities. The Company has three basic types of facilities: mega-facilities, mid-facilities and mini-facilities. Mega-facilities have two or more cells and a Cobalt 60 capacity of approximately 14 to 20 million curies, and mid-facilities have one cell with a Cobalt 60 capacity of approximately 8 million curies. Both mega-facilities and mid-facilities generally require 18 to 24 months to construct. Mini-facilities are facilities that (i) have one cell which can be a standard cell or the MiniCell and (ii) have a Cobalt 60 capacity of approximately three million curies. All of the Company's facilities are designed to operate 24 hours a day, seven days a week.


     The Company was the first in the Gamma sterilization industry to build multi-cell facilities with Cobalt 60 capacities in excess of 14 million curies and has strategically placed them in markets that have a high demand for sterilization of services. The Company believes that the number of additional U.S. markets that can support mega-facilities, based on current market conditions, is limited. To continue its geographic expansion, the Company has designed the MiniCell which it believes will enable it to address smaller regional markets and to take advantage of international opportunities.

     The following table sets forth information regarding the Company's facilities as of June 30, 1997:

-------------------------------------------------------------------------------------------------------
                                   DESIGN
                                 CAPACITY  APPROXIMATE
          LOCATION            (IN CURIES)(1) SQUARE FEET TYPE OF FACILITY      NUMBER/TYPE OF CELLS
-------------------------------------------------------------------------------------------------------
 MEDICAL PRODUCTS FACILITIES
 Corona, California (2)        19,000,000      100,000   Mega-Facility      3 cells (1 ExCell)
 Hayward, California            3,000,000       25,000   Mini-Facility      1 cell (MiniCell)
 Fort Worth I, Texas(2)         8,000,000       22,000   Mega-Facility(3)   1 cell
 Fort Worth II, Texas(2)        6,000,000       58,000   Mega-Facility(3)   1 cell (Gemini cell)
 Gurnee, Illinois              17,000,000       78,000   Mega-Facility      3 cells (will have 4 when
                                                                            fully equipped)
 Westerville, Ohio(2)           8,000,000       22,000   Mid-Facility       1 cell
 Charlotte, North              15,000,000       64,000   Mega-Facility      2 cells (1 ExCell)
   Carolina(2)
 Haw River, North               3,000,000       25,000   Mini-Facility      2 cells (pallet and under-
   Carolina(2)
                                                                            water systems)
-------------------------------------------------------------------------------------------------------
 NON-MEDICAL FACILITIES
 Tustin, California(2)          8,000,000       32,000   Mid-Facility       1 cell
 Schaumburg, Illinois(2)        8,000,000       32,000   Mid-Facility       1 cell
 Rockaway, New Jersey           3,000,000       25,000   Mini-Facility      1 cell (batch system)
 Salem, New Jersey              3,000,000       20,000   Mini-Facility      1 cell (pallet system)
-------------------------------------------------------------------------------------------------------

---------------

(1) Shows maximum design capacity. The Company currently does not utilize a substantial portion of its Cobalt 60 design capacity. See "-- Cobalt 60."

(2) ISO-9002 Certified facilities.

(3) The two Fort Worth facilities together constitute a Mega-Facility and operate under the same license.

     The sterilization systems in each of the Company's facilities consist of four major components: the biological shield, the source system, the conveyor system and the safety system.

     The Biological Shield. The cell where the Cobalt 60 is maintained is also known as the "biological shield." The Company utilizes a steel reinforced concrete cell with a ceiling and walls that are over six feet thick (other than the MiniCell which utilizes a three-foot thick steel wall) which provides a complete shield from any Gamma radiation. Each cell (other than the MiniCell) has a maze at its entrance and exit to prevent radiation from escaping from the cell. Because of its small dimensions, the MiniCell uses a two foot-thick lead door in lieu of the maze.

     The Source System. Inside the cell, stainless steel rods containing Cobalt 60 isotope sources are positioned on source racks, which when not in use are stored inside a shielding pool containing 18 to 30 feet of water. The water shielding pool provides a complete shield from any Gamma radiation. Once the sources are removed from the water, the product within the cell is exposed to Gamma radiation.

     The Conveyor System. The main operating component of the Company's sterilization system is the conveyor system comprised of either stainless steel or aluminum rectangular containers or totes, in which the customer's material is placed. After being loaded, the totes are placed on specially designed three level overhead conveyor systems used to transport customer products and materials into the cell and around the source racks. The conveyer system passes through the cell making periodic stops at specific locations to provide uniform dose distribution to the product being sterilized. The conveyor system is controlled by programmable logic controllers interconnected with diagnostic computers that monitor all conveyor functions.

     The Safety System. Each cell has separate and redundant safety systems that the Company believes meet or exceed all applicable regulations. The safety system is designed to prevent entry into the cell when the source racks are exposed and to automatically lower the Cobalt 60 into the water in the event of a system failure.

COBALT 60

     The quantity of Cobalt 60 in a cell is the primary factor in determining the amount of product that can be processed in that cell. As additional curies of Cobalt 60 are added, processing times decrease allowing for the processing of increased volumes of products. In addition to being the primary determinant of capacity, Cobalt 60 also represents a substantial cost element in operating a sterilization facility. As a result, the point at which a facility becomes profitable depends, to a significant extent, on the amount of Cobalt 60 that is loaded and the efficiency of the Cobalt 60 utilization. Correspondingly, since costs associated with Cobalt 60 are fixed costs, once the break-even point is reached for a given amount of Cobalt 60 there are relatively low costs associated with incremental volume. Since Cobalt 60 continuously decays, the Company generally operates its facilities 24 hours a day, seven days a week, at a Cobalt 60 capacity which is significantly less than maximum design capacity. As a result, the Company has the ability to significantly increase the volume of product it can process by adding more Cobalt 60 to existing facilities.

     Cobalt 60 has a useable life of approximately 20 years with the energy level declining at approximately 12.3% of the then current capacity per year. To account for this natural decay and to increase processing capacity, the Company acquires additional Cobalt 60 on a regular basis. Cobalt 60 capsules are shipped to the facility in licensed shipping containers from one of the Company's suppliers. Each facility is equipped with a custom set of tools and equipment designed to handle both the shipping containers and Cobalt 60 source capsules. Specially trained corporate staff and facility personnel perform the actual loading process. All loading work is performed underwater in a facility's source storage pool. Each capsule loaded into a facility has a unique serial number that is tracked by both SteriGenics and its suppliers. Because the loading process usually takes two to three days, during which the facility is not operational, loading is performed at each facility only once every 12 to 18 months depending on business activity. Cobalt 60 is loaded upon delivery to the Company's facility. To account for the decay of Cobalt 60, the conveyer system cycles at each facility are reset monthly.


     The Company's primary suppliers of Cobalt 60 are MDS Nordion, Inc. ("Nordion"), a Canadian company, and REVISS Services (UK) Limited ("REVISS"), a United Kingdom company and formerly a division of Amersham International plc. The Company also purchases a smaller amount of Cobalt 60 from Neutron Products, Inc., a Maryland corporation. The Company acquires Cobalt 60 from its suppliers under a variety of purchase arrangements, capital leases and operating leases. The Company's Cobalt 60 leases have terms of three to 15 years. All of the Company's agreements provide for the suppliers to handle the eventual disposal of "spent" Cobalt 60. The Company has not experienced Cobalt 60 shortages in the last decade, and based on current conditions, the Company believes that sufficient supplies of Cobalt 60 will continue to be available for the foreseeable future. However, there were shortages of Cobalt 60 in the mid-1980s and there can be no assurance that the Company will not experience shortages of Cobalt 60 in the future. Such shortages could result in a decrease in the availability of Cobalt 60 supplies or a significant increase in the price the Company is required to pay for Cobalt 60, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Risks Related to Cobalt 60 Supply."

STERIGENICS' PROCESS AND DESIGN TECHNOLOGY

     The Company is the only provider of contract Gamma sterilization services with in-house engineering and design capabilities. The Company's in-house engineering expertise and continual interaction with its customers have enabled it to develop technological innovations in facility and process design that have increased the Company's Cobalt 60 efficiency and utilization to meet its market and customer requirements.

     Product Overlap Design. The Company's irradiation system utilizes a product overlap design as opposed to the more commonly used source overlap design. In a product overlap system, the source racks in which the Cobalt 60 is stored are smaller in height than in a source overlap system. In a source overlap system, the source racks extend above and below the conveyor system. The product overlap system makes more efficient use of Cobalt 60 by moving the level at which the product passes by the source racks, which results in greater consistency in dosing and tighter maximum to minimum dose ratios. A product overlap design is incorporated in nine of the Company's facilities.

     Continuous Flow Technology. The standard SteriGenics conveyor system is a continuous flow system in which the conveyer system is continuously moving the product into and out of the cell during processing. In contrast, most irradiation systems are batch systems, which operate by placing the number of totes designed for the system in the cell housing the source racks and moving the totes around the source racks. The SteriGenics continuous flow system improves Cobalt 60 efficiency by constantly having product in the cell being exposed to Gamma radiation. In contrast, in a batch system, the source racks are lowered into the water shielding pool when the product inside the cell is ready to be removed. A batch system is used in one of the Company's standard facilities. Due to its compact design and cost considerations, the MiniCell also uses a batch system.

     Proprietary Software. The Company uses proprietary software systems to automate product handling. These software systems handle both the actual operation of the irradiation systems as well as the overall facility process control. The irradiator in each facility is controlled by a programmable logic controller system. The software designed for this purpose has been both installed and validated for FDA purposes. This control system provides all the critical controls for both the actual irradiator mechanism as well as all safety systems in the irradiator. The process control software used by each facility is an Oracle-based software system called STARS (SteriGenics Tracking and Reservation System), which was written, tested and validated for FDA purposes by the Company. This STARS system operates on a local area network at each facility and is designed to provide control of all aspects of the operation from product receiving to shipping. The STARS system also generates and tracks customer billing and collection information.

     Cell Design. The cell design innovations developed by the Company include the MiniCell, Gemini cell and ExCell:

     - MiniCell. The MiniCell, introduced in 1997, is a product overlap, batch irradiator developed to combine the benefits of a large-scale production system with the specialized features of a smaller batch irradiator. The cell is constructed of three foot-thick steel and uses a two level conveyor system. Instead of a maze, the MiniCell uses a lead door that is two feet-thick. The computer control systems on the MiniCell are substantially similar to the Company's larger systems, with a few modifications to accommodate the MiniCell's conveyor system.

     - Gemini Cell. The Gemini cell, introduced in 1996, is a double-sided cell, allowing two separate conveyor systems to operate in the same cell on opposite sides of the source rack. The Gemini design enables the Company to process products with two different dose requirements in the same cell simultaneously by varying the speeds of the two conveyor systems. The system gives the Company additional flexibility in scheduling its sterilization services, increases the efficiency of the Company's Cobalt 60 utilization and enhances the Company's ability to offer time-based processing services. The Company installed its first Gemini cell in its Gurnee, Illinois facility.

     - ExCell. The ExCell, introduced in 1995, was the industry's first automated precision dose irradiator system. The ExCell technology offers the ability to achieve a more precise dose range than a standard commercial irradiator. The ExCell was designed to conduct various required audit and validation functions for medical device manufacturers. The ExCell also enables the Company to offer customers high precision dosing for certain dose sensitive products.

MARKETS AND CUSTOMERS

     MEDICAL PRODUCTS MARKET


     The medical products market is comprised of manufacturers of healthcare and single-use medical products. The medical products division of the Company had over 700 customers in fiscal 1997, including many of the largest manufacturers of single-use medical products. Sales to medical products customers accounted for approximately 80% of the Company's revenues in fiscal 1997. One customer, Baxter International Inc. ("Baxter"), accounted for approximately 13% of revenues during fiscal 1995 and 1996. No customer accounted for more than 10% of revenues during fiscal 1997 due to a restructuring of Baxter, which resulted in its processing volume being divided between two companies. The following is a representative list of the Company's medical products customers:


----------------------------------------------------------------------------------------------
                                   REPRESENTATIVE CUSTOMERS
----------------------------------------------------------------------------------------------
  Alcon Laboratories, Inc.                     Medical Action Industries Inc.
  Allegiance Healthcare Corporation            Nalge Nunc International
  Allergan, Inc.                               Orion Life Systems, Inc.
  Ansell Perry Inc.                            Regent Medical (a division of London
                                               International Group, Inc.)
  Aramark Cleanroom Services Inc.
                                               Richard-Allan Medical Industries
  Conco Medical Company                        (a division of UROHEALTH
                                               Systems, Inc.)
  ConvaTec (a division of E.R. Squibb
    & Sons, Inc.)                              Smith & Nephew Orthopedics, Inc.
  DePuy Orthopedics, Inc.                      WEL Industries, Inc.
  Endodent, Inc.                               Zimmer (a subsidiary of Bristol-Myers
                                               Squibb Company)
  Lincoln Training Center
----------------------------------------------------------------------------------------------

     NON-MEDICAL MARKET

     The non-medical division of the Company provided services in fiscal 1997 to over 150 customers producing a variety of products, including spices and herbs, cosmetics, food ingredients, fruit and vegetable products, food packaging, consumer products and polymers. Sales to non-medical customers accounted for approximately 20% of the Company's revenues in fiscal 1997.


     The Company does not have a standard form of agreement for customer contracts. The Company's agreements with customers vary from purchase order arrangements to multiple year contracts. Certain of these contracts provide pricing terms based upon volume or product line commitments from its customers. In addition, the Company enters into contracts providing for guaranteed turn-around times and special services.


SALES AND MARKETING

     The Company has separate sales and marketing groups servicing the medical products and non-medical markets. The Company's services are sold primarily by its direct sales force, based throughout the country. Facilities managers and other personnel at the Company's facilities also take an active role. SteriGenics maintains a customer service and support operation within each of its facilities.


     The Company's marketing of its Gamma services emphasizes technical assistance to customers in all aspects of the sterilization process, including product conversion from other sterilization methods and material compatibility studies and participation by facility and corporate staff members on technical committees responsible for the implementation of industry standards pertaining to the sterilization of products and materials. The Company's salespersons and senior management draw upon their backgrounds in radiation, engineering, microbiology, packaging, material compatibility and regulatory compliance to provide customers a full range of services. SteriGenics' promotional activities consist of printed media advertising (primarily trade journals), participation in trade shows, mailing campaigns to selected territories, addressing industry organizations and sponsoring promotional events. In addition, as part of its efforts to expand its potential markets, the Company has sponsored and supported FDA petitions related to the sterilization of various products and product labeling.


     In 1996, the Company introduced a new program to further encourage the conversion of medical products from EtO to Gamma. Through this program the Company provides technical assistance to customers and potential customers who are interested in converting their products to Gamma. These technical assistance services are provided at no charge to the customer. The conversion program has been successful both with customers who have in-house EtO sterilization facilities and with those using an EtO contract sterilizer. During fiscal 1997, the first year of the program, SteriGenics converted slightly over 2 million cubic feet of product to Gamma sterilization.

RESEARCH, DEVELOPMENT AND ENGINEERING

     The Company believes its future competitive position will depend, in part, on its ability to develop and introduce process and design innovations in Gamma radiation systems. Research, development and engineering expenses for the fiscal years ended March 31, 1995, 1996 and 1997, were $685,000, $890,000 and $1.4 million, respectively, and $312,000 for the quarter ended June 30, 1997. The Company intends to continue to make significant investments in research, development and engineering for the foreseeable future. Although the Company maintains an active research, development and engineering program to improve its process and design technology, there can be no assurance such efforts will be successful or the Company's process and design innovations will enable it to offer new services that will achieve customer acceptance. Failure to develop, or introduce on a timely basis, such new process and design technology could adversely affect the Company's business, financial condition and results of operations. See "Risk Factors -- Competition."

QUALITY ASSURANCE AND SAFETY

     The Company has quality assurance departments at both the corporate and facility levels. The corporate quality assurance group has the primary responsibility for structuring the Company's quality system, developing quality assurance policies, operating procedures and work instructions and ensuring that such policies, procedures and work instructions are in compliance with national and international standards, federal, state and local regulations, as well as customer requirements. The department is also responsible for monitoring quality related activities at all locations, changes in the federal, state and local regulatory environment, each facility's compliance with the quality system, national standards working groups and technical assistance to customers. At the facility level, quality assurance personnel are given the authority and responsibility to ensure compliance within that facility with SteriGenics' quality policies, procedures, work instructions and customer specifications.


     Eight of SteriGenics' facilities are certified to International Standards Organization ("ISO") 9002, Quality System -- Model for Quality Assurance in Production, Installation and Servicing. Certification to the ISO 9002 standard demonstrates that the Company has implemented the essential elements necessary for an effective quality control system. The Company received its initial certification in 1993 from Det Norske Veritas ("DNV"), an approved Quality Registrar, and is subject to quality system surveillance audits every six months by DNV. The Company plans to schedule ISO 9002 certification audits for the Rockaway and Salem facilities in the fourth quarter of fiscal 1998, and the Company plans to schedule ISO 9002 certification audits for the Hayward and Gurnee facilities in the fourth and second quarters of fiscal 1998, respectively, after they have been in operation for one year (an ISO 9002 requirement).


     The Company has implemented a number of safety procedures for its workers. Each cell has a separate safety system designed to ensure that no individual is exposed to the Gamma radiation. The Company believes it has redundant safety precautions that meet or exceed all applicable safety regulations imposed by federal regulations. Safety backup precautions also exist in the event of power outages and natural disasters. In the event of a failure of electric power, the Cobalt 60 source racks are automatically lowered into the pool on a gravity feed basis. There can be no assurance that such safety precautions will prove effective under normal operating conditions or in the event of a power outage or natural disaster. A failure in safety precautions would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Risks of Operating a Facility Using Radioactive Material."

COMPETITION


     The market for sterilization services is intensely competitive and is characterized by significant price competition. The Company's market is fragmented as a result of geographical limitations on the transportation of products for sterilization, multiple technologies and the mix of captive and contract sterilization facilities. The Company competes with other companies that provide Gamma sterilization services, the most significant of which is Isomedix, Inc. ("Isomedix"). In addition, many products that can be sterilized using Gamma can also be sterilized using either EtO or E-Beam sterilization. As a result, the Company also competes with companies that process products using EtO or E-Beam technology. Companies processing products using EtO include Cosmed Group, Inc., Griffith Micro Science, Inc. and Isomedix. Certain of the Company's competitors and potential competitors have substantially greater financial, marketing, distribution, technical and other resources than the Company or offer multiple sterilization technologies, which may enable them to address a broader range of the sterilization requirements of individual customers. In addition, the Company competes with manufacturers that have or are considering establishing in-house sterilization capabilities. The Company may also in the future face competition from suppliers of Cobalt 60 radioisotope, particularly Nordion, as well as foreign providers of sterilization services. In addition, Isomedix has announced its intention to enter the California market for sterilization services, which would increase competition in that market. To the extent that the Company expands into international markets it will also be faced with competition from existing providers of sterilization in those markets.


     In recent years, price competition in the sterilization services industry has intensified. The Company may in the future face increased competition from companies that employ new or improved technologies or that offer sterilization services that are more effective or less costly than those developed and marketed by the Company. Such competition could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to continue to compete effectively or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company believes that price, processing time, quality of services and sterilization method are the primary factors upon which it competes. The Company believes that it compares favorably on all of these factors. In order to be successful in the future, the Company must continue to respond promptly and effectively to the challenges of technical change and competitors' innovations. Performance in these areas will, in turn, depend upon the Company's ability to attract and retain highly qualified technical and sales personnel. See "Risk Factors -- Competition."

REGULATORY AND ENVIRONMENTAL MATTERS

     The design, construction, use and operation of commercial irradiation facilities such as those operated by the Company, and byproduct materials used in such facilities, are extensively regulated by the United States Nuclear Regulatory Commission (the "NRC"), or in some cases by various state regulatory agencies and authorities that undertake a comparable regulatory function from the NRC (the "Agreement States"). In addition, the Company is subject to various local zoning and permit rules in the construction of its facilities. The Company's facilities are subject to regulation by additional regulatory bodies at the federal, state and local levels, depending upon the type of product that is being irradiated. The Company's facilities are subject to the requirements of the FDA when irradiating foods, cosmetics or food and drug packaging materials. In addition, if the Company were to begin processing meat or poultry products, it would become subject to the requirements of the Food Safety and Inspection Service of the USDA, which requires preapproval of the irradiation process for meat and poultry. The Company is also subject to the requirements of other federal agencies, such as the United States Occupational Safety and Health Administration and the United States Environmental Protection Agency (the "EPA"). In addition, the Company is subject to the regulatory requirements of the state and local agencies in the jurisdictions where the various irradiation facilities are located.

     In addition to extensive regulation by various governmental bodies and agencies, the Company is subject to standard guidelines and requirements established by industry organizations and other non-governmental bodies, such as ISO and the Association for the Advancement of Medical Instrumentation.

     Changes in, or reinterpretations of, existing requirements or adoption of new requirements beyond those described below or the failure at any time to comply with any applicable material regulations and standards could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will not incur significant costs to comply with laws, regulations and other requirements in the future or that such laws, regulations and other requirements will not have a material adverse effect upon the Company's business, financial condition and results of operations.

     NRC REGULATION OF IRRADIATION FACILITIES

     The receipt, acquisition, ownership, transfer, possession, use, transportation and disposal of nuclear byproduct material, as well as the construction, operation, transfer, closure and decommissioning of commercial irradiation facilities such as those operated by the Company, are subject to extensive and rigorous government regulation by the NRC or, in some cases, by the Agreement States.


     The Company believes it has received all licenses and permits necessary for the conduct of its business. Commercial irradiation facilities, such as those owned or operated by the Company are subject to both regularly scheduled and unannounced inspections by the NRC or the Agreement States, with regard to all aspects of their operation, recordkeeping, compliance with health and safety regulations and all aspects of the utilization, storage, transfer, possession and transportation of regulated byproduct materials. Noncompliance with the health and safety regulations of the NRC and most Agreement States are generally ranked according to levels of severity. Since 1993, the Company has received notices of violation from the NRC and the Agreement States concerning items of noncompliance at four of its facilities, which were not in such categories where utilized as to be of "significant regulatory concern." The Company believes that it has taken appropriate corrective actions in response to each such notice. In addition, the regulatory history of the former

RTI facilities, as operated by RTI, involved very significant regulatory compliance problems, which involved among other things, the payment of civil and criminal penalties by RTI, as well as a facility license suspension for a period of approximately 80 days. As a consequence of this regulatory history, there can be no assurance that the former RTI facilities will not be subject to heightened regulatory scrutiny and inspections for an extended period of time. Such heightened regulatory scrutiny and a failure by the Company to address concerns raised from such scrutiny and inspection could result in civil penalties or the suspension or termination of operations at one or more of the Company's facilities or could otherwise have a material adverse effect on the Company's business, financial condition and results of operations. The Company has no knowledge of any circumstances which would constitute a present significant violation of any applicable state or federal laws or regulations. However, there can be no assurance that the Company will not in the future be determined to be in violation of any such laws or regulations.

     The terms and conditions of the Company's licenses may be amended, revised or modified by reason of changes in the applicable laws, rules, regulations, or agency orders. Any such action may have a material adverse effect on the Company's business, financial condition and results of operations.

     Violations of or noncompliance with applicable governmental requirements may result in an enforcement action including, among other things, a notice of violation, imposition of civil penalties, suspension, modification or revocation of any applicable license, criminal prosecution, or withholding or recall of the nuclear byproduct material held by the Company. Any such action would have material adverse effect on the Company's business, financial condition and results of operations.

     FDA REGULATION OF IRRADIATION FACILITIES

     The Company's irradiation facilities are subject to the requirements of the FDA when irradiating medical devices, foods, cosmetics and food or drug packaging materials. The FDA implements the Federal Food, Drug, and Cosmetic Act ("FFDCA"), which establishes premarket approval requirements for certain drugs and medical devices and for all food additives. In addition, the Company is subject to inspection by the FDA for compliance with the FDA's Good Manufacturing Practices ("GMP") and other applicable FDA requirements. The FFDCA also prohibits the introduction into interstate commerce of adulterated or misbranded drugs, medical devices, foods and cosmetics. Products are deemed adulterated if, for example, they are manufactured or processed in facilities that fail to comply with GMP requirements.

     Failure by the Company at any time to comply with applicable FDA requirements could lead the FDA to institute materially adverse enforcement actions against the Company and/or its customers, including, among other things, warning letters, recall or seizure of products, fines, injunctions, civil penalties, total or partial suspension of sterilization operations and criminal prosecution. Such enforcement actions would also harm the Company's business reputation and could cause the Company to lose customers to competitors with better records of regulatory compliance.

     Medical Device Regulation. The Company's contract sterilization of medical devices is subject to pervasive and continuing regulation by the FDA. The FFDCA defines a medical device, in part, as including an instrument, apparatus, implement, machine, contrivance, implant or other similar or related article that is intended for use in the mitigation, treatment, or prevention of disease in man or other animals. The Company sterilizes finished devices made by other manufacturers, who commercially distribute them.

     The Company's contract sterilization activities render it a device manufacturer for purposes of the FDA's Quality System Regulation ("QSR"), which sets forth detailed GMP requirements. As a result, the Company is required to adhere to the requirements of the QSR that apply to its contract sterilization activities. The QSR revises the previous GMP regulation (which also applied to the Company's activities) and imposes certain enhanced requirements that are likely to increase the cost of compliance. There can be no assurance that the FDA would find that the Company is in compliance with applicable GMP requirements or that the Company will be found in compliance at all times in the future. The Company may also be subject to other FDA requirements such as the medical device reporting requirements.

     Drug Regulation. Contract sterilizers used by manufacturers of aseptic filled drug products are subject to applicable provisions of the FDA's drug GMPs. There can be no assurance that the FDA would find that a contract sterilizer is in compliance with applicable GMP requirements now or at any time in the future.

     Food Regulation. The FFDCA requires premarket approval for food additives. Irradiation is regulated by the FDA and is considered to be a food additive. Irradiation may only be used on foods and food packaging materials in accordance with the requirements established in the food additive regulations. The existing food additive regulations only approve the use of irradiation for a limited variety of foods and food packaging materials that are used during the irradiation of foods. Food packaging materials that are irradiated prior to filling are exempt from the premarket approval requirements, provided that the irradiated food packaging material is still suitable for use and complies with the applicable indirect food additive regulations. Before the Company could expand its sterilization services to certain foods or food packaging materials, the food additive regulations would have to be amended to include the irradiation of foods or food packaging materials not covered by the existing regulations. There can be no assurance that the FDA would amend the food additive regulations or that such regulations would be amended in a timely manner. Irradiation currently is approved for use on a limited number of foods and for disinfection of a variety of food packaging materials. Any use of food irradiation outside of that covered in an existing food additive regulation is prohibited.

     The irradiation of foods must be conducted in accordance with the general GMP requirements for foods. In addition, special labeling is required to appear on foods that have been irradiated. The label and labeling of retail packages of the irradiated food must bear an irradiated logo and a statement such as "treated with radiation." No special labeling is required, however, on the label of foods that contain irradiated food ingredients. For example, if a spice is being irradiated, the irradiation logo and statement would need to appear on the label of the spice when it is sold directly to the consumer, but no special labeling would be required on the label of a pasta sauce that uses the irradiated spice ingredient.

     Cosmetics Regulation. Cosmetics are defined under the FFDCA as including articles intended to be rubbed, poured, sprinkled, or sprayed on, introduced into, or otherwise applied to the human body or part thereof for cleansing, beautifying, promoting attractiveness, or altering the appearance. There currently are no statutory or regulatory provisions, other than the general adulteration and misbranding provisions, that limit the use of radiation in the processing or labeling of cosmetics.


     ENVIRONMENTAL AND RELATED MATTERS



     The Company's operations are subject to regulation by the EPA as well as state and local governmental agencies. Although there can be no assurance, the Company believes it currently maintains all licenses and permits necessary to conduct its current business and that it is in material compliance with applicable environmental, health and safety laws and regulations. The loss of any of the Company's licenses or permits could force the Company to suspend or terminate operations at one or more of its facilities or could otherwise have a material adverse effect on the Company's business, financial condition and results of operations.



     Pursuant to an Asset Acquisition Agreement effective August 8, 1996 (the "Asset Agreement"), the Company purchased certain assets of RTI, including property located in Haw River, North Carolina and leasehold interests in property located in Salem, New Jersey and Rockaway, New Jersey (the "Rockaway Property"). The Rockaway Property was previously owned and operated by Thiokol Chemical Corporation ("Thiokol"), and is listed on the Superfund National Priorities List ("NPL"). In 1992, RTI and Thiokol entered into an Administrative Consent Order ("ACO") with the New Jersey Department of Environmental Protection (the "NJDEP") requiring, among other things, implementation of a groundwater remedy estimated to exceed $2.0 million in costs.



     Under the Asset Agreement, RTI retained ownership of the Rockaway Property and all associated environmental liabilities as of the closing date. RTI agreed to indemnify and hold the Company harmless from and against any and all claims which may arise directly or indirectly from any use or release of hazardous substances on or under the leased premises as of the closing date. In addition, the Company obtained a letter from the NJDEP stating that the NJDEP will not institute either judicial or administrative civil proceedings against the Company for any discharge, deposit, release or disposal of hazardous substances or pollutants existing at the Rockaway Property, emanating therefrom, or occurring before the closing. However, the Company is required by the NJDEP to maintain a standby letter of credit in the amount of $500,000, contingent upon the continued clean up efforts required of RTI. The required amount of the letter of credit decreases over the life of the leasehold interest, and/or as the NJDEP requires. The Company believes, based on present information available to it, including the indemnification from RTI, the ACO among RTI, Thiokol and the NJDEP, and the NJDEP's letter stating that it will not seek recovery or remediation costs from the Company for contamination that predates the purchase of RTI's assets, that it does not face any significant environmental liability with respect to the Rockaway Property. However, there can be no assurance that the Company will not be subject to environmental liability relating to the remediation of the Rockaway Property or liability for losses suffered by adjacent property owners or other third parties, and such liability could have a material adverse effect on its business, financial condition or results of operations.



     In the spring of 1985, the Company leased over 400 stainless steel capsules of radioactive Cesium from the DOE for use at the Company's Decatur, Georgia and Westerville, Ohio irradiation facilities. On June 6, 1988, the Company discovered one or more of DOE's Cesium capsules had leaked radioactive Cesium, which is water soluble, contaminating the Company's Decatur, Georgia facility. As a result of the contamination, the Company's Decatur irradiation facility was completely shut down. The decontamination activities were conducted by the DOE and its contractors, and the Company filed an administrative claim with the DOE for damages the Company incurred as a result of the Cesium contamination. The DOE did not pay or deny the Company's claim within the required six month period. As a result, the Company filed suit against the U.S. government in June 1991. Although the DOE had orally offered to fund the costs of the cleanup, the government subsequently asserted a substantial counterclaim against the Company alleging that the Company had been negligent in its handling and use of the Cesium capsules. A settlement was reached between the parties to this litigation on April 9, 1997, following a trial and notice of appeals filed by both SteriGenics, the U.S. government and two of its contractors. The presiding court entered a stipulation of dismissal effective May 9, 1997. While the litigation resulted in significant expenses and was a significant diversion of management attention, the Company is not aware of any ongoing environmental or other legal liabilities associated with the Cesium incident. However, there can be no assurance that unspecified third parties, including former employees, would not, in the future, assert claims against the Company in connection with the contamination of the Decatur facility. After the decontamination activities were completed, final survey reports were prepared by both a contractor for DOE and by a third party consultant on behalf of the Georgia Department of Human Resources, which regulates such matters in Georgia, to allow for the unrestricted use of the Decatur facility consistent with the requirements of the Georgia Department of Human Resources. The documentation and data prepared by such third party indicated that any residual radioactivity at the Decatur facility was beneath that of regulatory concern to the applicable regulatory authority. While the Company no longer uses Cesium in any of its facilities, there can be no assurance that it will not experience any incidents of radioactive contamination resulting from its use of Cobalt 60. See "-- Risks of Operating Facilities Using Radioactive Material."


PROPRIETARY TECHNOLOGY AND INTELLECTUAL PROPERTY

     The Company relies on a combination of copyright and trade secret protection and nondisclosure agreements to protect its proprietary rights. In addition, the Company has a U.S. patent application pending on its MiniCell. There can be no assurance, however, that patent and copyright law and trade secret protection will be adequate to deter misappropriation of its technology, that any patents issued to the Company will not be challenged, invalidated or circumvented, that the rights granted thereunder will provide competitive advantages to the Company, or that the claims under any patent application will be allowed. Furthermore, there can be no assurance that others will not independently develop similar processes or designs, duplicate the Company's processes or design around any patents issued to the Company. The Company may be subject to or may initiate interference proceedings in the United States Patent and Trademark Office, which can demand significant financial and management resources. The process of seeking patent protection can be time consuming and expensive and there can be no assurance that patents will be issued from currently pending or future applications or that any new patents that may be issued will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to the Company.

     The Company may in the future receive communications from third parties asserting that the Company is infringing certain patents and other intellectual property rights of others or seeking indemnification against such alleged infringement. No assurance can be given that any of these claims will not result in protracted and costly litigation, that damages for infringement will not be assessed or that should it be necessary or desirable to obtain a license relating to one or more of the Company's services or current or future technologies, the Company will be able to do so on commercially reasonable terms or at all.

LEASES AND FINANCING TERMS

     The following is a summary of the terms for the Company's leased facilities and financing for facilities owned by the Company. All obligations of the Company under the Industrial Revenue Bonds ("IRBs") are secured by certain assets of the Company and by letters of credit with a bank:

     Fremont, California -- Fremont is the location of the Company's headquarters. The building is subject to a lease with a term that expires in July 1999.

     Corona, California -- The Corona facility is subject to a lease with an initial lease term that expires in 2004. After the initial lease term the Company has four five-year renewal options.

     Hayward, California -- The Hayward facility is subject to a lease with a term that expires in 2001.

     Tustin, California -- The Tustin facility is subject to a lease with a term that expires in 2002. The owner of the Tustin property is Charles King & Associates, of which Charles W. King, Jr., a director of the Company, is an affiliate. See "Certain Transactions."

     Fort Worth I, Texas -- The Fort Worth I facility is owned by the Company. The facility was financed through the issuance of two IRBs. These IRBs were issued in 1985 in an aggregate amount of $4.6 million, with interest payable monthly and principal due in full in 2005. The interest rate on the IRBs adjusts monthly, based upon market conditions. The interest rate as of June 30, 1997 was 4.0%.


     Fort Worth II, Texas -- The Fort Worth II facility is owned by the Company. The Company financed this facility through the issuance of a $5.0 million IRB in the second quarter of fiscal 1998. The interest rate as of July 30, 1997 (the date of the issuance of the IRB) was 3.9%.


     Schaumburg, Illinois -- The Schaumburg facility is subject to a lease with a term that expires in 2002. The owner of the Schaumburg property is Charles King & Associates, of which Charles W. King, Jr., a director of the Company, is an affiliate. See "Certain Transactions."

     Gurnee, Illinois -- The Gurnee facility is owned by the Company. The facility was financed through the issuance of an IRB. The IRB was issued in 1996 in an aggregate amount of $7.8 million. The IRB has a 20 year maturity with an 18 year repayment schedule with interest payable monthly. The interest rate is adjustable weekly, based upon market conditions. The interest rate as of June 30, 1997 was 4.4%.

     Westerville, Ohio -- The Westerville facility is owned by the Company. The facility was financed through the issuance of an IRB. The IRB was issued in 1984 in an aggregate amount of $4.9 million with interest payments due monthly and principal due in 2004. The interest rate is adjustable monthly, based upon market conditions. The interest rate as of June 30, 1997 was 4.0%.

     Charlotte, North Carolina -- The Charlotte facility is owned by the Company. The facility was financed through the issuance of an IRB. The IRB was issued in 1996 in the aggregate amount of $9.0 million and has a 20 year maturity with an 18 year repayment schedule with interest payable monthly. The interest rate is adjustable weekly, based upon market conditions. The interest rate as of June 30, 1997 was 4.4%.

     Haw River, North Carolina -- The Haw River facility is owned by the Company. There is no debt outstanding on this facility.

     Rockaway, New Jersey -- The Rockaway facility is leased from RTI. The lease is for a six year period beginning in August 1996, with a five year renewal option exercisable by the Company. The Company has an option to purchase the Rockaway facility at the end of the initial lease term. See "Risk Factors -- Environmental Risks."


     Salem, New Jersey -- The Salem facility is a leased facility. The lease is a 20 year lease which expires in the year 2004. All lease payments have been prepaid and there are no further payments due on the lease. The lessor is the issuer of the associated IRB financing which has a fixed interest rate of 10.0% with interest payable monthly and principal repaid annually through 1999. The proceeds of the IRB financing were used to construct and equip the leased premises.


     Decatur, Georgia -- The Decatur facility is owned by the Company. The facility was financed through issuance of an IRB. The IRB was issued in 1985 in the aggregate amount of $5.3 million with interest payments due monthly and principal due in full in 2005. The interest rate is adjustable monthly, based upon market conditions and was 4.0% as of June 30, 1997. The facility is currently being leased to a third party. See "Risk Factors -- Environmental Risks."

EMPLOYEES


     At June 30, 1997, the Company had 283 employees. The Company's progress to date has been highly dependent upon the skills of its key technical and management personnel, many of whom would be difficult to replace. To reach its future business objectives, the Company will need to hire additional qualified personnel in the areas of sales, engineering and management. There can be no assurance that the Company will be able to hire such personnel, as the Company must compete with other companies, academic institutions, government entities and other agencies. The number of persons with experience in the Gamma sterilization industry is limited, and as a result, competition for such personnel is intense. There can be no assurance that the Company can retain such personnel or that it can attract or retain other highly qualified personnel in the future. No employee of the Company is represented by a collective bargaining agreement, nor has the Company experienced any work stoppage. The Company considers its relations with its employees to be good. See "Risk
Factors -- Dependence on Key Personnel."


LITIGATION

     The Company is not currently subject to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:


NAME                                 AGE                     POSITION
-----------------------------------  ---   --------------------------------------------
James F. Clouser...................  46    President, Chief Executive Officer and
                                           Director
Eric W. Beers......................  37    Senior Vice President of Engineering
Donald A. Currie...................  40    Vice President of Operations, Non-medical
Eugene C. Davis....................  49    Vice President of Operations, Western Region
Lisa C. Foster.....................  36    Vice President of Quality Assurance
David E. Meyer.....................  46    President of Medical Products Division
Edward M. Miller, Jr...............  46    Vice President of Finance
Charles W. King, Jr................  62    Chairman of the Board
Walter G. Kortschak(1).............  38    Director
Thomas F. Stephenson(1)............  55    Director


---------------

(1) Member of Audit Committee and Compensation Committee.

     All directors hold office until the next annual meeting of the stockholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the direction of the Board of Directors. There are no family relationships among the directors or officers of the Company.

     James F. Clouser joined SteriGenics in June 1988 as President and Chief Executive Officer. Previously, from 1984 to 1988 he served as Chief Operating Officer of Attain, Inc., a high technology start-up manufacturer of automatic test equipment for semiconductor devices. Mr. Clouser has a Bachelor of Science degree in Electrical Engineering from Pennsylvania State University, a Masters of Business Administration degree in Finance from Wayne State University, and a Masters of Science degree from Rochester Institute of Technology.

     Eric W. Beers joined SteriGenics in February 1994 as Senior Vice President of Engineering. Prior to joining SteriGenics, Mr. Beers held several engineering and managerial positions with Nordion, a supplier of Cobalt 60 and irradiation equipment, since 1980, the most recent of which was as manager of the Industrial Irradiation Engineering Department. Mr. Beers has a degree in Mechanical/Aeronautical Engineering from Carleton University in Canada and is a Member of the Association of Professional Engineers of Ontario, Canada.


     Donald A. Currie joined SteriGenics in March 1991 as General Manager of the Westerville facility. In August 1994, Mr. Currie became Director of Operations overseeing the Westerville and Schaumburg facilities and was promoted to Vice President of Operations, Non-medical in November 1996. Mr. Currie has a Bachelor of Arts degree in Materials and Operations Management from Michigan State University.



     Eugene C. Davis joined SteriGenics in April 1994 as Vice President of Quality Assurance and Regulatory Affairs. In January 1996, he became Vice President of Sales and Marketing, and in July 1997, he became the Vice President of Operations for the Western Region. From 1979 to 1993 Mr. Davis held various positions with the Opthalmic Surgical Products Division of Optical Radiation Corporation, an opthalmic surgical products company, the most recent of which was Vice President of Quality Assurance. Mr. Davis has a Bachelor of Arts degree from California State Polytechnic University at Pomona.


     Lisa C. Foster joined SteriGenics in January 1989 as Quality Assurance Manager at the Decatur facility. In February 1990, Ms. Foster transferred to the Schaumburg facility as Quality Assurance Manager. Later that year she joined the Corporate staff, assuming the responsibility of Corporate Quality Assurance Manager. In April 1992, Ms. Foster was promoted to Director of Corporate Quality Assurance and in June 1997 was promoted to Vice President of Quality Assurance. Ms. Foster has a Bachelor of Science degree in Food and Nutrition from Mississippi University for Women and a Masters of Science degree in Food Chemistry from Mississippi State University.

     David E. Meyer joined SteriGenics in November 1989 as General Manager of the Schaumburg facility and in May 1991 was promoted to Senior Vice President of Operations. In July 1997, Mr. Meyer was promoted to President of Medical Products Division. From 1976 to 1989, Mr. Meyer held various positions with the Barber-Greene Company, a producer of road construction equipment, most recently that of Manufacturing Manager. Mr. Meyer has a Bachelor of Science degree in Business Administration from Valparaiso University and a Masters of Science degree in Management from Aurora University.


     Edward M. Miller, Jr. joined SteriGenics in June 1994 as Vice President of Finance and Assistant Secretary. Prior to joining SteriGenics, Mr. Miller served as Vice President Finance and Corporate Secretary for Quality Technologies Corporation, a producer of optoelectronic components, since 1990. Quality Technologies Corporation was a subsidiary of General Instrument Corporation until November 1990. Mr. Miller has a Bachelor of Arts degree in Finance from Ohio University.


     Charles W. King, Jr., a founder of the Company, has been Chairman of the Board of SteriGenics since its inception. Mr. King is a private investor and real estate developer and has been a Managing Partner in Charles King & Associates since 1965.


     Walter G. Kortschak became a director of the Company in September 1993. Mr. Kortschak is a General Partner of Summit Partners, L.P., where he has been employed since June 1989. Summit Partners and its affiliates manage a number of venture capital funds, including Summit Ventures III, L.P. and Summit Investors II, L.P., which are principal stockholders of the Company. Mr. Kortschak also serves as a director of Aspec Technology, Inc., Diamond Multimedia Systems, Inc., HMT Technology Corporation, Mecon, Inc., and Simulation Sciences Inc. Mr. Kortschak formerly served as a director of McAfee Associates, Inc.

     Thomas F. Stephenson became a director of the Company in September 1993. Mr. Stephenson is a General Partner of Sequoia Capital, where he has been employed since 1988. Sequoia Capital and its affiliates manage a number of venture capital funds, including Sequoia Capital Growth Fund and Sequoia Technology Partners III, which are principal stockholders of the Company. Mr. Stephenson is a director of Sequana Therapeutics and several private companies.

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth information concerning cash and non-cash compensation earned during the fiscal year ended March 31, 1997 by the Company's Chief Executive Officer and each of the Company's other four highest paid executive officers whose total compensation for services in all capacities to the Company exceeded $100,000 during such year (the "Named Officers").

                SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 1997

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                                        ------------
                                                                                         SECURITIES
                                                             ANNUAL COMPENSATION         UNDERLYING
                                                           ------------------------       OPTIONS
              NAME AND PRINCIPAL POSITION                  SALARY ($)     BONUS ($)         (#)
-------------------------------------------------------    ----------     ---------     ------------
James F. Clouser.......................................      179,667        89,834             --
  President, Chief Executive Officer and Director
Eric W. Beers..........................................       95,918        43,163          5,000
  Senior Vice President of Engineering
Eugene C. Davis........................................       99,105        39,642          5,000
  Vice President of Operations, Western Region

David E. Meyer.........................................       96,088        48,044          5,000
  President of Medical Products Division
Edward M. Miller, Jr...................................       96,586        19,317          5,000
  Vice President of Finance

STOCK OPTIONS GRANTED IN FISCAL 1997

     The following table provides information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended March 31, 1997 to the Named Officers:

                       OPTION GRANTS IN FISCAL YEAR 1997

                                                                                               POTENTIAL
                                                                                               REALIZABLE
                                                     INDIVIDUAL GRANTS                      VALUE AT ASSUMED
                                   -----------------------------------------------------      ANNUAL RATES
                                   NUMBER OF                                                 OF STOCK PRICE
                                   SECURITIES     % OF TOTAL     EXERCISE                   APPRECIATION FOR
                                   UNDERLYING      OPTIONS       PRICE PER                  OPTION TERM (2)
                                    OPTIONS       GRANTED TO       SHARE      EXPIRATION    ----------------
                                   GRANTED(#)     EMPLOYEES       ($)(1)         DATE       5%($)     10%($)
                                   ----------    ------------    ---------    ----------    ------    ------
James F. Clouser................         --            --             --             --         --        --
Eric W. Beers...................      5,000          5.15           4.90        5/31/06     15,408    39,047
Eugene C. Davis.................      5,000          5.15           4.90        5/31/06     15,408    39,047
David E. Meyer..................      5,000          5.15           4.90        5/31/06     15,408    39,047
Edward M. Miller, Jr............      5,000          5.15           4.90        5/31/06     15,408    39,047

---------------

(1) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock as determined by the Board of Directors of the Company on the date of grant. The exercise price may be paid in cash, check, promissory note or in shares of the Company's Common Stock valued at fair market value on the exercise date. The options vest with respect to 24% of the shares one year after the option grant date and with respect to 2% of the shares on a monthly basis for the next 38 months.

(2) The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the current date. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Officers.

OPTION EXERCISES AND FISCAL 1997 YEAR-END VALUES

     No options were exercised by the Named Officers in fiscal 1997. The following table provides the specified information concerning unexercised options held as of March 31, 1997 by the Named Officers:

                          FISCAL 1997 YEAR-END VALUES

                                                      NUMBER OF SECURITIES
                                                           UNDERLYING         VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
                                                      AT MARCH 31, 1997(#)   AT MARCH 31, 1997($)(1)
                                                      --------------------   -----------------------
                        NAME                          VESTED      UNVESTED    VESTED        UNVESTED
----------------------------------------------------  -------     --------   ---------      --------
James F. Clouser....................................  289,043      10,957    1,012,584       39,445
Eric W. Beers.......................................    7,900      14,600       28,440       52,560
Eugene C. Davis.....................................    6,600      13,400       23,760       48,240
David E. Meyer......................................   21,950      10,550       77,270       37,980
Edward M. Miller, Jr................................   10,200      17,300       36,720       62,280

---------------

(1) Calculated by subtracting the exercise price from the estimated fair market value of the underlying securities as of March 31, 1997 of $8.50 per share.

STOCK PLANS

     1997 EQUITY INCENTIVE PLAN


     The Company's 1997 Equity Incentive Plan (the "Plan") was adopted by the Board on June 23, 1997 and amended on July 24, 1997, subject to stockholder approval. The number of shares of Common Stock reserved for issuance under the Plan is equal to (i) 1,025,000 plus (ii) the aggregate number of shares remaining available for grants under the Company's Second Amended and Restated 1986 Stock Option Plan (the "Predecessor Plan") on June 23, 1997 plus (iii) the aggregate number of shares remaining available for grants under the Company's 1997 Stock Plan. As of June 30, 1997, no options had been granted under the Plan. Since June 30, 1997, options for an aggregate of 187,500 shares have been granted under the Plan. Under the Plan, employees, non-employee members of the Board ("Outside Directors") and consultants may be awarded options to purchase shares of Common Stock, stock appreciation rights ("SARs"), restricted shares or stock units. Options may be incentive stock options designed to satisfy Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or nonstatutory stock options not designed to meet such requirements. If restricted shares or shares issued upon the exercise of options granted under this Plan or the Predecessor Plan are forfeited, then such shares will again become available for awards under the Plan. If stock units, options or SARs granted under this Plan or the Predecessor Plan are forfeited or terminate for any other reason before being exercised, then the corresponding shares will again become available for awards under the Plan. As of January 1 of each year, commencing with the year 1999, the number of shares reserved for issuance under the Plan will be increased automatically by the lesser of (i) 5% of the total number of shares of Common Stock then outstanding or (ii) 250,000 shares.


     The Plan is administered by the Company's Compensation Committee (the "Committee"). The Committee has the complete discretion to determine which eligible individuals are to receive any award, determine the type, number, vesting requirements and other features and conditions of such award, interpret the Plan and make all other decisions relating to the operation of the Plan.

     The exercise price for options granted under the Plan may be paid in cash or in outstanding shares of Common Stock. Options may also be exercised by using a cashless exercise method, a pledge of shares to a broker or promissory note. The payment for the award of newly issued restricted shares will be made in cash, by promissory note or the rendering of past or future services.

     The Committee has the authority to modify, extend or assume outstanding options and SARs or may accept the cancellation of outstanding options or SARs in return for the grant of new options or SARs for the same or a different number of shares and at the same or a different exercise price.

     Each Outside Director who first becomes a member of the Board after the date of the offering will receive a one-time option grant for 15,000 shares of Common Stock upon taking office. Upon the conclusion of each regular annual meeting of the Company's stockholders held in the 1998 calendar year and thereafter, each Outside Director who will continue to serve as a Board member will receive an option for 3,000 shares of Common Stock, except that an Outside Director will not receive an annual grant for 3,000 shares in the same year he or she received the one-time option grant for 15,000 shares.

     The Board may decide to implement a program that allows an Outside Director to elect to receive his or her annual retainer payments and meeting fees from the Company in the form of cash, options, restricted shares, stock units or a combination thereof. The number and terms of such options, restricted shares or stock units to be granted to Outside Directors in lieu of annual retainers and meeting fees will be calculated in a manner determined by the Board.

     The Committee may determine that upon a Change in Control (as defined in the Plan) an award of an option, SAR, stock units or restricted shares will become fully exercisable as to all shares subject to such award. A Change in Control includes a merger or consolidation of the Company after which the Company's then current stockholders own less than 50% of the surviving corporation, sale of all or substantially all of the assets of the Company, a proxy contest that results in replacement of more than one-third of the directors over a 24-month period or acquisition of 30% or more of the Company's outstanding stock by a person other than a trustee of any of the Company's employee benefit plans, a corporation owned by the stockholders of the

Company in substantially the same proportions as their stock ownership in the Company or a person who owns stock of the Company before the effective date of the offering. In the event of a merger or other reorganization, outstanding options, SARs, restricted shares and stock units will be subject to the agreement of merger or reorganization, which may provide for the assumption of outstanding awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting and accelerated expiration or for settlement in cash.

     The Board may amend or terminate the Plan at any time. Amendments may be subject to stockholder approval to the extent required by applicable laws.


     1997 STOCK PLAN



     The Company's 1997 Stock Plan (the "Stock Plan") was adopted by the Board on July 24, 1997, subject to stockholder approval. The number of shares of Common Stock reserved for issuance under the Stock Plan is equal to 175,000 shares. To the extent that any shares of Common Stock remain available for grant after July 24, 1997, such shares shall be incorporated into the Company's Plan, as discussed in the Plan description above. On July 24, 1997, the Board granted a series of options under the Stock Plan such that options for 164,250 shares are currently outstanding. However, the Board does not intend to grant any additional options under the Stock Plan.



     Only employees of the Company who are not executive officers may participate in the Stock Plan. Under the Stock Plan, employees may be awarded options to purchase shares of Common Stock or restricted stock. Options may be incentive stock options designed to satisfy Section 422 of the Code or nonstatutory stock options not designed to meet such requirements. Upon a Change in Control (as defined in the Stock Plan), the options become fully vested and the Company's repurchase right lapses entirely, unless the options are assumed by, or the repurchase right is assigned to, the acquiring entity, in which case no acceleration of vesting occurs.


     1997 EMPLOYEE STOCK PURCHASE PLAN

     The Board adopted the Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan") on June 23, 1997, subject to stockholder approval. A total of 400,000 shares of Common Stock have been reserved for issuance under the Purchase Plan. The Purchase Plan is intended to qualify under Section 423 of the Code. Each calendar year, two overlapping offering periods consisting of 24 months will commence on April 1 and October 1 (except that the first offering period will commence on the effective date of the offering and end on September 30, 1999). Each offering period contains four six-month accumulation periods, with purchases occurring at the end of each six-month accumulation period. However, the initial accumulation period will begin on the effective date of the offering and end on March 31, 1998. The Purchase Plan will be administered by the Committee. Each employee will be eligible to participate if he or she is (i) employed by the Company for at least 20 hours per week for more than five months per year and (ii) is an employee on the effective date of the offering or has been employed by the Company for at least three consecutive months. The Purchase Plan permits each eligible employee to purchase Common Stock through payroll deductions, which may not exceed 15% of an employee's compensation, nor more than 5,000 shares on any purchase date. The price of each share of Common Stock purchased under the Purchase Plan will be 85% of the lower of (i) the fair market value per share of Common Stock on the date immediately prior to the first date of the applicable accumulation period (except that in the case of the first offering period, the price per share will be the price offered to the public in the offering) or (ii) the date at the end of the applicable accumulation period. Employees may end their participation in the Purchase Plan at any time during the accumulation period, and participation ends automatically upon termination of employment with the Company. In the event of a merger or consolidation, all offering periods and accumulation periods will terminate and each outstanding purchase right will be exercised. The Board may amend or terminate the Purchase Plan at any time. However, the Board may not, without stockholder approval, increase the number of shares of Common Stock reserved for issuance under the Purchase Plan.

COMPENSATION OF DIRECTORS

     Directors receive no remuneration for serving on the Board of Directors, although directors are reimbursed for all reasonable expenses incurred by them in attending Board and Committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Compensation Committee consists of Messrs. Kortschak and Stephenson. Neither of these individuals has at any time since the formation of the Company been an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Pursuant to the provisions of the Delaware General Corporation Law (the "Delaware Law"), the Company has adopted provisions in its Certificate of Incorporation which provide that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of (i) a breach of the directors' duty of loyalty to the Company or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of the Delaware Law and
(iv) transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Certificate of Incorporation also authorizes the Company to indemnify its officers, directors and other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under the Delaware Law. The Company has entered into separate indemnification agreements with its officers and directors which are, in some cases, broader than the specific indemnification provisions contained in the Delaware Law. The indemnification agreements require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

     At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

     The Company has leased its Tustin, California facility since April 1980 from Charles King & Associates, an entity of which Charles W. King, Jr., a director and major stockholder of the Company, is an affiliate. In June 1997, the Company executed a five year lease, with a term that expires in the year 2002, that provides for payments of $19,750 per month with 3% annual rent increases in years two through five of the lease. Lease payments were $219,000 in each of the fiscal years ended March 31, 1995, 1996 and 1997.

     The Company has leased its Schaumburg, Illinois facility since January 1982 from Charles King & Associates, an entity of which Charles W. King, Jr., a director and major stockholder of the Company, is an affiliate. In June 1997, the Company executed a five year lease, with a term that expires in the year 2002, that provides for payments of $13,100 per month with 3% annual rent increases in years two through five of the lease. Lease payments were $253,000 in each of the fiscal years ended March 31, 1995, 1996 and 1997.

     Through June 29, 1997, Charles W. King, Jr. guaranteed bank letters of credit related to IRBs issued by the Company for approximately $31.5 million for several of the Company's facilities. These IRBs have 20 year terms with interest rates as of June 29, 1997 of 4.0% and 4.4% adjustable based upon market conditions. Mr. King received no consideration for the guarantee of these IRBs.

     As of June 30, 1997, Mr. King continues to guarantee a bank letter of credit related to one IRB issued by the Company for approximately $5.3 million for one of the Company's facilities. This IRB has a 20 year term with an interest rate as of June 30, 1997 of 4.0%, adjustable based upon market conditions. Mr. King received no consideration for the guarantee of this IRB.

     The Company intends to use $1.5 million of the net proceeds of the offering to redeem the 15,000 shares of Series A Preferred Stock currently outstanding. The Charles W. King, Jr. Revocable Trust, of which Mr. King is the trustee and beneficiary, is the sole holder of the Series A Preferred Stock. See "Use of Proceeds."

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 30, 1997, and as adjusted to reflect the sale of the shares offered hereby, (i) by each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock,
(ii) by each of the executive officers named in the table under "Executive Compensation" and by each of the Company's directors, and (iii) by all officers and directors of the Company as a group.

                                                                                     PERCENTAGE OF
                                                                                      TOTAL(1)(2)
                                                                                ------------------------
                                                          NUMBER OF SHARES      BEFORE THE     AFTER THE
                  NAME AND ADDRESS                       BENEFICIALLY OWNED      OFFERING      OFFERING
-----------------------------------------------------    ------------------     ----------     ---------
Summit Partners, L.P.(3).............................          736,630             15.3%          10.8%
  499 Hamilton Avenue, Suite 200
  Palo Alto, CA 94301
Sequoia Capital(4)...................................          368,315              7.6            5.4
  3000 Sand Hill Road
  Suite 280, Building 4
  Palo Alto, CA 94025
Charles W. King, III Trust(5)........................        1,006,454             20.8           14.7
  c/o King Asset Management Corporation
  1999 South Bascom Avenue, Suite 925
  Campbell, CA 95008
Michael J. King Trust(5).............................        1,006,454             20.8           14.7
  c/o King Asset Management Corporation
  1999 South Bascom Avenue, Suite 925
  Campbell, CA 95008
Patricia Morley King Trust(5)........................        1,006,454             20.8           14.7
  c/o King Asset Management Corporation
  1999 South Bascom Avenue, Suite 925
  Campbell, CA 95008
Charles W. King, Jr. Revocable Trust(6)..............          572,000             11.8            8.4
  c/o King Asset Management Corporation
  1999 South Bascom Avenue, Suite 925
  Campbell, CA 95008
James F. Clouser(7)..................................          291,072              5.7            4.1
Eric W. Beers(8).....................................           11,050                *              *
Eugene C. Davis(9)...................................            9,500                *              *
David E. Meyer(10)...................................           24,350                *              *
Edward M. Miller, Jr.(11)............................           13,850                *              *
Charles W. King, Jr.(12).............................          572,000             11.8            8.4
Walter G. Kortschak(13)..............................          736,630             15.3           10.8
Thomas F. Stephenson(14).............................          368,315              7.6            5.4
All Officers and Directors as a group (11
  persons)(15).......................................        2,050,057             39.4           28.5

---------------

*  Represents less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other person. The address for each listed director and officer is c/o SteriGenics International, Inc., 4020 Clipper Court, Fremont, California 94538. Except as set forth in the footnotes to this table and subject to applicable community property laws, each person has sole voting and investment power with respect to the shares set forth opposite such person's name. Information with respect to beneficial ownership is based upon the Company's stock records and data supplied to the Company by the holders.

 (2) Percentage ownership is based on 4,829,039 shares of Common Stock outstanding on June 30, 1997 and 6,829,039 shares of Common Stock outstanding after completion of the offering. Shares owned do not include 15,000 shares of Series A Redeemable Preferred Stock, all shares of which are owned by Charles W. King, Jr. Revocable Trust and none of which are convertible into Common Stock. See "Description of Capital Stock." Assumes no exercise of the Underwriters' over-allotment option.

 (3) Includes 727,095 and 9,535 shares of Common Stock held of record by Summit Ventures III, L.P. and Summit Investors II, L.P., respectively.

 (4) Includes 346,216 and 22,099 shares of Common Stock held of record by Sequoia Capital Growth Fund and Sequoia Technology Partners III, respectively.


 (5) The Charles W. King, III Trust, the Michael J. King Trust and the Patricia Morley King Trust (the "Selling Stockholders") have each granted to the Underwriters an over-allotment option to purchase up to 100,000 additional shares of Common Stock. See "Underwriting." If the over-allotment option is exercised in full, the number of shares beneficially owned by each of the Selling Stockholders will be reduced to 906,454 shares, or 13.3% of shares outstanding.


 (6) Does not include 15,000 shares of Series A Preferred Stock, all shares of which are owned by the Charles W. King, Jr., Revocable Trust and none of which are convertible into Common Stock. Charles W. King, Jr., a director of the Company, is the trustee and beneficiary of this trust.

 (7) Includes 291,072 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of June 30, 1997.

 (8) Includes 11,050 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of June 30, 1997.

 (9) Includes 9,500 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of June 30, 1997.

(10) Includes 24,350 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of June 30, 1997.

(11) Includes 13,850 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of June 30, 1997.

(12) Includes 572,000 shares held by the Charles W. King, Jr. Revocable Trust. Mr. King does not have any beneficial ownership of the Charles W. King, III Trust, the Michael J. King Trust or the Patricia Morley King Trust.

(13) Includes 727,095 and 9,535 shares of Common Stock held of record by Summit Ventures III, L.P. and Summit Investors II, L.P., respectively. Mr. Kortschak, a director of the Company, is a general partner of Summit Partners, L.P., which, with its affiliates, manages Summit Ventures III, L.P. and Summit Investors II, L.P. (collectively, the "Summit Entities"). Mr. Kortschak disclaims beneficial ownership of shares held by the Summit Entities, except for his pecuniary interest therein.

(14) Includes 346,216 and 22,099 shares of Common Stock held of record by Sequoia Capital Growth Fund and Sequoia Technology Partners III, respectively. Mr. Stephenson, a director of the Company, is a general partner of Sequoia Partners (CF), which, with its affiliates, manages Sequoia Capital Growth Fund and Sequoia Technology Partners III (collectively, the "Sequoia Entities"). Mr. Stephenson disclaims beneficial ownership of shares held by the Sequoia Entities, except for his pecuniary interest therein.

(15) Includes 373,112 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of June 30, 1997.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, the authorized capital stock of the Company will consist of 15,000,000 shares of Common Stock, $0.001 par value, and 1,000,000 shares of Preferred Stock, $0.001 par value.

COMMON STOCK

     As of June 30, 1997, there were 4,829,039 shares of Common Stock outstanding (assuming the conversion of the Company's Convertible Preferred Stock into 1,772,727 shares of Common Stock) that were held of record by approximately 29 stockholders. There will be 6,829,039 shares of Common stock outstanding (assuming no exercise of the Underwriters' over-allotment option and assuming no exercise after June 30, 1997 of outstanding options) after giving effect to the sale of the shares of Common Stock to the public offered hereby and the conversion of the Company's Convertible Preferred Stock into 1,772,727 shares of Common Stock.

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of the liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK


     Upon the closing of this offering, each outstanding share of Convertible Preferred Stock will convert into one share of Common Stock. Additionally, all 15,000 outstanding shares of Series A Redeemable Preferred Stock will be redeemed by the Company for $100.00 per share. See "Use of Proceeds" and "Capitalization." Thereafter, the Board of Directors will have the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any of the Preferred Stock.


ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     CERTIFICATE OF INCORPORATION AND BYLAWS

     The Certificate of Incorporation provides that, effective upon the closing of this offering, all stockholder actions must be effected at a duly called meeting and not by a consent in writing. Further, provisions of the Bylaws and the Certificate of Incorporation provide that the stockholders may amend the Bylaws or certain provisions of the Certificate of Incorporation only with the affirmative vote of the holders of 75% of the Company's capital stock. These provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors -- Antitakeover Effect of Certain Charter and Bylaw Provisions."

     DELAWARE TAKEOVER STATUTE

     The Company is subject to Section 203 of the Delaware Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

REGISTRATION RIGHTS


     After this offering, under that certain Investors' Rights Agreement dated September 20, 1993, entities affiliated with Summit Partners, L.P. and Sequoia Capital holding approximately 1,104,945 shares of Common Stock (the "Registrable Securities") will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between the Company and the holders of such Registrable Securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include their Registrable Securities. Additionally, such holders are also entitled to certain demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act at its expense with respect to their Registrable Securities, and the Company is required to use its best efforts to effect such registration. Further, holders may require the Company to file additional registration statements on Form S-3 at the Company's expense. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and the right of the Company not to effect a requested registration within six months following an offering of the Company's securities, including the offering made hereby.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock will be U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering and based on the shares outstanding as of June 30, 1997, there will be 6,829,039 shares of Common Stock outstanding. Of these shares, the 2,000,000 shares sold in the offering (assuming no exercise of the underwriters' over-allotment option) will be freely tradeable without restriction or further registration unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining shares will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

     Of the Restricted Shares, an aggregate of 5,327,445 shares of Common Stock (including 563,838 shares issuable upon exercise of vested stock options) will be eligible for sale in the public market subject to Rule 144 and Rule 701 under the Securities Act and the expiration of a contractual lock-up ending 180 days after the date of the Prospectus, unless an earlier release is consented to, in whole or in part, by PaineWebber Incorporated.

     In general, under Rule 144, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including persons who may be deemed to be "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 68,290 shares immediately after the offering); or (ii) the average weekly trading volume of the Common Stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the Restricted Shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts and prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subject to certain limitations on the aggregate offering price of a transaction and certain other conditions, commencing 90 days after the issuer becomes subject to the reporting requirements of the Exchange Act, in reliance upon Rule 144, but without compliance with certain restrictions, including the holding period requirements, contained in Rule 144. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual lock-up restrictions described above, beginning 90 days after the date of this Prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

     The Company has agreed that it will not issue, sell or grant options to purchase or otherwise dispose of any shares of its Common Stock or securities convertible into or exchangeable for its Common Stock, except in connection with the exercise of options or other rights outstanding on the date of this Prospectus or pursuant to the Company's stock plans, for a period of 180 days after the date of this Prospectus, without the prior written consent of PaineWebber Incorporated.

     The Company intends to register on a Form S-8 registration statement under the Securities Act, during the 180-day lock-up period, a total of 2,312,416 shares of Common Stock which are subject to outstanding options or reserved for issuance under the Company's stock option plans and stock purchase plan. Such registration will permit the resale of shares so registered by non-affiliates in the public market without restriction under the Securities Act.

     Prior to the offering, there has been no public market for the Common Stock, and any sale of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby. In addition, beginning 180 days after the date of this Prospectus, the holders of approximately 1,104,945 shares of Common Stock are entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock -- Registration Rights." If such holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Common Stock. If the Company were to include in a Company-initiated registration, any registrable securities pursuant to the exercise of piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital.

                                  UNDERWRITING

     The underwriters named below (the "Underwriters"), for whom PaineWebber Incorporated, Piper Jaffray Inc. and Wheat, First Securities, Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement among the Company, the Selling Stockholders and the Underwriters (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters the number of shares of Common Stock set forth opposite their names below at the price per share set forth on the cover page of this Prospectus under "Proceeds to Company."

                                                                           NUMBER
                                                                             OF
                                  UNDERWRITERS                             SHARES
          ------------------------------------------------------------    --------
          PaineWebber Incorporated....................................
          Piper Jaffray Inc. .........................................
          Wheat, First Securities, Inc................................

                                                                          ----------
               Total..................................................    2,000,000
                                                                          ==========

     The Underwriting Agreement provides that the obligations of the Underwriters to purchase the shares of Common Stock listed above are subject to certain conditions. The Underwriters are committed to purchase all of the shares of Common Stock offered by this Prospectus, (other than those covered by the over-allotment option described below), if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances, the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover of this Prospectus and to certain dealers
at such price less a concession not in excess of $          per share. The
Underwriters may allow, and such dealers may reallow, a concession to other
dealers not in excess of $          per share. After the initial public offering
of the Common Stock, the public offering price, the concessions to selected dealers and reallowance to other dealers may be changed by the Representatives.

     The Selling Stockholders have granted the Underwriters an option, exercisable during the 30 business day period after the date of this Prospectus, to purchase up to an additional 300,000 shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. To the extent the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the percentage it was obligated to purchase pursuant to the Underwriting Agreement. The Underwriters may exercise such option only to cover over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby.

     The Representatives have informed the Company that they do not expect the Underwriters to confirm sales of Common Stock to any account over which they exercise discretionary authority.

     The Company and the Selling Stockholders, in the event the over-allotment option is exercised, have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company, each of its directors and executive officers and stockholders holding approximately 4,763,607 shares of Common Stock have agreed, without the prior written consent of PaineWebber Incorporated, not to offer to sell, sell, contract to sell, grant any option to sell, or otherwise dispose of or require the Company to file with the Securities and Exchange Commission a registration statement under the Securities Act to register any shares of Common Stock or securities convertible into or exchangeable for

Common Stock or warrants or other rights to acquire shares of Common Stock owned by any of them prior to the expiration of 180 days from the date of this Prospectus, except (i) for shares of Common Stock offered hereby, and (ii) in the case of the Company, the issuance of Common Stock upon the exercise of outstanding options and the grant of options, at market value, to purchase shares of Common Stock under the Company's 1997 Equity Incentive Plan.

     Prior to the offering, there has been no public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, will be certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company.

     The initial public offering price set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the offering at or above the initial public offering price.

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce that short position by purchasing shares of Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

     Neither the Company nor any Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Wheat, First Securities, Inc., a Representative, has in the past served as an underwriter, placement agent and the remarketing agent and currently serves as the underwriter and remarketing agent with respect to certain of the Company's IRBs, for which it has received customary compensation. See
"Business -- Leases and Financing Terms" and Note 3 of Notes to Consolidated Financial Statements.

                                 LEGAL MATTERS

     The validity of the shares offered hereby and general corporate legal matters will be passed upon for the Company by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP ("Gunderson Dettmer"), Menlo Park, California. Carla S. Newell, a partner of Gunderson Dettmer, is the Secretary of the Company. Certain legal matters relating to the sale of the shares of Common Stock in the offering will be passed upon for the Underwriters by Morrison & Foerster LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of SteriGenics International, Inc. at March 31, 1996 and 1997, and for each of the three years in the period ended March 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the Consolidated Financial Statements and related Notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

     As a result of the offering, the Company will become subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended. As long as the Company is subject to such periodic reporting and informational requirements, it will file with the Commission all reports, proxy statements and other information required thereby. The Registration Statement, as well as such reports and other information filed by the Company with the Commission, may be inspected at the public reference facilities maintained by the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                        STERIGENICS INTERNATIONAL, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
Report of Ernst & Young LLP, Independent Auditors.....................................    F-2
Consolidated Balance Sheets...........................................................    F-3
Consolidated Statements of Operations.................................................    F-4
Consolidated Statements of Stockholders' Equity.......................................    F-5
Consolidated Statements of Cash Flows.................................................    F-6
Notes to Consolidated Financial Statements............................................    F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
SteriGenics International, Inc.

     We have audited the accompanying consolidated balance sheets of SteriGenics International, Inc. as of March 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SteriGenics International, Inc. at March 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

San Jose, California
May 9, 1997,
except Note 14 as to which the

date is July 30, 1997

                        STERIGENICS INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                                            PRO FORMA
                                                                                                           STOCKHOLDERS'
                                                                  MARCH 31,                                 EQUITY AT
                                                        -----------------------------       JUNE 30,         JUNE 30,
                                                            1996             1997             1997             1997
                                                        ------------     ------------     ------------     ------------
                                                                                          (UNAUDITED)      (UNAUDITED)
Current assets:
  Cash and cash equivalents:
    Unrestricted......................................  $  9,062,328     $  1,072,342     $    611,181
    Restricted........................................       844,169          885,058          889,909
Accounts receivable, net of allowance of $242,000,
  $253,000 and $150,000 at March 31, 1996 and 1997 and
  June 30, 1997.......................................     3,476,737        4,591,611        4,689,981
  Prepaid expenses and other current assets...........       560,243          801,404          827,468
  Deferred income taxes...............................       959,322        1,108,717        1,108,717
                                                        ------------     ------------     ------------
Total current assets..................................    14,902,799        8,459,132        8,127,256
Property, plant and equipment, net....................    67,430,439       80,330,124       80,995,721
Other assets..........................................     1,146,113        2,876,281        2,978,703
Investment in joint venture...........................     1,250,000            1,000            1,000
                                                        ------------     ------------     ------------
Total assets..........................................  $ 84,729,351     $ 91,666,537     $ 92,102,680
                                                        ============     ============     ============
                                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................  $    382,031     $  1,461,758     $  1,152,092
  Income taxes payable................................        86,179          677,192        1,073,595
  Accrued liabilities.................................     6,305,238        6,096,785        5,935,863
  Borrowings under line of credit.....................             -                -          400,400
  Current portion of capital lease obligations........     2,543,965        3,152,394        3,152,394
  Current portion of long-term debt...................     2,289,059          250,000          250,000
                                                        ------------     ------------     ------------
Total current liabilities.............................    11,606,472       11,638,129       11,964,344
Capital lease obligations, less current portion.......     7,406,387        6,139,685        5,272,246
Long-term debt, less current portion..................    27,783,641       32,000,000       32,000,000
Other long-term liabilities...........................        92,703                -                -
Deferred income taxes.................................     8,574,879        9,408,691        9,408,691
Series A redeemable preferred stock $0.001 par value:
  Authorized shares -- 100,000
  Issued and outstanding shares -- 15,000 as of March
    31, 1996 and 1997 and June 30, 1997...............     1,500,000        1,500,000        1,500,000
Stockholders' equity:
  Preferred stock, $0.001 par value:
    Authorized shares -- 10,000,000 actual, 1,000,000
      pro forma
    Issued and outstanding shares -- none at March 31,
      1996 and 1997, June 30, 1997 and pro forma......             -                -                -     $          -
  Convertible preferred stock, Series B and C, $0.001
    par value:
    Authorized shares -- 1,772,728
    Issued and outstanding shares -- 1,772,727 at
      March 31, 1996 and 1997 and June 30, 1997 and
      none pro forma..................................         1,773            1,773            1,773                -
  Common stock, $0.001 par value:
    Authorized shares -- 15,000,000 at March 31, 1996
      and 1997, June 30, 1997 and pro forma
    Issued and outstanding shares -- 3,056,042 at
      March 31, 1996 and 1997, 3,056,312 at June 30,
      1996 and 4,829,039 pro forma....................         3,056            3,056            3,056            4,829
  Additional paid-in capital..........................    14,726,994       14,726,994       14,728,317       14,728,317
  Notes receivable from sale of common stock to
    employees.........................................       (88,170)         (88,170)         (87,153)         (87,153)
  Retained earnings...................................    13,121,616       16,336,379       17,311,406       17,311,406
                                                        ------------     ------------     ------------     ------------
Total stockholders' equity............................    27,765,269       30,980,032       31,957,399     $ 31,957,399
                                                                                                           ============
                                                        ------------     ------------     ------------
Total liabilities and stockholders' equity............  $ 84,729,351     $ 91,666,537     $ 92,102,680
                                                        ============     ============     ============


                            See accompanying notes.

                        STERIGENICS INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  QUARTER ENDED
                                           YEAR ENDED MARCH 31,                     JUNE 30,
                                  ---------------------------------------   -------------------------
                                     1995          1996          1997          1996          1997
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
Revenues......................... $28,661,287   $30,240,840   $37,668,198   $ 8,164,453   $10,750,521
Cost of revenues.................  16,389,018    16,977,930    20,425,350     4,297,302     5,800,593
                                  -----------   -----------   -----------   -----------   -----------
                                   12,272,269    13,262,910    17,242,848     3,867,151     4,949,928
Costs and expenses:
  General and administrative.....   5,664,413     5,212,719     6,345,112     1,416,907     1,636,576
  Marketing and selling..........   1,582,875     1,761,026     2,482,124       560,110       822,932
  Research, development and
     engineering.................     685,154       889,815     1,380,821       272,704       312,249
                                  -----------   -----------   -----------   -----------   -----------
                                    7,932,442     7,863,560    10,208,057     2,249,721     2,771,757
                                  -----------   -----------   -----------   -----------   -----------
Income from operations...........   4,339,827     5,399,350     7,034,791     1,617,430     2,178,171
Other income (expense):
  Write-down of investments in
     joint ventures..............  (3,011,022)           --            --            --            --
  Interest expense, net..........  (2,402,336)   (1,846,141)   (1,836,310)     (458,733)     (581,009)
  Other income...................     139,578        46,741       115,347         6,732        14,453
                                  -----------   -----------   -----------   -----------   -----------
Income (loss) before provision
  for income taxes, equity in
  joint ventures and discontinued
  operations.....................    (933,953)    3,599,950     5,313,828     1,165,429     1,611,615
Provision for income taxes.......   1,185,000     1,447,888     2,099,065       460,957       636,588
                                  -----------   -----------   -----------   -----------   -----------
Income (loss) before equity in
  joint ventures and discontinued
  operations.....................  (2,118,953)    2,152,062     3,214,763       704,472       975,027
Equity in net loss of joint
  ventures.......................  (1,359,983)           --            --            --            --
                                  -----------   -----------   -----------   -----------   -----------
Income (loss) from continuing
  operations.....................  (3,478,936)    2,152,062     3,214,763       704,472       975,027
Discontinued operations:
  Loss from discontinued
     operations (net of income
     tax benefit of $51,271).....    (115,193)           --            --            --            --
  Loss on disposition of
     discontinued operations (net
     of income tax benefit of
     $521,951)...................  (1,172,694)           --            --            --            --
                                  -----------   -----------   -----------   -----------   -----------
Net income (loss)................ $(4,766,823)  $ 2,152,062   $ 3,214,763   $   704,472   $   975,027
                                  ===========   ===========   ===========   ===========   ===========
Pro forma net income per share...                             $      0.62   $      0.14   $      0.19
                                                              ===========   ===========   ===========
Shares used in computing pro
  forma net income per share.....                               5,164,679     5,164,679     5,166,679
                                                              ===========   ===========   ===========


                            See accompanying notes.

                        STERIGENICS INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                             NOTES
                                                                                           RECEIVABLE
                                      CONVERTIBLE                                          FROM SALE
                                    PREFERRED STOCK        COMMON STOCK      ADDITIONAL    OF COMMON                    TOTAL
                                   ------------------   ------------------     PAID-IN     STOCK TO     RETAINED     STOCKHOLDERS'
                                     SHARES    AMOUNT     SHARES    AMOUNT     CAPITAL     EMPLOYEES    EARNINGS        EQUITY
                                   ----------  ------   ----------  ------   -----------   ---------   -----------   ------------
Balance at March 31, 1994.........  1,772,727  $1,773    3,000,120  $3,000   $14,530,307   $(71,600)   $15,736,377   $30,199,857
  Issuance costs related to Series
    C preferred stock.............          -      -             -      -        (23,440)         -              -       (23,440)
  Repurchase of options...........          -      -         (400)      -         (2,000)     2,000              -             -
  Income tax benefit from stock
    option transactions...........          -      -             -      -        132,450          -              -       132,450
  Net loss........................          -      -             -      -              -          -     (4,766,823)   (4,766,823)
                                    ---------  ------    ---------  ------   -----------   --------    -----------   -----------
Balance at March 31, 1995.........  1,772,727  1,773     2,999,720  3,000     14,637,317    (69,600)    10,969,554    25,542,044
  Exercise of options.............          -      -        56,322     56         89,677    (18,570)             -        71,163
  Net income......................          -      -             -      -              -          -      2,152,062     2,152,062
                                    ---------  ------    ---------  ------   -----------   --------    -----------   -----------
Balance at March 31, 1996.........  1,772,727  1,773     3,056,042  3,056     14,726,994    (88,170)    13,121,616    27,765,269
  Net income......................          -      -             -      -              -          -      3,214,763     3,214,763
                                    ---------  ------    ---------  ------   -----------   --------    -----------   -----------
Balance at March 31, 1997.........  1,772,727  1,773     3,056,042  3,056     14,726,994    (88,170)    16,336,379    30,980,032
  Repayment of notes receivable
    (unaudited)...................          -      -             -      -              -      1,017              -         1,017
  Exercise of options
    (unaudited)...................          -      -           270      -          1,323          -              -         1,323
  Net income (unaudited)..........          -      -             -      -              -          -        975,027       975,027
                                    ---------  ------    ---------  ------   -----------   --------    -----------   -----------
Balance at June 30, 1997
  (unaudited).....................  1,772,727  $1,773    3,056,312  $3,056   $14,728,317   $(87,153)   $17,311,406   $31,957,399
                                    =========  ======    =========  ======   ===========   ========    ===========   ===========


                            See accompanying notes.

                        STERIGENICS INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                           QUARTER ENDED
                                                                 YEAR ENDED MARCH 31,                         JUNE 30,
                                                      -------------------------------------------    --------------------------
                                                          1995           1996            1997           1996           1997
                                                      ------------    -----------    ------------    -----------    -----------
                                                                                                            (UNAUDITED)
OPERATING ACTIVITIES
Cash flows from operating activities:
  Income (loss) from continuing operations........... $ (3,478,936)   $ 2,152,062    $  3,214,763    $   704,472    $   975,027
  Income (loss) from discontinued operations.........   (1,287,887)            --              --             --             --
  Reconciliation to net cash provided by operating
    activities:
    Depreciation and amortization from continuing
      operations.....................................    5,879,670      7,575,835       8,271,016      1,915,539      2,311,047
    Depreciation and amortization from discontinued
      operations.....................................    1,365,044             --              --             --             --
    Equity in net loss of joint ventures.............    1,359,983             --              --             --             --
    Write-down of investments in joint ventures......    3,011,022             --              --             --             --
    Deferred income tax liability....................    1,860,341        519,879         833,812             --             --
    Deferred income tax asset........................   (1,624,710)       665,678        (149,395)            --             --
    Changes in assets and liabilities:
      Accounts receivable............................      506,696         28,640      (1,114,874)         8,783        (98,370)
      Prepaid expenses and other current assets......      252,022       (104,348)       (241,161)       (95,804)       107,235
      Accounts payable and accrued liabilities.......      119,515        172,741       1,369,584        555,351        (74,185)
      Net assets of discontinued operations..........      723,276             --              --         15,206             --
                                                      ------------    -----------    ------------    -----------    -----------
Net cash provided by operating activities............    8,686,036     11,010,487      12,183,745      3,103,547      3,220,754
INVESTING ACTIVITIES
Purchases of property, plant and
  equipment -- continued operations..................  (16,546,736)    (7,207,495)    (18,613,378)    (2,820,993)    (2,952,539)
Purchases of property, plant and
  equipment -- discontinued operations...............       (2,205)            --              --             --             --
Proceeds from sale of property -- continuing
  operations.........................................    1,551,744             --              --             --             --
Proceeds from sale of property -- discontinued
  operations.........................................       66,008             --              --             --             --
Investments in joint ventures........................     (590,792)            --              --             --             --
Proceeds from sale of investment in joint venture....           --             --       1,249,000             --             --
Other assets.........................................      (28,548)      (369,076)     (1,779,364)      (132,759)      (258,809)
                                                      ------------    -----------    ------------    -----------    -----------
Net cash used in investing activities................  (15,550,529)    (7,576,571)    (19,143,742)    (2,953,752)    (3,211,348)
FINANCING ACTIVITIES
Issuance costs related to Series C preferred stock...      (23,440)            --              --             --             --
Exercise of stock options............................           --         71,163              --             --          1,323
Borrowings under industrial revenue bonds............           --      9,000,000       8,750,000      7,750,000             --
Borrowings under term loan and line of credit........    7,322,726             --       2,881,619      2,081,619      1,100,400
Repayments on term loan, line of credit, industrial
  revenue bonds and capital leases...................   (4,706,987)    (4,271,103)    (12,620,719)    (2,064,122)    (1,567,439)
Increase in restricted cash..........................      (12,300)       (51,713)        (40,889)       (10,891)        (4,851)
                                                      ------------    -----------    ------------    -----------    -----------
Net cash provided by (used in) financing
  activities.........................................    2,579,999      4,748,347      (1,029,989)     7,756,606       (470,567)
                                                      ------------    -----------    ------------    -----------    -----------
Net increase (decrease) in unrestricted cash and cash
  equivalents........................................   (4,284,494)     8,182,263      (7,989,986)     7,906,401       (461,161)
Unrestricted cash and cash equivalents at beginning
  of period..........................................    5,164,559        880,065       9,062,328      9,062,328      1,072,342
                                                      ------------    -----------    ------------    -----------    -----------
Unrestricted cash and cash equivalents at end of
  period............................................. $    880,065    $ 9,062,328    $  1,072,342    $16,968,729    $   611,181
                                                      ============    ===========    ============    ===========    ===========
NONCASH FINANCING ACTIVITIES
Assets acquired under capital leases................. $  7,818,369    $ 2,372,252    $  2,508,127    $        --    $        --
Income tax benefit from stock options................ $    132,450    $        --    $         --    $        --    $        --
Notes receivable issued on exercise of stock
  options............................................ $         --    $    18,570    $         --    $        --    $        --


                            See accompanying notes.

                        STERIGENICS INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (INFORMATION AS OF JUNE 30, 1997 AND FOR THE QUARTERS ENDED JUNE 30, 1996 AND
                               1997 IS UNAUDITED)

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     SteriGenics International, Inc. (the "Company") was incorporated in the state of California in 1978 to perform contract sterilization services using Gamma radiation. The Company operates Gamma sterilization facilities in several states. In addition, the Company also manufactured, sterilized, and marketed aerosol saline solution for contact lens care (see Note 12). During fiscal 1995, the Company discontinued its manufacture and sale of aerosol saline solution.

  Basis of Presentation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, SteriGenics East Corporation, SteriGenics International Holding Corporation Inc. and RSI Leasing, Inc. SteriGenics East Corporation includes three facilities located along the eastern seaboard of the United States (see Note 13). SteriGenics International Holding Corporation Inc. holds investments in the Company's joint venture in Taiwan (see
Note 11). RSI Leasing, Inc. leases Cobalt 60 to the Company. All significant intercompany accounts and transactions have been eliminated.

  Interim Financial Statements

     In the opinion of management, the unaudited interim financial statements at June 30, 1997 and for the quarters ended June 1996 and 1997 include all adjustments, consisting only of normal recurring accruals, necessary to present fairly the Company's financial position at June 30, 1997, and results of operations and cash flows for the quarters ended June 30, 1996 and 1997. Results for the quarter ended June 30, 1997 are not necessarily indicative of the results to be expected for the entire year.

  Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates, and such differences may be material to the financial statements.

  Revenue Recognition

     Revenue from contract manufacturing is recognized upon the completion of sterilization. One customer accounted for approximately 13% of net revenue during fiscal 1995 and 1996. No customer accounted for more than 10% of net revenue during fiscal 1997.

  Advertising Costs

     Advertising costs are recorded as an expense when incurred. Advertising costs were approximately $134,000, $191,000, $243,000 and $82,000 for the years ended March 31, 1995, 1996 and 1997, and for the quarter ended June 30, 1997, respectively. The Company does not incur any direct response advertising costs.

  Cash and Cash Equivalents


     The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. The Company maintains deposits with banks and invests excess cash in a money market account. The Company has not experienced any losses on its investments.

                        STERIGENICS INTERNATIONAL, INC.

 (INFORMATION AS OF JUNE 30, 1997 AND FOR THE QUARTERS ENDED JUNE 30, 1996 AND
                               1997 IS UNAUDITED)

  Financial Instruments

     The estimated fair values of financial instruments approximate the carrying values at March 31, 1996 and 1997 and June 30, 1997, using available market information and appropriate valuation methodologies. The fair value of long-term debt is estimated using discounted cash flow analysis and the Company's current incremental borrowing rate.

  Risks, Uncertainties, and Significant Concentrations

     The Company's trade receivables consist principally of amounts due from its customers in the sterilization industry. The Company's trade customers are primarily in the US. Management believes any concentration of credit risk is substantially alleviated by the Company's credit evaluation and collection practices. The Company generally requires no collateral. Bad debt experience and expenses have been insignificant.

     The Company's operations are dependent on its ability to obtain Cobalt 60 isotope or an equivalent radioactive material. Cobalt 60 isotope is a controlled substance, supplied only by a limited number of vendors. If the Company is unable to obtain adequate supplies of Cobalt 60 isotope at commercially reasonable terms, its operations may be materially adversely affected.

  Long-Lived Assets

     In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (FAS 121). FAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. FAS 121 is effective for the fiscal years beginning after December 15, 1995. The adoption of FAS 121 did not have a material impact on the Company's financial position or results of operations.

  Depreciation and Amortization

     Cobalt 60 isotope is amortized using an accelerated method (approximately 12.3% of net book value per year) which relates to the natural decay of the isotope. For all other property, plant, and equipment, depreciation is computed using the straight-line method over estimated useful lives of three to thirty years. Amortization is included with depreciation expense in the accompanying consolidated financial statements.

  Construction-In-Progress

     From time to time, the Company will build or expand facilities. The cost of construction of these facilities is reflected as construction-in-progress until start-up of the facility, at which time the costs are reclassified to the appropriate fixed asset category.

  Stock-Based Compensation


     In fiscal 1997, the Company implemented the disclosure requirements of Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (FAS 123). As permitted under FAS 123, the Company continues to account for its employee stock option plan in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25) and will provide pro forma disclosures of net income and earnings per share as if the fair value basis method prescribed by FAS 123 had been applied in measuring employee compensation expense (see Note
5).

                        STERIGENICS INTERNATIONAL, INC.

 (INFORMATION AS OF JUNE 30, 1997 AND FOR THE QUARTERS ENDED JUNE 30, 1996 AND
                               1997 IS UNAUDITED)

  Net Income (Loss) Per Share

     Except as noted below, net income (loss) per share is computed using the weighted average number of shares of common stock and common equivalent shares, when dilutive, from convertible preferred stock (using the as-if-converted method) and from stock options (using the treasury stock method). Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued by the Company at prices below the initial public offering price during the twelve-month period prior to the offering have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method at an assumed initial public offering price.)

     Per share information calculated on the above noted basis is as follows:

                                                                                    QUARTER ENDED
                                                  YEAR ENDED MARCH 31,                JUNE 30,
                                            ---------------------------------   ---------------------
                                              1995        1996        1997        1996        1997
                                            ---------   ---------   ---------   ---------   ---------
Income (loss) from continuing
  operations..............................  $   (1.15)  $    0.43   $    0.62   $    0.14   $    0.19
Loss from discontinued operations.........      (0.42)          -           -           -           -
                                            ----------  ----------  ----------  ----------  ----------
Net income (loss).........................  $   (1.57)  $    0.43   $    0.62   $    0.14   $    0.19
                                            ==========  ==========  ==========  ==========  ==========
Shares used in computing net income (loss)
  per share...............................  3,032,037   5,004,200   5,164,679   5,164,679   5,166,679
                                            ==========  ==========  ==========  ==========  ==========

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128), which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact is not expected to increase primary earnings per share for the year ended March 31, 1995 but is expected to increase primary earnings per share for the years ended March 31, 1996 and 1997, and the quarters ended June 30, 1996 and 1997 to $0.70, $1.04, $0.23 and $0.32 per share, respectively. The impact of FAS 128 on the calculation of fully diluted earnings per share for these periods is not expected to be material.

  Pro Forma Net Income Per Share


     Pro forma net income per share has been computed as described above and also gives effect, even if antidilutive, to common equivalent shares from convertible preferred stock that will automatically convert upon the closing of the company's initial public offering (using the as-if-converted method).

                        STERIGENICS INTERNATIONAL, INC.

 (INFORMATION AS OF JUNE 30, 1997 AND FOR THE QUARTERS ENDED JUNE 30, 1996 AND
                               1997 IS UNAUDITED)

 2. BALANCE SHEET COMPONENTS

  Property, plant and equipment

     Property, plant and equipment consist of the following:

                                                                MARCH 31,
                                                       ---------------------------     JUNE 30,
                                                           1996           1997           1997
                                                       ------------   ------------   ------------

  Land...............................................  $  1,568,397   $  1,605,245   $  1,605,245
  Buildings..........................................     7,340,648     12,091,744     13,563,243
  Cobalt 60 isotope..................................    69,442,173     71,776,948     72,778,731
  Furniture and fixtures.............................     2,704,230      3,932,708      4,066,395
  Machinery and equipment............................    18,341,205     24,846,155     24,812,826
  Construction-in-progress...........................     6,563,966      9,016,290      9,395,189
                                                       ------------   ------------   ------------
                                                        105,960,619    123,269,090    126,221,629
  Accumulated depreciation and amortization..........    38,530,180     42,938,966     45,225,908
                                                       ------------   ------------   ------------
                                                       $ 67,430,439   $ 80,330,124   $ 80,995,721
                                                       ============   ============   ============

  Other Assets

     Other assets consist of the following:

                                                          MARCH 31,
                                                   -----------------------      JUNE 30,
                                                      1996         1997           1997
                                                   ----------   ----------     ----------
        Industrial revenue bond costs (net of
          accumulated amortization of $406,000 in
          1996, $455,000 in 1997 and $464,000 at
          June 30, 1997).........................  $  459,441   $  791,477     $  782,772
        Goodwill.................................           -      558,769        549,619
        Investment in RTI Inc. (see Note 13).....     236,000            -              -
        Other....................................     479,742    1,576,735      1,697,012
                                                   ----------   ----------     ----------
                                                    1,175,183    2,926,981      3,029,403
        Less current portion of bond costs.......      29,070       50,700         50,700
                                                   ----------   ----------     ----------
                                                   $1,146,113   $2,876,281     $2,978,703
                                                   ==========   ==========     ==========

  Accrued Liabilities

     Accrued liabilities consist of the following:

                                                          MARCH 31,
                                                   -----------------------      JUNE 30,
                                                      1996         1997           1997
                                                   ----------   ----------     ----------
        Compensation.............................  $1,070,563   $1,717,429     $2,167,238
        Property tax.............................     778,314      582,960        704,978
        Legal and accounting.....................     198,469      418,463        359,189
        Sales and other nonincome taxes..........   2,088,948    1,628,539      1,714,810
        Other....................................   2,168,944    1,749,394        989,648
                                                   ----------   ----------     ----------
                                                   $6,305,238   $6,096,785     $5,935,863
                                                   ==========   ==========     ==========

                        STERIGENICS INTERNATIONAL, INC.

 (INFORMATION AS OF JUNE 30, 1997 AND FOR THE QUARTERS ENDED JUNE 30, 1996 AND
                               1997 IS UNAUDITED)

 3. BORROWING ARRANGEMENTS

       Long-term debt at March 31 consists of:

                                                               1996           1997
                                                            ----------     ----------
        Industrial revenue bond, due in March 2005, with
          interest at the contract formula rate of 3.6% at
          March 31, 1997..................................  $5,250,000     $5,250,000
        Industrial revenue bond, due in December 2004,
          with interest at the contract formula rate of
          3.6% at March 31, 1997..........................   4,900,000      4,900,000
        Industrial revenue bond, due in November 2005,
          with interest at the contract formula rate of
          3.6% at March 31, 1997..........................   4,600,000      4,600,000
        Industrial revenue bond, due in annual principal
          installments of $500,000 beginning in March
          1999, with interest at the contract formula rate
          of 3.7% at March 31, 1997.......................   9,000,000      9,000,000
        Industrial revenue bond, due in annual principal
          installments of $430,000 beginning in April
          1999, with interest at the contract formula rate
          of 3.7% at March 31, 1997.......................           -      7,750,000
        Industrial revenue bond, due in annual
          installments of $250,000 with interest at a
          fixed rate of 10.0%.............................           -        750,000
        Bank term loan, due in monthly installments of
          $70,175, with interest at the bank's reference
          rate plus 1.0% (9.25% at March 31, 1996)........   1,052,632              -
        Note payable, due in quarterly installments of
          $30,442, with interest at 9.50% at March 31,
          1996............................................     306,451              -
        Note payable, due in monthly installments of
          $147,590, with interest at 9.75% at March 31,
          1996............................................   4,963,617              -
                                                            -----------    -----------
                                                            30,072,700     32,250,000
        Less current portion..............................   2,289,059        250,000
                                                            -----------    -----------
                                                            $27,783,641    $32,000,000
                                                            ===========    ===========


     As of June 30, 1997 long-term debt outstanding was unchanged from March 31, 1997, with contract formula interest rates of 4.0% and 4.4%.


     Industrial revenue bonds are collateralized by certain assets of the Company and by letter of credit agreements with a bank, the majority of which are guaranteed by the Chairman of the Board of Directors (who is also a stockholder). The Company is required under certain industrial revenue bond agreements to maintain cash reserves in the amount of the bond interest payments due within one year. At March 31, 1996 and 1997, and June 30, 1997, there were approximately $844,000, $885,000 and $890,000 recorded as restricted cash associated with the outstanding industrial revenue bonds, respectively.

     The Company has a $3,500,000 revolving line of credit with a bank, payable on demand, with a variable interest rate of 8.5% at June 30, 1997, collateralized by certain assets of the Company. At March 31 and June 30, 1997 $0 and $400,400 were outstanding under this line of credit, respectively.

     Notes payable are collateralized by the Cobalt 60 isotope to which they relate. Certain of the notes payable by the Company contain covenants pertaining to profitability levels and certain other financial ratios. These notes were voluntarily paid off during fiscal 1997.

                        STERIGENICS INTERNATIONAL, INC.

 (INFORMATION AS OF JUNE 30, 1997 AND FOR THE QUARTERS ENDED JUNE 30, 1996 AND
                               1997 IS UNAUDITED)

     The bank term loan is subject to provisions that place restrictions on fixed asset expenditures and require maintenance of specified net worth levels and financial statement ratios. This loan was voluntarily paid off during fiscal 1997.

     Payments of principal due on long-term debt for the five-year period from March 31, 1997 are:

                1998..........................................    $  250,000
                1999..........................................       750,000
                2000..........................................     1,180,000
                2001..........................................       930,000
                2002..........................................       930,000
                Thereafter....................................    28,210,000
                                                                  -----------
                Total.........................................    $32,250,000
                                                                  ===========

     Cash payments for interest in fiscal 1995, 1996 and 1997 and the quarter ended June 30, 1997 were approximately $1,395,000, $996,000, $1,875,000 and
$511,000, respectively.

 4. REDEEMABLE PREFERRED STOCK

     Series A redeemable preferred stock is not convertible and has no voting rights. Dividends may be declared at the discretion of the Board of Directors and are noncumulative. In any fiscal year, dividends of $10.00 per share for Series A preferred stock must be paid before any dividends on common stock. In the event of liquidation, Series A stockholders are entitled to receive $100.00 per share plus all declared but unpaid dividends prior to any distribution to the common stockholders. In the event of a merger or other reorganization, the Series A preferred stock will be redeemed at $100.00 per share.

 5. STOCKHOLDERS' EQUITY

  Convertible Preferred Stock

     Each share of Series B preferred stock is convertible into one share of the Company's common stock, has voting rights, has a liquidation preference of $5.00 per share, is subordinate to the Series A preferred stock, and permits noncumulative dividends to be declared at the discretion of the Board of Directors. In any fiscal year, dividends of $0.50 per share for Series B preferred stock must be paid before any dividends on common stock.

     Each share of Series C preferred stock is convertible into one share of the Company's common stock, has voting rights, has a liquidation preference of $11.00 per share, is subordinate to the Series A and B preferred stock, and permits noncumulative dividends to be declared at the discretion of the Board of Directors. In any fiscal year, dividends of $1.10 per share for Series C preferred stock must be paid before any dividends on common stock.

     No dividends have been declared to date by the Board of Directors on any of the outstanding preferred stock.

                        STERIGENICS INTERNATIONAL, INC.

 (INFORMATION AS OF JUNE 30, 1997 AND FOR THE QUARTERS ENDED JUNE 30, 1996 AND
                               1997 IS UNAUDITED)

  Stock Option Plans

     Under the 1985 Incentive Stock Option Plan and the Second Amended and Restated 1986 Stock Option Plans the Board of Directors may grant options to key employees to purchase up to 1,210,000 shares of common stock at not less than fair value on the date of grant, as determined by the Board of Directors. The options generally vest with respect to 24% of the shares one year after the options grant date and with respect to 2% of the shares on a monthly basis for the next 38 months. The option term is ten years, and options expire at the end of the term.

     Activity under the option plans was as follows:


                                                                   OUTSTANDING OPTIONS
                                                               ---------------------------
                                                                               WEIGHTED
                                                                NUMBER       AVERAGE PRICE
                                                               OF SHARES       PER SHARE
                                                               ---------     -------------
        Balance at March 31, 1994............................    591,458         $5.36
          Granted............................................     99,064         $9.15
          Exercised..........................................          -         $   -
          Canceled...........................................    (27,725)        $7.81
                                                                 -------
        Balance at March 31, 1995............................    662,797         $5.82
          Granted............................................    253,764         $4.90
          Exercised..........................................    (56,322)        $1.59
          Canceled...........................................   (221,314)        $8.27
                                                                 -------
        Balance at March 31, 1996............................    638,925         $4.98
          Granted............................................     97,000         $5.64
          Exercised..........................................          -         $   -
          Canceled...........................................    (33,000)        $4.91
                                                                 -------
        Balance at March 31, 1997............................    702,925         $5.07
          Granted (unaudited)................................      5,500         $8.50
          Exercised (unaudited)..............................       (270)        $4.90
          Canceled (unaudited)...............................     (1,605)        $4.94
                                                                 -------
        Balance at June 30, 1997 (unaudited).................    706,550         $5.10
                                                                 =======


     During fiscal 1996, the Company offered all optionees the right to amend the terms of their outstanding options to lower the exercise price to the then fair value of $4.90 per share, and to reset the vesting schedule. Included above are options to purchase 172,564 shares of common stock canceled and regranted during fiscal 1996 with the amended terms.

                        STERIGENICS INTERNATIONAL, INC.

 (INFORMATION AS OF JUNE 30, 1997 AND FOR THE QUARTERS ENDED JUNE 30, 1996 AND
                               1997 IS UNAUDITED)

     At March 31, 1997, options outstanding under the stock option plans were as follows:

                                                   OPTIONS OUTSTANDING
                                          --------------------------------------      OPTIONS EXERCISABLE
                                                          WEIGHTED                  -----------------------
                                                           AVERAGE      WEIGHTED                   WEIGHTED
                                                          REMAINING     AVERAGE                    AVERAGE
                                            NUMBER       CONTRACTUAL    EXERCISE      NUMBER       EXERCISE
            EXERCISE PRICE                OUTSTANDING       LIFE         PRICE      EXERCISABLE     PRICE
---------------------------------------   -----------    -----------    --------    -----------    --------
$4.90-$5.00............................     658,925          5.37        $ 4.96       477,014       $ 4.98
$6.18-$7.00............................      44,000          8.19          6.81        10,000         6.18
                                            -------          ----         -----       -------        -----
                                            702,925          5.54        $ 5.07       487,014       $ 5.01
                                            =======          ====         =====       =======        =====

     At March 31, 1996, options to purchase 433,095 shares of common stock were exercisable at an average exercise price of $5.02 per share. At March 31, 1997 314,841 shares were available for future grant under the plans.

     The Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, when the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by FAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of FAS 123 using the following weighted average assumptions for the years ended March 31:

                                                                         1996     1997
                                                                         ----     ----
        Risk-free interest rate(%).....................................  5.91     6.37
        Dividend yield.................................................     -        -
        Expected option life (years)...................................  3.57     3.57

     The Minimum Value option valuation method may be used by nonpublic companies to value an award. In addition, option valuation models require the input of highly subjective assumptions, including the expected option life. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FAS 123, the Company's net income and net income per share would have been decreased to the pro forma amounts indicated below:

                                                                 1996           1997
                                                              ----------     ----------
        Pro forma net income................................  $2,076,193     $3,139,858
        Pro forma net income per share......................       $0.41          $0.61

     The weighted average fair value of options granted in fiscal 1996 and 1997 was $0.90 and $1.10 per share, respectively.

                        STERIGENICS INTERNATIONAL, INC.

 (INFORMATION AS OF JUNE 30, 1997 AND FOR THE QUARTERS ENDED JUNE 30, 1996 AND
                               1997 IS UNAUDITED)

     Because FAS 123 is applicable only to options granted subsequent to March 31, 1995, its pro forma effect will not be fully reflected until the year ending March 31, 2000.

  Notes Receivable From Sale of Common Stock to Employees

     At March 31, 1997, the Company had notes receivable in the amount of $88,170 arising from the sale of common stock to employees. Such notes bear interest at 7% to 9%, are collateralized by the related stock of the Company and are due between April 1998 and August 2000.

 6. TAXES ON INCOME

     The provision for income taxes for the years ended March 31 consists of the following:

                                                   1995          1996          1997
                                                 ---------     ---------     ---------
        Federal:
          Current..............................  $ 602,000     $(419,606)    $1,276,373
          Deferred.............................    538,000     1,717,191       614,517
                                                 ----------    ----------    ----------
                                                 1,140,000     1,297,585     1,890,890
        State:
          Current..............................      4,000       334,236       138,274
          Deferred.............................     41,000      (183,933)       69,901
                                                 ----------    ----------    ----------
                                                    45,000       150,303       208,175
                                                 ----------    ----------    ----------
                                                 $1,185,000    $1,447,888    $2,099,065
                                                 ==========    ==========    ==========

     The total provision for income taxes differs from the amount computed by applying the statutory federal income tax to income before taxes as follows:

                                                   1995          1996          1997
                                                 ---------     ---------     ---------
        Expected provision at 34%..............  $(317,000)    $1,223,983    $1,806,702
        State taxes, net of federal benefit....     30,000        99,200       137,395
        Foreign joint venture losses...........  1,338,000             -             -
        Other..................................    134,000       124,705       154,968
                                                 ----------    ----------    ----------
                                                 $1,185,000    $1,447,888    $2,099,065
                                                 ==========    ==========    ==========

     The provision for income taxes for the quarters ended June 30, 1996 and 1997 is based upon the Company's estimated annual effective tax rate for fiscal 1997 and 1998, respectively.

                        STERIGENICS INTERNATIONAL, INC.

 (INFORMATION AS OF JUNE 30, 1997 AND FOR THE QUARTERS ENDED JUNE 30, 1996 AND
                               1997 IS UNAUDITED)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Significant components of deferred tax assets and liabilities at March 31, 1996 and 1997 are as follows:

                                                               1996           1997
                                                            ----------     ----------
        Deferred tax assets:
          Tax credit and loss carryforward................  $1,857,029     $2,530,896
          Reserves and accruals...........................   1,461,013      1,626,070
          Other...........................................     619,152        198,077
                                                            ----------     ----------
        Total deferred tax assets.........................   3,937,194      4,355,043

        Deferred tax liabilities:
          Depreciation....................................  11,504,083     12,564,094
          Other...........................................      48,669         90,923
                                                            ----------     ----------
        Total deferred tax liabilities....................  11,552,752     12,655,017
                                                            ----------     ----------
        Net deferred tax liabilities......................  $7,615,558     $8,299,974
                                                            ==========     ==========

     Management has concluded that a valuation allowance against the deferred tax assets is not required based on its assessment that current levels of taxable income will be sufficient to realize the related tax benefits.

     At March 31, 1997, the Company had federal and state alternative minimum tax credit carryforwards of approximately $2,326,000 and $136,000, respectively, which do not expire, and other carryforwards of approximately $173,000 expiring in fiscal 2004. Utilization of the carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions.

     Cash payments made for income taxes during fiscal 1995, 1996 and 1997 were $942,000, $11,000 and $805,000, respectively.

 7. EMPLOYEE BENEFIT PLAN

     Effective February 1, 1990, the Company established a defined contribution retirement plan with 401(k) plan features. The plan covers all employees, age 21 or older, with at least six months of service. Employees may make contributions by a percentage reduction in their salaries of up to a statutory limit of $9,500 per year for calendar 1996. Company contributions consist of matching funds equal to 50% of the first 5% of employee eligible earnings contributed as well as discretionary profit sharing amounts. Effective April 1, 1996, the Company increased the matching contribution percentage from 25% to 50%. Company contributions were $38,000, $44,000, $122,000 and $39,000 for fiscal 1995, 1996 and 1997 and for the quarter ended June 30, 1997, respectively.

                        STERIGENICS INTERNATIONAL, INC.

 (INFORMATION AS OF JUNE 30, 1997 AND FOR THE QUARTERS ENDED JUNE 30, 1996 AND
                               1997 IS UNAUDITED)

 8. COMMITMENTS AND CONTINGENCIES

     The Company leases a portion of its Cobalt 60 isotope under capital leases having terms of 15 years. Assets acquired by the Company under such lease arrangements are included on the consolidated balance sheet as follows:

                                                               MARCH 31,
                                                      ---------------------------      JUNE 30,
                                                         1996            1997            1997
                                                      -----------     -----------     -----------
Cobalt 60 isotope, at cost..........................  $13,928,361     $16,389,051     $16,389,051
Less accumulated amortization.......................    2,426,047       3,995,319       4,387,876
                                                      -----------     -----------     -----------
                                                      $11,502,314     $12,393,732     $12,001,175
                                                      ===========     ===========     ===========

     The Company leases certain facilities and a portion of its Cobalt 60 isotope under noncancelable operating leases. At March 31, 1997, future minimum lease payments under operating leases and capital leases are as follows:

                                                               CAPITAL       OPERATING
                                                               LEASES          LEASES
                                                             -----------     ----------
        1998...............................................  $ 3,403,294     $1,851,748
        1999...............................................    3,069,705      1,747,293
        2000...............................................    1,437,627      1,156,281
        2001...............................................      673,011        709,464
        2002...............................................      316,343        593,620
        Thereafter.........................................    1,185,799        866,320
                                                             -----------     ----------
        Total payments.....................................   10,085,779     $6,924,726
                                                                             ==========
        Less amount representing interest..................      793,700
                                                             -----------
        Present value of minimum lease payments............    9,292,079
        Less current portion...............................    3,152,394
                                                             -----------
                                                             $ 6,139,685
                                                             ===========

     In conjunction with the RTI Inc. Asset Acquisition Agreement (see Note 13) the Company leases a facility in Rockaway, New Jersey and is required by the New Jersey Department of Environmental Protection (NJDEP) to maintain a standby letter of credit in the amount of $500,000, contingent upon the continued environmental clean up efforts required of the property owners, RTI Inc. The required amount of the letter of credit decreases over the life of the building lease, and/or as the NJDEP deems required.

     Additionally, RTI Inc. has the option to require the Company to purchase the Rockaway land and buildings on the sixth anniversary of the lease commencement date for a purchase price equal to $138,376. RTI Inc. may only exercise the option upon receipt of proof that environmental remediation of the property was complete to the extent that the Company would not have any material liability for further environmental remediation and the property has been removed from the national priorities list.

 9. LITIGATION

     In June 1988, management became aware that dissolved cesium 137 ("cesium") was present in the containment pool at the Company's Decatur, Georgia sterilization facility. As a result, the plant was closed and cesium removal and cleanup procedures began. Since fiscal 1989, all of the Company's operations have

                        STERIGENICS INTERNATIONAL, INC.

 (INFORMATION AS OF JUNE 30, 1997 AND FOR THE QUARTERS ENDED JUNE 30, 1996 AND
                               1997 IS UNAUDITED)

used Cobalt 60 isotope which management believes, due to its physical properties, cannot cause the type of contamination experienced with cesium.


     In 1991, the Company filed a suit against the U.S. Government seeking, as amended, $280,000,000 for damages, including loss of future earnings, loss of market value upon the sale of the Decatur facility, plant burial costs, cleanup costs, and out-of-pocket expenses. In 1993, the government filed a counterclaim against the Company seeking $105,000,000 for negligence, cost of cleanup, recovery, testing of the cesium capsules, and for storage, collection, and transportation of the capsules to the Department of Energy facilities. On January 10, 1995, the government's counterclaim was reduced to $18,906,754 due to the government's inability to produce documentation supporting an amount of $105,000,000. On May 23, 1995, both of these suits were dismissed; however, both parties filed notice of appeal. The Company's claim and the counterclaim filed by the government went to mediation under the direction of a circuit court mediator, and a settlement agreement was reached among the parties to this litigation on April 9, 1997. The presiding court entered a stipulation of dismissal effective May 9, 1997, confirming the settlement agreement between the parties.


     In the normal course of the Company's operations, it is subject to various claims and litigation, the outcomes of which, in the opinion of management, will not have a material adverse effect on the Company's financial position or results of operations.

10. TRANSACTIONS WITH RELATED PARTIES AND MINORITY STOCKHOLDERS

     The Company rents two sterilization facilities from its chairman on a month to month basis (see Note 14. Subsequent Events). Rent expense attributable to these related party leases was approximately $472,000 in each of the fiscal years ended March 31, 1995, 1996 and 1997, as compared to total rent expense of $1,131,000, $1,246,000 and $1,318,000 for fiscal 1995, 1996 and 1997, respectively. Rent expense attributable to these related party leases was $112,000 for the quarter ended June 30, 1997 compared to total rent expense of $304,000 during this period. The Company also leases one facility and its corporate offices from a publicly traded real estate investment trust of which its chairman is a minority shareholder, but neither a director nor an officer.

     Included in costs and expenses are approximately $1,414,000, $1,189,000, $2,116,000 and $111,000 for fiscal 1995, 1996 and 1997 and for the quarter ended June 30, 1997, respectively, relating to payments to a minority stockholder for administrative, maintenance and engineering services.

11. INVESTMENTS IN JOINT VENTURES


     Through the end of calendar 1994, the Company had invested approximately $4,724,000 for 35% of the common stock of China Biotech Corporation (formerly China Nuclear Corporation), a sterilization facility in Taiwan. This investment was accounted for under the equity method. In fiscal 1995, the Company determined that the carrying value of this investment would not be realized through future cash flows. Accordingly, the Company recorded a write-down of the carrying value of $2,150,000 in that year. Losses recognized by the Company on the Taiwan joint venture amounted to $798,999, $0 and $0 in fiscal 1995, 1996 and 1997, respectively. During 1996 and 1997, although China Biotech generated losses, the Company did not record its share of these losses as the carrying value of its investment continued to be less than its share of the net assets of China Biotech. In January 1997, the Company sold the majority of its holdings in China Biotech for $1,249,000. No gain or loss was recorded related to this transaction. The carrying value of the remaining investment was $1,000 at March 31, 1997 and June 30, 1997. Management fees recognized by the Company for services provided to the Taiwan joint venture amounted to approximately $61,000, $19,000 and $0 in fiscal 1995, 1996 and 1997, respectively.


     At March 31, 1995, the Company had invested approximately $1,821,000 for 35% of the common stock of PT Perkasa SteriGenics, a sterilization facility in Indonesia. This investment was accounted for under the

                        STERIGENICS INTERNATIONAL, INC.

 (INFORMATION AS OF JUNE 30, 1997 AND FOR THE QUARTERS ENDED JUNE 30, 1996 AND
                               1997 IS UNAUDITED)

equity method. Losses recognized by the Company on the Indonesian joint venture amounted to $560,984 in fiscal 1995. During fiscal 1995, the Company decided to withdraw from its investment in PT Perkasa SteriGenics and, accordingly, wrote off the remaining carrying value of its investment (approximately $860,000) to reflect what it believed to be a total and permanent impairment in the value of the asset.

12. DISCONTINUED OPERATIONS-AEROSOL BUSINESS

     In August 1994, the Company sold its aerosol business to a competitor for cash and future consideration and recorded a loss of $1,172,694 (net of tax benefit of $521,951) during fiscal 1995 associated with the sale of the aerosol business.

13. RTI INC. ASSET ACQUISITION AGREEMENT

     On February 26, 1996, the Company, through its subsidiary SteriGenics East Corporation, entered into an agreement to acquire certain assets and liabilities of RTI Inc., a New York corporation and its subsidiaries that operated three irradiation facilities along the eastern seaboard of the US. At March 31, 1996, the Company had an initial investment of $236,000 in RTI Inc. The acquisition was finalized in August 1996 with a net purchase price of approximately $4,872,000 and was accounted for as a purchase. The initial investment was applied toward the purchase price upon completion of the acquisition. The consolidated statements of operations include the results of operations of RTI Inc. subsequent to the acquisition date. The Company recorded approximately $580,000 of goodwill which is being amortized over a fifteen-year period. Accumulated amortization of goodwill is approximately $21,000 at March 31, 1997.

     The following unaudited pro forma summary represents the Company's consolidated results of operations for the two years ended March 31, 1997 as if the acquisition of RTI Inc. had occurred at the beginning of the periods presented and does not purport to be indicative of what would have occurred had the acquisitions been made as of those dates or the results which may occur in the future.

                                                               1996           1997
                                                            ----------     ----------
        Pro forma net revenues............................  $34,592,867    $39,980,890
        Pro forma net income..............................   1,627,419      3,147,568
        Pro forma income per share........................        0.33           0.61

14. SUBSEQUENT EVENTS


     In June 1997, the Company entered into operating leases with its chairman on the two sterilization facilities previously rented on a month to month basis. The leases have 60 month terms which expire in June 2002 with annual rent expense of approximately $252,000 and $167,000, respectively.


     On June 23, 1997, the Board of Directors approved the following actions:


     - The filing of a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the offering contemplated by this Prospectus is consummated, all of the convertible Preferred Stock outstanding as of the closing date will automatically be converted into an aggregate of approximately 1,773,000 shares of common stock based on the shares of convertible preferred stock outstanding at March 31, 1997. Unaudited pro forma stockholders' equity at June 30, 1997, as adjusted for the conversion of preferred stock, is disclosed on the consolidated balance sheet.

                        STERIGENICS INTERNATIONAL, INC.

 (INFORMATION AS OF JUNE 30, 1997 AND FOR THE QUARTERS ENDED JUNE 30, 1996 AND
                               1997 IS UNAUDITED)


     - The adoption of the 1997 Equity Incentive Plan, subject to stockholder approval, under which a total of 1,200,000 shares of the Company's authorized but unissued common stock have been reserved for issuance thereunder. On July 24, 1997, subject to stockholder approval, the 1997 Equity Incentive Plan was amended to reduce the number of shares reserved for issuance by 175,000 shares.



     - The adoption of the 1997 Employee Stock Purchase Plan, subject to stockholder approval, under which a total of 400,000 shares of the Company's authorized but unissued common stock have been reserved for issuance thereunder.



     - The reincorporation of the Company in the State of Delaware.


     - The redemption of the Series A Redeemable Preferred Stock.


     On July 24, 1997, subject to stockholder approval, the Company adopted the 1997 Stock Plan under which a total of 175,000 shares have been reserved for issuance thereunder.



     On July 30, 1997 the Company issued an industrial revenue bond in the amount of $5 million which bears interest at 3.9%.

                       Appendix--Description of Graphics

Inside Front Cover--Pictures of Miscellaneous Disposable Medical Products


Inside Front Cover--Pictures of Miscellaneous herbs and spices and other non-medical products




Inside Back Cover--Picture of the Company's Schaumburg, Illinois facility


Inside Back Cover--Picture of a MiniCell irradiator


Inside Back Cover--Picture of a Mega Loading System

============================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE,
SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT
THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED
HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.
                            ------------------------

                               TABLE OF CONTENTS


                                               PAGE
                                               ----
Prospectus Summary..........................     3
Risk Factors................................     6
Use of Proceeds.............................    17
Dividend Policy.............................    17
Capitalization..............................    18
Dilution....................................    19
Selected Consolidated Financial Data........    20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................    21
Business....................................    29
Management..................................    47
Certain Transactions........................    53
Principal and Selling Stockholders..........    54
Description of Capital Stock................    56
Shares Eligible for Future Sale.............    58
Underwriting................................    60
Legal Matters...............................    62
Experts.....................................    62
Additional Information......................    62
Index to Consolidated Financial
  Statements................................   F-1


                            ------------------------

  UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
============================================================
============================================================

                                2,000,000 SHARES

                                      LOGO

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                            PAINEWEBBER INCORPORATED

                               PIPER JAFFRAY INC.

                           WHEAT FIRST BUTCHER SINGER
                            ------------------------

                                           , 1997

============================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

        SEC registration fee..............................................  $  9,758
        NASD filing fee...................................................     3,720
        Nasdaq National Market listing fee................................    50,000
        Printing and engraving expenses...................................   150,000
        Legal fees and expenses...........................................   350,000
        Accounting fees and expenses......................................   200,000
        Blue sky fees and expenses........................................    11,000
        Transfer agent fees...............................................     5,000
        Miscellaneous fees and expenses...................................    70,522
                                                                            --------
                  Total...................................................  $850,000
                                                                            ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 6, of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is made to Section 6 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since April 1, 1994, the Registrant has issued and sold the following unregistered securities:

          1. The Registrant has issued and sold 54,822 and 1,720 shares (assuming no exercise of stock options after June 30, 1997) of its Common Stock to employees pursuant to exercises under its 1985 Incentive Stock Option Plan and Second Amended and Restated 1986 Stock Option Plan, respectively.

          2. The Registrant has granted options to purchase an aggregate of 455,328 shares of Common Stock to employees under its Second Amended and Restated 1986 Stock Option Plan.


          3. The Registrant has granted options to purchase an aggregate of 351,750 shares under the 1997 Equity Incentive Plan and the 1997 Stock Plan.



          The issuances of the securities set forth above were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated thereunder.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS


    EXHIBIT
      NO.                                        DESCRIPTION
    -------    --------------------------------------------------------------------------------
     1.1       Form of Underwriting Agreement (preliminary form).
     3.1++     Certificate of Incorporation of the Registrant, as amended to date.
     3.2++     Form of Restated Certificate of Incorporation to be filed upon the closing of the offering made pursuant to this Registration Statement.
     3.3++     Bylaws of the Registrant.
     4.1++     Reference is made to Exhibits 3.1, 3.2 and 3.3.
     4.2       Specimen Common Stock certificate.
     4.3++     Investors' Rights Agreement, dated September 20, 1993 among the Registrant and the investors and the founders named therein.
     5.1       Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.
    10.1++     Form of Indemnification Agreement.
    10.2++     Second Amended and Restated 1986 Stock Option Plan.
    10.3++     1997 Equity Incentive Plan.
    10.4++     1997 Employee Stock Purchase Plan.
    10.5++     Trinity River Industrial Development Authority Variable Rate Demand Industrial
               Development Revenue Bond Series 1985A ($2,150,000) -- Loan Agreement.
    10.6++     Trinity River Industrial Development Authority Variable Rate Demand Industrial
               Development Revenue Bond Series 1985B ($2,450,000) -- Loan Agreement.
    10.7++     Trinity River Industrial Development Authority Variable Rate Demand Industrial
               Development Revenue Bond Series 1985A ($2,150,000) -- Trust Indenture Agreement.
    10.8++     Trinity River Industrial Development Authority Variable Rate Demand Industrial
               Development Revenue Bond Series 1985B ($2,450,000) -- Trust Indenture Agreement.
    10.9++     Trinity River Industrial Development Authority Variable Rate Demand Industrial
               Development Revenue Bond -- Bond Purchase Agreement.
    10.10++    Trinity River Industrial Development Authority Variable Rate Demand Industrial
               Development Revenue Bond Series 1985A ($2,150,000) -- Reimbursement Agreement.
    10.11++    Trinity River Industrial Development Authority Variable Rate Demand Industrial
               Development Revenue Bond Series 1985B ($2,450,000) -- Reimbursement Agreement.
    10.12++    Trinity River Industrial Development Authority Variable Rate Demand Industrial
               Development Revenue Bond Series 1985A ($2,150,000) -- Letter of Credit.
    10.13++    Trinity River Industrial Development Authority Variable Rate Demand Industrial
               Development Revenue Bond Series 1985B ($2,450,000) -- Letter of Credit.
    10.14++    Trinity River Industrial Development Authority Variable Rate Demand Industrial
               Development Revenue Bond Series 1985A ($2,150,000) -- Intercreditor Agreement.

    EXHIBIT
      NO.                                        DESCRIPTION
    -------    --------------------------------------------------------------------------------
    10.15++    Trinity River Industrial Development Authority Variable Rate Demand Industrial
               Development Revenue Bond Series 1985B ($2,450,000) -- Intercreditor Agreement.
    10.16++    Trinity River Industrial Development Authority Variable Rate Demand Industrial
               Development Revenue Bond Series 1985A ($2,150,000) -- Pledge and Security
               Agreement.
    10.17++    Trinity River Industrial Development Authority Variable Rate Demand Industrial
               Development Revenue Bond Series 1985B ($2,450,000) -- Pledge and Security
               Agreement.
    10.18++    Trinity River Industrial Development Authority Variable Rate Demand Industrial
               Development Revenue Bond -- General Continuing Guarantee.
    10.19++    Trinity River Industrial Development Authority Variable Rate Demand Industrial
               Development Revenue Bond -- Company Security Agreement.
    10.20++    Trinity River Industrial Development Authority Variable Rate Demand Industrial
               Development Revenue Bond -- Guaranty Security Agreement.
    10.21++    County of Delaware, Ohio Variable Rate Demand Industrial Development Revenue
               Bonds ($4,900,000) -- Loan Agreement.
    10.22++    County of Delaware, Ohio Variable Rate Demand Industrial Development Revenue
               Bonds ($4,900,000) -- Trust Agreement.
    10.23++    County of Delaware, Ohio Variable Rate Demand Industrial Development Revenue
               Bonds ($4,900,000) -- Letter of Credit Agreement.
    10.24++    County of Delaware, Ohio Variable Rate Demand Industrial Development Revenue
               Bonds ($4,900,000) -- General Continuing Guaranty.
    10.25++    County of Delaware, Ohio Variable Rate Demand Industrial Development Revenue
               Bonds ($4,900,000) -- Pledge and Security Agreement.
    10.26++    County of Delaware, Ohio Variable Rate Demand Industrial Development Revenue
               Bonds ($4,900,000) -- Bond Purchase Agreement.
    10.27++    Mecklenburg County Industrial Facilities and Pollution Control Financing
               Authority Industrial Development Revenue Bonds Series 1996
               ($9,000,000) -- Indenture of Trust.
    10.28++    Mecklenburg County Industrial Facilities and Pollution Control Financing
               Authority Industrial Development Revenue Bonds Series 1996 ($9,000,000) -- Loan
               Agreement.
    10.29++    Mecklenburg County Industrial Facilities and Pollution Control Financing
               Authority Industrial Development Revenue Bonds Series 1996
               ($9,000,000) -- Reimbursement Agreement.
    10.30++    Mecklenburg County Industrial Facilities and Pollution Control Financing
               Authority Industrial Development Revenue Bonds Series 1996
               ($9,000,000) -- Letter of Credit Agreement.
    10.31++    Mecklenburg County Industrial Facilities and Pollution Control Financing
               Authority Industrial Development Revenue Bonds Series 1996
               ($9,000,000) -- Pledge and Security Agreement.
    10.33++    Development Authority of DeKalb County Variable Rate Demand Industrial
               Development Revenue Bonds, Series 1985 ($5,250,000) -- Bond Purchase Agreement.
    10.34++    Development Authority of DeKalb County Variable Rate Demand Industrial
               Development Revenue Bonds, Series 1985 ($5,250,000) -- Loan Agreement.
    10.35++    Development Authority of DeKalb County Variable Rate Demand Industrial
               Development Revenue Bonds, Series 1985 ($5,250,000) -- Trust Indenture.
    10.36++    Development Authority of DeKalb County Variable Rate Demand Industrial
               Development Revenue Bonds, Series 1985 ($5,250,000) -- Letter of Credit
               Agreement.

    EXHIBIT
      NO.                                        DESCRIPTION
    -------    --------------------------------------------------------------------------------
    10.37++    Development Authority of DeKalb County Variable Rate Demand Industrial
               Development Revenue Bonds, Series 1985 ($5,250,000) -- Pledge and Security
               Agreement.
    10.38++    Development Authority of DeKalb County Variable Rate Demand Industrial
               Development Revenue Bonds, Series 1985 ($5,250,000) -- Letter of Credit.
    10.39++    Development Authority of DeKalb County Variable Rate Demand Industrial
               Development Revenue Bonds, Series 1985 ($5,250,000) -- Security Agreement.
    10.40++    Development Authority of DeKalb County Variable Rate Demand Industrial
               Development Revenue Bonds, Series 1985 ($5,250,000) -- Agreement Re: Letter of
               Credit and Assignment of Collateral.
    10.41++    Village of Gurnee, Illinois Industrial Development Revenue Bonds, Series 1996
               ($7,750,000) -- Loan Agreement.
    10.42++    Village of Gurnee, Illinois Industrial Development Revenue Bonds, Series 1996
               ($7,750,000) -- Indenture of Trust.
    10.43++    Village of Gurnee, Illinois Industrial Development Revenue Bonds, Series 1996
               ($7,750,000) -- Reimbursement Agreement.
    10.44++    Village of Gurnee, Illinois Industrial Development Revenue Bonds, Series 1996
               ($7,750,000) -- Letter of Credit.
    10.45++    Village of Gurnee, Illinois Industrial Development Revenue Bonds, Series 1996
               ($7,750,000) -- Intercreditor Agreement.
    10.46++    Village of Gurnee, Illinois Industrial Development Revenue Bonds, Series 1996
               ($7,750,000) -- Pledge and Security Agreement.
    10.47++    Village of Gurnee, Illinois Industrial Development Revenue Bonds, Series 1996
               ($7,750,000) -- Placement and Remarketing Agreement.
    10.48++    City of Salem Municipal Port Authority, Port Development Revenue Bonds, Series
               of 1984 ($2,500,000) -- Bond Purchase Agreement.
    10.50++    City of Salem Municipal Port Authority, Port Development Revenue Bonds, Series
               of 1984 ($2,500,000) -- Letter of Credit Agreement.
    10.51++    City of Salem Municipal Port Authority, Port Development Revenue Bonds, Series
               of 1984 ($2,500,000) -- Pledge and Security Agreement.
    10.53++    City of Salem Municipal Port Authority, Port Development Revenue Bonds, Series
               of 1984 ($2,500,000) -- Trust Indenture.
    10.54++    City of Salem Municipal Port Authority, Port Development Revenue Bonds, Series
               of 1984 ($2,500,000) -- Sublease and Security Agreement.
    10.55++    City of Salem Municipal Port Authority, Port Development Revenue Bonds, Series
               of 1984 ($2,500,000) -- Irrevocable Letter of Credit.
    10.56++    Facility lease dated February 8, 1993 between SCI Lt. Partnership and the
               Registrant for the Fremont corporate facility.
    10.57++    Facility lease dated June 25, 1997 between Charles King & Associates and the
               Registrant for the Tustin facility.
    10.58++    Facility lease dated June 25, 1997 between Charles King & Associates and the
               Registrant for the Schaumburg facility.
    10.59++    Facility lease dated December 2, 1991 between Galloway Industrial Properties and the Registrant for the Westerville warehouse facility.
    10.60++    Facility lease dated February 8, 1993 between Aetna Investment Group and the
               Registrant for the Corona facility.

    EXHIBIT
      NO.                                        DESCRIPTION
    -------    --------------------------------------------------------------------------------
    10.61++    Facility lease dated August 16, 1996 between SCI Ltd. Partnership and the
               Registrant for the Hayward facility.
    10.62++    Facility lease dated August 8, 1996 between RTI Inc. and the Registrant for the
               Rockaway facility.
    10.63++    Asset Acquisition Agreement between RTI Inc. and the Registrant effective as of
               August 8, 1996.
    11.1++     Computation of Earnings Per Share.
    21.1++     Subsidiaries of the Registrant.
    23.1++     Consent of Ernst & Young LLP, Independent Auditors (see page II-7).
    23.2++     Consent of Counsel. Reference is made to Exhibit 5.1.
    24.1++     Power of Attorney (see page II-6).
    27.1       Financial Data Schedule.


---------------


 ++  Previously Filed


     (B) FINANCIAL STATEMENT SCHEDULES

        Schedule II -- Valuation and Qualifying Accounts (see page S-2)

        Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 30th day of July 1997.


                                          STERIGENICS INTERNATIONAL, INC.

                                          By:   /s/ EDWARD M. MILLER, JR.
                                            ------------------------------------
                                                   Edward M. Miller, Jr.
                                                 Vice President of Finance

                               POWER OF ATTORNEY


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:



            /s/ JAMES F. CLOUSER*                President, Chief Executive       July 30, 1997
---------------------------------------------    Officer (Principal Executive
              James F. Clouser                   Officer) and Director

          /s/ EDWARD M. MILLER, JR.              Vice President of Finance        July 30, 1997
---------------------------------------------    (Principal Financial and
            Edward M. Miller, Jr.                Accounting Officer)

          /s/ CHARLES W. KING, JR.*              Chairman of the Board            July 30, 1997
---------------------------------------------
            Charles W. King, Jr.

          /s/ WALTER G. KORTSCHAK*               Director                         July 30, 1997
---------------------------------------------
             Walter G. Kortschak

          /s/ THOMAS F. STEPHENSON*              Director                         July 30, 1997
---------------------------------------------
            Thomas F. Stephenson

       *By: /s/ EDWARD M. MILLER, JR.
---------------------------------------------
            Edward M. Miller, Jr.
              Attorney-in Fact

                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated May 9, 1997 (except Note 14, as to which the date is July 30, 1997), in Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of SteriGenics International, Inc. for the registration of 2,300,000 shares of its common stock.


                                                               ERNST & YOUNG LLP

San Jose, California

July 30, 1997

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We have audited the consolidated financial statements of SteriGenics International, Inc. as of March 31, 1996 and 1997, and for each of the three years in the period ended March 31, 1997, and have issued our report thereon dated May 9, 1997 (except Note 14, as to which the date is July 30, 1997) (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.


     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, information required to be included therein.

                                                               ERNST & YOUNG LLP

San Jose, California

July 30, 1997

                        STERIGENICS INTERNATIONAL, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 MARCH 31, 1997

                                                                ADDITIONS
                                                          ----------------------
                                             BALANCE AT   CHARGED TO   CHARGE TO                   BALANCE AT
                                             BEGINNING    COSTS AND      OTHER                        END
                DESCRIPTION                  OF PERIOD     EXPENSES    ACCOUNTS    DEDUCTIONS(1)   OF PERIOD
-------------------------------------------  ----------   ----------   ---------   -------------   ----------
Year ended March 31, 1997 deducted from
  asset account:
Allowance for doubtful accounts............     $242         $ --        $  23         $ (12)         $253
                                                ----         ----         ----          ----          ----
Year ended March 31, 1996 deducted from
  asset account:
Allowance for doubtful accounts............     $ 50         $ --        $ 192         $  --          $242
                                                ----         ----         ----          ----          ----
Year ended March 31, 1995 deducted from
  asset account:
Allowance for doubtful accounts............     $ 30         $ --        $  26         $  (6)         $ 50
                                                ----         ----         ----          ----          ----

---------------


(1) Uncollectible accounts written off, net of recoveries.

                               INDEX TO EXHIBITS


                                                                                    SEQUENTIALLY
    EXHIBIT                                                                           NUMBERED
    NUMBER                                    EXHIBITS                                  PAGE
    -------     --------------------------------------------------------------------
     1.1        Form of Underwriting Agreement (preliminary form).
     3.1++      Certificate of Incorporation of the Registrant, as amended to date.
     3.2++      Form of Restated Certificate of Incorporation to be filed upon the closing of the offering made pursuant to this Registration
                Statement.
     3.3++      Bylaws of the Registrant.
     4.1++      Reference is made to Exhibits 3.1, 3.2 and 3.3.
     4.2        Specimen Common Stock certificate.
     4.3++      Investors' Rights Agreement, dated September 20, 1993 among the
                Registrant and the investors and the founders named therein.
     5.1        Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
                LLP.
    10.1++      Form of Indemnification Agreement.
    10.2++      Second Amended and Restated 1986 Stock Option Plan.
    10.3++      1997 Equity Incentive Plan.
    10.4++      1997 Employee Stock Purchase Plan.
    10.5++      Trinity River Industrial Development Authority Variable Rate Demand
                Industrial Development Revenue Bond Series 1985A
                ($2,150,000) -- Loan Agreement.
    10.6++      Trinity River Industrial Development Authority Variable Rate Demand
                Industrial Development Revenue Bond Series 1985B
                ($2,450,000) -- Loan Agreement.
    10.7++      Trinity River Industrial Development Authority Variable Rate Demand
                Industrial Development Revenue Bond Series 1985A
                ($2,150,000) -- Trust Indenture Agreement.
    10.8++      Trinity River Industrial Development Authority Variable Rate Demand
                Industrial Development Revenue Bond Series 1985B
                ($2,450,000) -- Trust Indenture Agreement.
    10.9++      Trinity River Industrial Development Authority Variable Rate Demand
                Industrial Development Revenue Bond -- Bond Purchase Agreement.
    10.10++     Trinity River Industrial Development Authority Variable Rate Demand
                Industrial Development Revenue Bond Series 1985A ($2,150,000) --
                Reimbursement Agreement.
    10.11++     Trinity River Industrial Development Authority Variable Rate Demand
                Industrial Development Revenue Bond Series 1985B ($2,450,000) --
                Reimbursement Agreement.
    10.12++     Trinity River Industrial Development Authority Variable Rate Demand
                Industrial Development Revenue Bond Series 1985A
                ($2,150,000) -- Letter of Credit.
    10.13++     Trinity River Industrial Development Authority Variable Rate Demand
                Industrial Development Revenue Bond Series 1985B
                ($2,450,000) -- Letter of Credit.
    10.14++     Trinity River Industrial Development Authority Variable Rate Demand
                Industrial Development Revenue Bond Series 1985A ($2,150,000) --
                Intercreditor Agreement.

                                                                                    SEQUENTIALLY
    EXHIBIT                                                                           NUMBERED
    NUMBER                                    EXHIBITS                                  PAGE
    -------     --------------------------------------------------------------------
    10.15++     Trinity River Industrial Development Authority Variable Rate Demand
                Industrial Development Revenue Bond Series 1985B ($2,450,000) --
                Intercreditor Agreement.
    10.16++     Trinity River Industrial Development Authority Variable Rate Demand
                Industrial Development Revenue Bond Series 1985A
                ($2,150,000) -- Pledge and Security Agreement.
    10.17++     Trinity River Industrial Development Authority Variable Rate Demand
                Industrial Development Revenue Bond Series 1985B
                ($2,450,000) -- Pledge and Security Agreement.
    10.18++     Trinity River Industrial Development Authority Variable Rate Demand
                Industrial Development Revenue Bond -- General Continuing Guarantee.
    10.19++     Trinity River Industrial Development Authority Variable Rate Demand
                Industrial Development Revenue Bond -- Company Security Agreement.
    10.20++     Trinity River Industrial Development Authority Variable Rate Demand
                Industrial Development Revenue Bond -- Guaranty Security Agreement.
    10.21++     County of Delaware, Ohio Variable Rate Demand Industrial Development
                Revenue Bonds ($4,900,000) -- Loan Agreement.
    10.22++     County of Delaware, Ohio Variable Rate Demand Industrial Development
                Revenue Bonds ($4,900,000) -- Trust Agreement.
    10.23++     County of Delaware, Ohio Variable Rate Demand Industrial Development
                Revenue Bonds ($4,900,000) -- Letter of Credit Agreement.
    10.24++     County of Delaware, Ohio Variable Rate Demand Industrial Development
                Revenue Bonds ($4,900,000) -- General Continuing Guaranty.
    10.25++     County of Delaware, Ohio Variable Rate Demand Industrial Development
                Revenue Bonds ($4,900,000) -- Pledge and Security Agreement.
    10.26++     County of Delaware, Ohio Variable Rate Demand Industrial Development
                Revenue Bonds ($4,900,000) -- Bond Purchase Agreement.
    10.27++     Mecklenburg County Industrial Facilities and Pollution Control
                Financing Authority Industrial Development Revenue Bonds Series 1996
                ($9,000,000) -- Indenture of Trust.
    10.28++     Mecklenburg County Industrial Facilities and Pollution Control
                Financing Authority Industrial Development Revenue Bonds Series 1996
                ($9,000,000) -- Loan Agreement.
    10.29++     Mecklenburg County Industrial Facilities and Pollution Control
                Financing Authority Industrial Development Revenue Bonds Series 1996
                ($9,000,000) -- Reimbursement Agreement.
    10.30++     Mecklenburg County Industrial Facilities and Pollution Control
                Financing Authority Industrial Development Revenue Bonds Series 1996
                ($9,000,000) -- Letter of Credit Agreement.
    10.31++     Mecklenburg County Industrial Facilities and Pollution Control
                Financing Authority Industrial Development Revenue Bonds Series 1996
                ($9,000,000) -- Pledge and Security Agreement.
    10.33++     Development Authority of DeKalb County Variable Rate Demand
                Industrial Development Revenue Bonds, Series 1985
                ($5,250,000) -- Bond Purchase Agreement.

                                                                                    SEQUENTIALLY
    EXHIBIT                                                                           NUMBERED
    NUMBER                                    EXHIBITS                                  PAGE
    -------     --------------------------------------------------------------------
    10.34++     Development Authority of DeKalb County Variable Rate Demand
                Industrial Development Revenue Bonds, Series 1985
                ($5,250,000) -- Loan Agreement.
    10.35++     Development Authority of DeKalb County Variable Rate Demand
                Industrial Development Revenue Bonds, Series 1985
                ($5,250,000) -- Trust Indenture.
    10.36++     Development Authority of DeKalb County Variable Rate Demand
                Industrial Development Revenue Bonds, Series 1985
                ($5,250,000) -- Letter of Credit Agreement.
    10.37++     Development Authority of DeKalb County Variable Rate Demand
                Industrial Development Revenue Bonds, Series 1985
                ($5,250,000) -- Pledge and Security Agreement.
    10.38++     Development Authority of DeKalb County Variable Rate Demand
                Industrial Development Revenue Bonds, Series 1985
                ($5,250,000) -- Letter of Credit.
    10.39++     Development Authority of DeKalb County Variable Rate Demand
                Industrial Development Revenue Bonds, Series 1985
                ($5,250,000) -- Security Agreement.
    10.40++     Development Authority of DeKalb County Variable Rate Demand
                Industrial Development Revenue Bonds, Series 1985
                ($5,250,000) -- Agreement Re: Letter of Credit and Assignment of
                Collateral.
    10.41++     Village of Gurnee, Illinois Industrial Development Revenue Bonds,
                Series 1996 ($7,750,000) -- Loan Agreement.
    10.42++     Village of Gurnee, Illinois Industrial Development Revenue Bonds,
                Series 1996 ($7,750,000) -- Indenture of Trust.
    10.43++     Village of Gurnee, Illinois Industrial Development Revenue Bonds,
                Series 1996 ($7,750,000) -- Reimbursement Agreement.
    10.44++     Village of Gurnee, Illinois Industrial Development Revenue Bonds,
                Series 1996 ($7,750,000) -- Letter of Credit.
    10.45++     Village of Gurnee, Illinois Industrial Development Revenue Bonds,
                Series 1996 ($7,750,000) -- Intercreditor Agreement.
    10.46++     Village of Gurnee, Illinois Industrial Development Revenue Bonds,
                Series 1996 ($7,750,000) -- Pledge and Security Agreement.
    10.47++     Village of Gurnee, Illinois Industrial Development Revenue Bonds,
                Series 1996 ($7,750,000) -- Placement and Remarketing Agreement.
    10.48++     City of Salem Municipal Port Authority, Port Development Revenue
                Bonds, Series of 1984 ($2,500,000) -- Bond Purchase Agreement.
    10.50++     City of Salem Municipal Port Authority, Port Development Revenue
                Bonds, Series of 1984 ($2,500,000) -- Letter of Credit Agreement.
    10.51++     City of Salem Municipal Port Authority, Port Development Revenue
                Bonds, Series of 1984 ($2,500,000) -- Pledge and Security Agreement.
    10.53++     City of Salem Municipal Port Authority, Port Development Revenue
                Bonds, Series of 1984 ($2,500,000) -- Trust Indenture.
    10.54++     City of Salem Municipal Port Authority, Port Development Revenue
                Bonds, Series of 1984 ($2,500,000) -- Sublease and Security
                Agreement.
    10.55++     City of Salem Municipal Port Authority, Port Development Revenue
                Bonds, Series of 1984 ($2,500,000) -- Irrevocable Letter of Credit.
    10.56++     Facility lease dated February 8, 1993 between SCI Lt. Partnership and the Registrant for the Fremont corporate facility.

                                                                                    SEQUENTIALLY
    EXHIBIT                                                                           NUMBERED
    NUMBER                                    EXHIBITS                                  PAGE
    -------     --------------------------------------------------------------------
    10.57++     Facility lease dated June 25, 1997 between Charles King & Associates and the Registrant for the Tustin facility.
    10.58++     Facility lease dated June 25, 1997 between Charles King & Associates and the Registrant for the Schaumburg facility.
    10.59++     Facility lease dated December 2, 1991 between Galloway Industrial
                Properties and the Registrant for the Westerville warehouse facility.
    10.60++     Facility lease dated February 8, 1993 between Aetna Investment Group and the Registrant for the Corona facility.
    10.61++     Facility lease dated August 16, 1996 between SCI Ltd. Partnership and the Registrant for the Hayward facility.
    10.62++     Facility lease dated August 8, 1996 between RTI Inc. and the
                Registrant for the Rockaway facility.
    10.63++     Asset Acquisition Agreement between RTI Inc. and the Registrant effective as of August 8, 1996.
    11.1++      Computation of Earnings Per Share.
    21.1++      Subsidiaries of the Registrant.
    23.1++      Consent of Ernst & Young LLP, Independent Auditors (see page II-7).
    23.2++      Consent of Counsel. Reference is made to Exhibit 5.1.
    24.1++      Power of Attorney (see page II-6).
    27.1        Financial Data Schedule.


---------------


 ++  Previously Filed